     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 15, 1997

                                                      REGISTRATION NO. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ----------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                  ----------

                        DIAMOND CABLE COMMUNICATIONS PLC
             (Exact name of Registrant as specified in its charter)


                                                    4841                           NONE
                ENGLAND                 (Primary Standard Industrial         (I.R.S Employer
    (Jurisdiction of incorporation)     Classification Code Number)       Identification Number)

             DIAMOND PLAZA
             DALESIDE ROAD                                                CT CORPORATION SYSTEM
          NOTTINGHAM NG2 3GG                                                  1633 BROADWAY
                ENGLAND                                                     NEW YORK, NY 10019
          011-44-115-912-2217                                                (212) 664-1666
    (Address and telephone number of                                 (Name, address and telephone number
Registrant's principal executive offices)                                 of agent for service)

                                  ----------

                                   COPIES TO:

                             SCOTT D. MILLER, ESQ.
                              SULLIVAN & CROMWELL
                               9A IRONMONGER LANE
                            LONDON EC2V 8EY ENGLAND

                                  ----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

                                  ----------

If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and therein compliance with General Instruction G, check the following box.
[ ]
                                  ----------
                        CALCULATION OF REGISTRATION FEE

Title of each class                     Proposed maximum     Proposed maximum
of securities to be    Amount to be       offering price    aggregate offering       Amount of
registered             registered(1)         per unit(2)          price(2)        registration fee(3)
10 3/4% Senior
Discount Notes due
February 15, 2007
(4)                    $420,500,000      54.99%              $231,232,950          $70,071

(1) The amount of the Senior Notes to be registered includes an indeterminate amount of Senior Notes that may be offered and sold from time to time by broker-dealers affiliated with the Registrant in market-making transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933

(3)  Calculated pursuant to Rule 457(f).

(4) The Senior Notes will be represented by Book-Entry Interests as provided by the Deposit Agreement filed as an exhibit hereto.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

===============================================================================

                                EXPLANATORY NOTE

     This Registration Statement relates to the registration of $420,500,000 aggregate principal amount at maturity of 10 3/4% Senior Discount Notes due February 15, 2007 (the "Senior Notes"), which are being issued by Diamond Cable Communications Plc (the "Company"). The complete Prospectus contained herein relates to the exchange offer in which Senior Notes are being offered by the Company in exchange for its outstanding Senior Discount Notes due February 15, 2007. A post-effective amendment on Form S-1 to this registration statement on Form S-4 will be filed which will include a Prospectus relating to the sale of the Senior Notes by Goldman, Sachs & Co. in market-making transactions. Following the first such market-making transaction in the Senior Notes, the Company will file the market-making prospectus pursuant to Rule 424 under the Securities Act of 1933, as amended.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

     SUBJECT TO COMPLETION, DATED April 15, 1997

                           OFFER FOR ALL OUTSTANDING
              10 3/4% SENIOR DISCOUNT NOTES DUE FEBRUARY 15, 2007
                                IN EXCHANGE FOR
              10 3/4% SENIOR DISCOUNT NOTES DUE FEBRUARY 15, 2007
                      OF DIAMOND CABLE COMMUNICATIONS PLC


     Diamond Cable Communication Plc (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount at maturity of its registered 10 3/4% Senior Discount Notes due February 15, 2007 (the "Senior Notes"), for each $1,000 principal amount at maturity of its unregistered 10 3/4% Senior Discount Notes due February 15, 2007 (the "Old Notes"), of which an aggregate principal amount at maturity of $420,500,000 is outstanding. The form and terms of the Senior Notes are identical to the form and terms of the Old Notes except that the Senior Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not bear any legends restricting their transfer nor include certain provisions for an increase in the interest rate on the Old Notes related to certain defaults under the Indenture governing the Old Notes. The Senior Notes will be issued pursuant to, and entitled to the benefits of, the Indenture governing the Old Notes. The Exchange Offer is being made in order to satisfy contractual undertakings made by the Company. See "The Exchange Offer" and "Description of the Senior Notes". The Old Notes and the Senior Notes are sometimes referred to collectively herein as the "Notes."

     Interest will not accrue on the Senior Notes prior to February 15, 2002. Interest on the Senior Notes will be payable on February 15 and August 15 of each year, commencing August 15, 2002 at a rate of 10 3/4% per annum. See "Description of the Senior Notes". The Senior Notes will be redeemable, in whole or in part, at the option of the Company at any time on or after February 15, 2002, at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the date of redemption. The Senior Notes will also be redeemable in whole, but not in part, at the option of the Company at any time at 100% of the principal amount at maturity (or, prior to February 15, 2002 at 100% of Accreted Value) plus accrued and unpaid interest, if any, to the date of redemption in the event of certain tax law changes requiring the payment of additional amounts as described herein. See "Description of the Senior Notes -- Redemption". Upon the occurrence of a Change of Control, the Company is required to offer to repurchase all outstanding Senior Notes at 101% of principal amount at maturity (or, prior to February 15, 2002, at 101% Accreted Value on the date of repurchase), plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of Senior Notes -- Certain Covenants -- Change of Control". There can be no assurance that the Company would have the financial resources necessary or otherwise be able to repurchase the Senior Notes under such circumstances.

     The Senior Notes will be unsecured senior indebtedness of the Company. In February 1997, certain of the Company's subsidiaries entered into an amended senior bank lending facility which will permit, subject to certain conditions and covenants, borrowing of up to L.175 million. Indebtedness under the senior bank lending facility will be effectively senior to the Senior Notes, as such indebtedness will be incurred by a subsidiary of the Company, guaranteed by certain of the Company's other subsidiaries and secured by liens on the assets of certain of the Company's subsidiaries and a pledge of the issued shares of certain of the Company's subsidiaries other than Jewel Holdings Limited. The Company is a holding company which conducts substantially all of its business through subsidiaries, all of which are wholly-owned. The Senior Notes effectively rank junior to any indebtedness of the Company's subsidiaries to the extent of the assets of such subsidiaries and to any secured indebtedness of the Company to the extent of the assets securing such indebtedness. At December 31, 1996, the Group had approximately L.325 million of indebtedness outstanding, including approximately L.117 million and L.197 million in accreted value of the 1994 Notes and the 1995 Notes, respectively. The Company has not issued, and does not have any current plans to issue, any significant indebtedness that will be subordinated to the Senior Notes. The Senior Notes will rank pari passu with the 1994 Notes and the 1995 Notes.

     The Company will accept for exchange any and all Old Notes validly tendered
and not withdrawn prior to 5:00 p.m., New York City time on           , 1997,
unless extended (as so extended, the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer".

     Each broker-dealer that receives Senior Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of those Senior Notes. The letter of transmittal accompanying this Prospectus (the "Letter of Transmittal") states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Senior Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the date hereof, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution".

     The Senior Notes will be issued as a global security in bearer form, which will be deposited with The Bank of New York, as Book-Entry Depositary. Except as described herein, the Senior Notes will not be available in definitive form. Book-Entry Interests in the Senior Notes will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its participants. See "Description of the Senior Notes -- Form of Senior Notes"; and "-- Description of Book-Entry System".

     No public market existed for the Old Notes before the Exchange Offer. The Company currently does not intend to list the Senior Notes on any securities exchange (other than the Luxembourg Stock Exchange) or to seek approval for quotation through any automated quotation system, and no active public market for the Senior Notes is currently anticipated. The Company will pay all expenses incident to the Exchange Offer.

     SEE "RISK FACTORS" BEGINNING ON PAGE   OF THIS PROSPECTUS FOR A DISCUSSION
OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SENIOR NOTES.

                                  ----------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                                  ----------

              The date of this Prospectus is ____________  , 1997.

     THE EXCHANGE OFFER DESCRIBED IN THIS PROSPECTUS (THE "PROSPECTUS") IS NOT DIRECTED TO, NOR WILL THE COMPANY ACCEPT ANY TENDER FOR EXCHANGE FROM, ANY PERSON IN ANY JURISDICTION IN WHICH PARTICIPATION IN SUCH EXCHANGE OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE PURSUANT HERETO SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUER OR THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                  ----------

     Diamond Cable Communications Plc (the "Company") is a public limited company incorporated under the laws of England and Wales. The Company is a holding company which holds all of the shares of (i) Diamond Cable Communications (UK) Limited ("DCL") (formerly Diamond Cable (Nottingham) Limited) and (ii) the group of companies comprising LCL (as defined herein), in both cases through an intermediate holding company, Jewel Holdings Limited ("Jewel").

     In this Prospectus, except as the context may otherwise require, references to the Company refer to the Company and/or its predecessor, references to the "Group" refer to the Company and its subsidiaries, including as of September 30, 1995 LCL, and references to "Diamond" refer to the Company and its subsidiaries excluding LCL. The principal executive office of the Company is at Diamond Plaza, Daleside Road, Nottingham NG2 3GG, England, and its telephone number at such address is 011-44-115-912-2217.

     On September 27, 1995, the Group acquired substantially all of the share capital of East Midlands Cable Group Limited ("EMCG"), East Midlands Cable Communications Limited and East Midlands Cable Holdings Limited (collectively "LCL"), and on October 4, 1995 the Group acquired all of the remaining share capital (less than 1%) of LCL. See "The LCL Acquisition". For financial accounting purposes, the acquisition was given effect as of September 30, 1995. At and prior to September 30, 1995, substantially all of LCL's operating activities were carried out through LCL Cable Communications Limited ("LCL Cable") (now Diamond Cable (Leicester) Limited). On April 26, 1995, LCL Cable became the principal operating subsidiary of EMCG. References herein to LCL may also refer to LCL Cable or EMCG as appropriate.

                                  ----------

     The Old Notes are listed on, and application has been made to list the Senior Notes on, the Luxembourg Stock Exchange. For a discussion of the trading market in the Senior Notes see "Risk Factors -- Trading Market for the Senior Notes".

     This prospectus contains certain forward-looking statements, identified as such, with respect to which the Company is seeking to utilize the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are accompanied by, and should be read in conjunction with, an explanation of important factors that could cause actual results to differ materially from those in the forward-looking statements.

     The Company operates only in the United Kingdom and, accordingly, publishes its financial statements in pounds sterling. In this Prospectus, references to "pounds sterling", "L.", "pence" or "p" are to the lawful currency of the United Kingdom and references to "U.S. dollars", "dollars", "$" or "c" are to the lawful currency of the United States. Merely for convenience, this Prospectus contains translations of certain pounds sterling amounts into U.S. dollars at specified rates. These translations should not be construed as representations that the pounds sterling amounts actually represent such U.S. dollar amounts or could have been or could be converted into U.S. dollars at the rate indicated or at any other rate. Unless otherwise indicated, the translations of pounds sterling amounts into U.S. dollars have been made at $1.7123 per L.1.00, the noon buying rate in The City of New York for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on December 31, 1996. The Noon Buying Rate on April 11, 1997 was $1.6245 per L.1.00. See "Exchange Rates" for information regarding the Noon Buying Rate for the past five fiscal years.

                                  ----------

               SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

     The Company has been incorporated under English law. Service of process upon directors and officers of the Company, and certain of the experts named herein, who reside outside the United States may be difficult to obtain within the United States. Furthermore, since most directly owned assets of the Company are outside the United States, any judgment obtained in the United States against it may not be collectible within the United States. The Company has been advised by its English counsel, Freshfields, that there is doubt as to the enforceability of certain civil liabilities under U.S. Federal securities laws in original actions in English courts. The Company has also been advised by its English counsel, Freshfields, that subject to certain exceptions and time limitations, English courts will treat a final and conclusive judgment of a U.S. court for a liquidated amount as a debt enforceable by fresh proceedings in the English courts. Such counsel has expressed no opinion, however, as to whether the enforcement by an English court of any judgment would be in pounds sterling or as of which date, if any, the determination of the applicable exchange rate from U.S. dollars to pounds sterling would be made.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and financial statements included elsewhere in this Prospectus. All information in this Prospectus with respect to the number of homes in the Group's franchise areas is based either on CACI Information Services reports (which use 1991 census data compiled by the U.K.'s Office of Population Census and Surveys) or information published by the Independent Television Commission ("ITC") and all information with respect to the number of businesses is based on Company estimates. There can be no assurance that the actual number of homes in a franchise area is not different from that reflected in the 1991 census or the ITC data or that the estimated number of businesses reflects the actual number of businesses in the relevant franchise areas.

     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                   THE GROUP

OVERVIEW

     The Group operates a telecommunications and cable television business focused on the East Midlands area of England. The Group is currently constructing a broadband fiber-optic network to serve its fifteen contiguous franchise areas, comprising approximately 1.2 million homes and an estimated 60,600 businesses. As of December 31, 1996, the Group's cable television and telecommunications network had passed by civils construction approximately 453,500 homes and an estimated 23,900 businesses, of which portions of the network passing approximately 347,200 homes and an estimated 17,900 businesses had been activated. As of that date, the Group had approximately 104,500 residential telephone lines, 59,200 cable television subscribers and 18,900 business telephone lines. Through that date, L.317 million had been invested (at original cost) in the construction of the network and related systems. For the years ended December 31, 1994, 1995 and 1996, the Group had total revenues of approximately L.7.3 million, L.16.0 million and L.37.6 million, and net losses of L.8.7 million, L.27.6 million and L.35.8 million, respectively.

     The Group offers three basic services over its network infrastructure: (i) residential telephone services allowing customers to place and receive local, national and international calls and to use additional services such as conference calling, call waiting, call forward, call barring and Internet access, (ii) business telecommunications services which include the services provided to residential customers as well as advanced telecommunications services such as Centrex (which provides businesses, including those with multiple sites, with virtual PABX and network services), direct dialing inward
(DDI), high speed data services and private circuits, and (iii) cable television services offering more than 50 channels including movies, sports, news and information, music, children's programming and general entertainment. See "Business -- Business Telecommunications and Residential Telephone" and "Business -- Cable Television".

HISTORY

     The Company was founded in 1989 by Allan J. McDonald, a U.S. cable operator, and Gary L. Davis. In May 1994. European Cable Capital Partners, L.P. ("ECCP") acquired a majority stake in the Company. ECCP is a partnership in which various investment funds managed by Goldman, Sachs & Co. or its affiliates hold an 83.3% interest. The remaining partnership interests in ECCP are held by affiliates of Robert T. Goad and Ralph H. Booth II.

CERTAIN OPERATING DATA

     The following table sets forth certain data concerning the Group's franchises at and for the years ended December 31, 1994, 1995 and 1996. The combined operating data at and for the year ended December 31, 1995 reflects the acquisition of LCL on a pro-forma basis as if it had been completed at the beginning of 1995.



                                                                     DECEMBER 31,
                                           ---------------------------------------------------------------
                                             1994                       1995                        1996
                                           -------       ------------------------------------      -------
                                                         Diamond         LCL         Combined
                                                         -------       -------       --------
Homes passed by civils construction(1)      55,919       222,335        58,976        281,311      453,496
Homes activated(2)                          32,033       105,951        51,955        157,906      347,246
Homes marketed(3)                           31,330        77,657        48,950        126,607      252,601
CABLE TELEVISION
Basic service subscribers                    8,936        20,261        10,488         30,749       59,242
Penetration rate of homes marketed(4)         28.5%         26.1%         21.4%          24.3%        23.5%
Average monthly revenue per subscriber(5)  L.14.71       L.16.80       L.18.89        L.17.62      L.18.03
Churn(6)                                      28.5%         35.5%         31.0%          33.8%        40.9%
RESIDENTIAL TELEPHONE
Residential lines connected                 14,150        36,122        16,576         52,698      104,460
Penetration rate of homes marketed(4)         45.2%         46.5%         33.9%          41.6%        41.4%
Average monthly revenue per line(7)(8)     L.18.83       L.18.68       L.22.19        L.19.88      L.18.40
Pro-forma average monthly revenue per
   line(8)                                 L.18.83       L.18.11       L.21.35        L.19.22      L.18.64
Churn(6)                                      13.8%         13.9%         17.2%          15.0%        20.6%
BUSINESS TELECOMMUNICATIONS
Business customers accounts                    979         1,627           772          2,399        3,935
Business lines connected                     3,928         7,036         2,843          9,879       18,932
Private circuits(9)                             70           151            10            161          226
Average lines per business account(10)         4.0           4.3           3.7            4.1          4.8
Average monthly revenue per line(8)(11)    L.88.68       L.74.60       L.59.60        L.70.23      L.50.17
Pro-forma average monthly revenue per
   line(8)                                 L.88.68       L.72.02       L.56.88        L.67.70      L.51.25

(1) Homes passed by civils construction is the number of homes that have had ducting buried outside.

(2) Homes activated is the number of homes that are capable of receiving cable service without further extension of transmission lines, apart from the final connection to the home.

(3) Homes marketed is the number of homes activated for which the initial marketing phase has been completed.

(4) Penetration rate of homes marketed is calculated by dividing the number of homes receiving basic cable television or the number of residential lines connected, as the case may be, on the given date by the total number of homes marketed for the given service as of such date, expressed as a percentage.

(5) The average monthly revenue per cable television subscriber is calculated by dividing total cable television subscriber revenues (excluding installation revenues) for the period by the average number of cable television subscribers (calculated as a simple average of the number of basic service subscribers at the end of each month during the period) and dividing that amount by 12.

(6) Churn is calculated by dividing net disconnections (total disconnections less the number of disconnected accounts for which service is later restored) in a period by the average number of subscribers in the period (calculated as a simple average of the number of subscribers at the end of each month during the period).

(7) The average monthly revenue per residential telephone line is calculated by dividing (i) line and equipment rental, outgoing call charges and incoming call charges for the period by (ii) the average number of residential telephone lines (calculated as a simple average of the number of subscribed lines at the end of each month during the period) and dividing that amount by 12.

(8) The calculation of the average monthly revenue per line (for both residential telephone and business telecommunication revenues) for the year to December 31, 1996 reflects the reduction in revenues stemming from rebates to BT on incoming termination revenues relating in part to 1995 but recorded in full against revenues in 1996. The rebates were calculated in accordance with recently revised interconnect agreements with BT that were made effective retroactively from April 1995. The pro-forma average monthly revenue per line (for both residential telephone and business telecommunications revenues) gives effect to the revised interconnect agreements as if they had been in effect from April 1995 and allocates to each period the portion of the rebates that relates to such period.

(9) Private circuits are point-to-point customer specific connections for which a fixed annual rental charge is made.

(10) Average lines per business account is calculated by dividing the number of business lines connected on the given date by the number of business customer accounts on such date.

(11) Average monthly business telecommunications revenue per line is calculated by dividing (i) business telecommunications line and equipment rental, outgoing call charges and incoming call charges (including revenue from private circuits) for the period by (ii) the average number of business telecommunications lines and private circuits (calculated as a simple average of the number of subscribed lines and private circuits at the end of each month during the period) and dividing that amount by 12.

                                THE SENIOR NOTES


     The form and terms of the Senior Notes are the same as the form and terms of the Old Notes except that the Senior Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer nor include certain provisions for an increase in the interest rate on the Old Notes related to certain defaults under the Indenture governing the Old Notes. The Senior Notes will be entitled to the benefits of the Indenture pursuant to which the Old Notes were issued. The Old Notes and the Senior Notes are sometimes referred to collectively herein as the "Notes." See "Description of the Senior Notes".


NOTES OFFERED     $420,500,000 principal amount at maturity of 10 3/4% Senior
                  Discount Notes due February 15, 2007 (the "Senior Notes").

ISSUE PRICE       $594.48 per $1,000 principal amount at maturity of Senior
                  Notes.

MATURITY DATE     February 15, 2007.

USE OF PROCEEDS   The Company will not receive any proceeds from the Exchange
                  Offer.

YIELD AND
INTEREST 10 3/4% per annum (computed on a semi-annual bond equivalent basis) calculated from February 27, 1997. Cash interest will not be payable on the Senior Notes prior to February 15, 2002 (the "Cash Interest Date").
                  Thereafter, cash interest on the Senior Notes will be payable, at a rate of 10 3/4% per annum, semi-annually on each February 15 and August 15, commencing August 15, 2002. For U.S. federal income tax purposes, purchasers of the Senior Notes will be required to include amounts in gross income in advance of the receipt of the cash payments to which the income is attributable. See
                  "Taxation -- United States -- Original Issue Discount".

RANKING The Senior Notes will constitute senior unsecured indebtedness of the Company. The Company has not issued, and does not have any current plans to issue, any significant indebtedness that will be subordinated to the Senior Notes.

                  The Senior Notes will effectively rank junior to any indebtedness of the Company's subsidiaries to the extent of the assets of such subsidiaries and to any secured indebtedness of the Company to the extent of the assets securing such indebtedness. Indebtedness under the Senior Bank Facility (as defined herein) will be effectively senior to the Senior Notes as it will be incurred by a subsidiary of the Company, guaranteed by certain of the Company's other subsidiaries and secured by liens on the assets of certain of the Company's subsidiaries, and a pledge of the issued shares of certain of the Company's subsidiaries other than Jewel. The Senior Notes will rank pari passu with the 1994 Notes and the 1995 Notes. See "Risk Factors -- Holding Company Structure; Liens on Assets".

OPTIONAL
REDEMPTION        The Senior Notes will be redeemable, in whole or in
                  part, at the option of the Company at any time on or after February 15, 2002 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the Senior Notes -- Redemption
                  -- Optional Redemption".

TAX REDEMPTION    In the event of certain changes affecting
                  withholding taxes applicable to certain payments on the Senior Notes, the Senior Notes will be redeemable, as a whole, but not in part, at the election of the Company, at any time at the Accreted Value thereof, or, if such redemption is to occur on or after the Cash Interest
                  Date, at 100% of the principal amount at maturity thereof, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the Senior Notes
                  -- Redemption -- Optional Tax Redemption".

CHANGE OF CONTROL Upon a Change of Control, each holder of the Senior Notes will have the right to require the Company to repurchase such holder's Senior Notes at 101% of the Accreted Value thereof in the case of any such repurchase prior to the Cash Interest Date or 101% of the principal amount at maturity thereof, plus accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that the Company would have the financial resources necessary or otherwise be able to repurchase the Senior Notes upon a Change of Control. See "Description of the Senior Notes -- Certain Covenants -- Change of Control" and "Risk Factors -- Holding Company Structure; Liens on Assets".


ORIGINAL ISSUE
DISCOUNT The Senior Notes are being offered at an issue price that represents an original issue discount for U.S. federal income tax purposes. Thus, although cash interest will not be payable on the Senior Notes prior to the Cash Interest Date, original issue discount (i.e., the difference between the principal and interest payable on the Senior Notes and their issue price) will accrete from the issue date of the Senior Notes and will be included as ordinary income (including for periods ending prior to the Cash Interest Date) for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See
                  "Taxation -- United States -- Original Issue Discount".

CERTAIN COVENANTS The Senior Notes Indenture contains certain covenants which, among other things, will restrict the ability of the Company and its Restricted Subsidiaries (as defined) to (i) Incur additional Debt or issue Disqualified Equity; (ii) pay dividends or make distributions in respect of the Company's capital stock or make certain other restricted payments; (iii) create certain liens or enter into certain sale and leaseback transactions; (iv) engage in certain transactions with Affiliates or Related Persons; or (v) sell certain assets. In addition, the Senior Notes Indenture will limit the ability of the Company to consolidate, merge or sell all or substantially all of its assets. These covenants are subject to a number of important exceptions and qualifications, and there can be no assurance that these covenants will protect the holders of the Senior Notes from developments that may adversely affect the Company's ability to meet its obligations on the Senior Notes. See "Description of the Senior Notes".

FORM OF NOTES     The Senior Notes will be issued initially as two
                  global securities in bearer form without coupons, which will be held by The Bank of New York, as Book-Entry
                  Depositary. Book-Entry Interests in the Global Senior
                  Notes will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC (with respect to its participants). Ownership of the Book-Entry Interests is limited to persons that have accounts with DTC ("Participants") or persons that may hold interests through Participants ("Indirect
                  Participants"), including Morgan Guaranty Trust Company of New York, as operator of the Euroclear System
                  ("Euroclear") and Cedel Bank, societe anonyme ("Cedel").

                  Except as set forth under "Description of the Senior Notes", Participants or Indirect Participants are not entitled to receive physical delivery of Senior Notes in definitive form or to have Senior Notes issued and registered in their names and are not considered the owners or holders thereof under the Senior Notes Indenture.

GLOBAL CLEARANCE
AND SETTLEMENT    Book-Entry Interests will trade in DTC's Same-Day Funds
                  Settlement System. Any secondary market trading of Book-Entry Interests is expected to occur through Participants, including Euroclear and Cedel, and settle in same-day funds. See "Description of the Senior Notes
                  -- Description of Book-Entry System -- Settlement".

     For additional information regarding the Senior Notes and definitions of certain capitalized terms used above, see "Description of the Senior Notes" and "Taxation -- United States".

                               THE EXCHANGE OFFER

     The Exchange Offer applies to $420.5 million aggregate principal amount at maturity of the Old Notes.


The Exchange Offer   $1,000 principal amount at maturity of Senior Notes in
                     exchange for each $1,000 principal amount at maturity of Old Notes. As of the date hereof, Old Notes representing
                     $420,500,000 aggregate principal amount at maturity are outstanding. The terms of the Senior Notes and the Old
                     Notes are substantially the same.

                     Based on an interpretation by the Commission's staff set forth in interpretive letters issued to third parties unrelated to the Company, the Company believes that Senior Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving the Senior Notes, whether or not that person is the holder (other than any such holder or such other person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) the Senior Notes are acquired in the ordinary course of business of that holder or such other person, (ii) neither the holder nor such other person is engaging in or intends to engage in a distribution of the Senior Notes, and (iii) neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of the Senior Notes.
                     See "The Exchange Offer - Purpose and Effect." Each broker-dealer that receives Senior Notes for its own account in exchange for Old Notes, where those Old Notes were acquired by the broker-dealer as a result of its market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those Senior Notes. See "Plan of Distribution."

Registration Rights
Agreement            The Old Notes were sold by the Company on February 27, 1997 in a private placement. In connection with the sale, the Company entered into an Exchange and Registration Rights
                     Agreement with the purchasers (the "Registration Rights
                     Agreement") under which the Company agreed to effect the Exchange Offer. See "The Exchange Offer - Purpose and
                     Effect."

Expiration Date      The Exchange Offer will expire at 5:00 p.m., New York City time, _________ , 1997, or such later date and time to which it is extended.

Withdrawal           The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Conditions to the
Exchange Offer       The Exchange Offer is subject to certain
                     customary conditions, certain of which may be waived by the Company. See "The Exchange Offer - Conditions."

Procedures for
Tendering Old Notes  Each holder of Old Notes wishing to accept the Exchange
                     Offer must complete, sign and date the Letter of Transmittal, or a copy thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or the copy, together with the Old Notes and any other required documentation, to the Exchange Agent at the address set forth herein. Persons holding Old Notes through the Depository Trust Company ("DTC") and wishing to accept the Exchange Offer must do so pursuant to the DTC's Automated Tender Offer Program, by which each tendering Participant will agree to be bound by the Letter of Transmittal. By executing or agreeing to be bound by the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) the Senior Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Senior Notes, whether or not such person is the holder of the Old Notes, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of such Senior Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Senior Notes, and (iv) neither the holder nor any such other person is an "affiliate", as defined under Rule 405 promulgated under the Securities Act, of the Company. Pursuant to the Registration Rights Agreement, the Company is required to file a registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes if existing Commission interpretations are changed such that the Senior Notes received by holders in the Exchange Offer are not or would not be, upon receipt, transferable by each such holder (other than an affiliate of the Company) without restriction under the Securities Act. See "The Exchange Offer - Purpose and Effect."

Acceptance of Old
Notes and Delivery
of Senior Notes      The Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The
                     Senior Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The
                     Exchange Offer - Terms of the Exchange Offer."

Exchange Agent       The Bank of New York is serving as Exchange Agent in
                     connection with the Exchange Offer.

Federal Income Tax
Considerations       The exchange pursuant to the Exchange Offer will not be a
                     taxable event for U.S. federal income tax purposes.  See
                     "Taxation - United States".

Effect of Not
Tendering            Old Notes that are not tendered or that are tendered but
                     not accepted will, following the completion of the Exchange
                     Offer, continue to be subject to the existing restrictions upon transfer thereof. The Company will have no further obligation to provide for the registration under the Securities Act of such Old Notes and such Old Notes will not be entitled to any Special Interest resulting from a Registration Default (as such terms are defined in the Indenture, dated as of February 27, 1997, between the Company and the Bank of New York, as trustee (the
                     "Indenture")).

                              SUMMARY FINANCIAL DATA

     The summary consolidated financial data for the Group at and for the years ended December 31, 1994, 1995 and 1996 set forth below should be read in conjunction with, and are qualified in their entirety by reference to, "Selected Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the Audited Consolidated Financial Statements and related Notes which are included elsewhere in this Prospectus.


                                                            Year Ended December 31,
                                     ------------------------------------------------------------------------
                                       1992         1993          1994       1995(1)       1996       1996(2)
                                     --------     --------     ---------   ---------    ---------   ---------
                                                                (in thousands)
STATEMENT OF OPERATIONS DATA:
Revenue:
Business telecommunications          L.   178     L. 1,237    L.  3,402   L.  5,852    L.  9,763    $  16,717
Residential telephone                     153        1,251        2,545       6,662       17,723       30,347
Cable television                          458          719        1,324       3,479       10,091       17,279
Other revenues                             11           20           35          --           --           --
                                     ---------    ---------   ----------  ----------   ----------   ----------
Total revenues                            800        3,227        7,306      15,993       37,577       64,343
Operating costs and expenses:
Telephone                                (140)      (1,097)      (3,067)     (5,454)      (9,776)     (16,739)
Programming                              (184)        (324)        (701)     (1,844)      (6,041)     (10,344)
Selling, general and
administrative                           (917)      (1,632)      (4,562)    (13,020)     (22,391)     (38,340)
Depreciation and amortization          (1,530)      (2,520)      (4,038)     (8,867)     (21,380)     (36,609)
                                     ---------    ---------   ----------  ----------   ----------   ----------
Total operating costs and expenses     (2,771)      (5,573)     (12,368)    (29,185)     (59,588)    (102,032)
                                     ---------    ---------   ----------  ----------   ----------   ----------
Operating loss                         (1,971)      (2,346)      (5,062)    (13,192)     (22,011)     (37,689)
Interest income                            --           --        1,415       3,887        3,441        5,892
Interest expense, and amortization
of debt discount and expenses             (53)        (231)      (3,836)    (17,118)     (40,334)     (69,064)
Foreign exchange gains/(losses)
net                                    (1,314)        (221)      (1,196)        925       31,018       53,112
Unrealized losses on derivative
financial instruments                      --           --           --        (868)      (7,944)     (13,603)
Other expenses                             --           --           --      (1,241)          --           --
                                     ---------    ---------   ----------  ----------   ----------   ----------
Net loss                             L.(3,338)    L.(2,798)   L. (8,679)  L.(27,607)   L.(35,830)   $ (61,352)
                                     =========    =========   ==========  ==========   ==========   ==========
BALANCE SHEET DATA:
Property and equipment, net          L. 8,678     L.18,021    L. 35,127   L.163,721    L.277,301    $ 474,822
Total assets                            9,487       19,882      138,606     374,172      416,819      713,719
Total debt (3)                         13,779       21,889      103,068     319,492      325,041      556,567
Shareholders' equity (4)               (6,733)      (5,660)      26,092      25,133       54,100       92,636
OTHER DATA:
EBITDA (5)                           L.  (441)    L.   174    L. (1,024)  L. (6,434)   L.(8,575)    $ (14,683)
Deficiency of earnings to fixed
charges (6)                            (3,338)      (2,798)      (8,679)    (27,607)     (35,830)     (61,352)
Capital expenditures                    7,799       11,880       21,252     136,314      130,140      222,839


(1) The 1995 Group financial data includes the financial results of LCL from October 1, 1995.

(2) Translated, solely for the convenience of the reader, at a rate of $1.7123 = L.1.00, the Noon Buying Rate on December 31, 1996.

(3) Total debt for periods prior to December 31, 1994 consisted of advances from shareholders and capital lease obligations. Total debt at December 31, 1994 consisted of the 1994 Notes and capital lease obligations. Total debt at December 31, 1995 and 1996 consisted of the 1994 Notes, the Company's 11 3/4% Senior Discount Notes due December 15, 2005 (the "1995 Notes"), capital lease obligations and the mortgage loan.

(4) The Company raised additional equity financing of L.40.4 million, L.27.0 million and L.64.6 million in the years ended December 31, 1994, 1995 and 1996, respectively.

(5) Earnings before interest, taxes, depreciation and amortization and foreign exchange translation gains and losses ("EBITDA") is presented because it is a widely accepted financial indicator of a leveraged company's ability to service and incur indebtedness. EBITDA should not, however, be considered as a substitute for net income as a measure of operating results or for cash flows as a measure of liquidity.

(6) Represents the amount by which loss before income taxes and fixed charges ("earnings") failed to cover fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs and debt discount) plus the portion of rental expense under operating leases which has been deemed by the Company to be representative of the interest factor (1/3 of rental expense). Because fixed charges exceeded earnings for all periods presented, a ratio of earnings to fixed charges is not presented.

                                  RISK FACTORS

     An investment in the Senior Notes is subject to a number of risks, which, together with the other information set forth in this Prospectus, should be considered carefully by prospective investors prior to any purchase of Senior Notes.

REQUIREMENT FOR ADDITIONAL FUNDS; SENIOR BANK FACILITY

     The further development and construction of the Group's cable television and telecommunications network will require substantial capital investment. Through December 31, 1996, approximately L.317 million has been invested at original cost in the construction of the Group's network and systems. As of that date, civils construction of the network had passed approximately 477,000 premises (homes and businesses), and that portion of the network that had been activated included approximately 365,000 premises. Under the Group's milestone requirements, the Company is obligated to activate a network passing an aggregate of 1,021,894 premises in its franchise areas, although the Company expects that when completed, its activated network will include approximately
1.2 million premises. The Company currently estimates that the additional capital expenditures required for the Group to substantially complete the network (including estimated subscriber connection expenses) will be approximately L.570 million (of which L.520 million relates to capital expenditures occurring from December 31, 1996 through January 1, 2001), although these amounts could vary significantly depending on the number of customers actually connected to the network, the availability of construction resources and a number of other factors described below. See "Business -- Milestones".

     In order to help fund these capital requirements, in August 1996, certain of the Company's subsidiaries entered into a senior bank lending agreement that permitted borrowing up to an aggregate amount of L.340 million. In February 1997, the senior bank facility was amended (as amended, the "Senior Bank Facility") to reduce the aggregate amount available for borrowing to L.220 million or less and to revise certain covenants and borrowing conditions. Because the proceeds to the Company from the offering of the Old Notes exceeded $175 million, the Company has, under the terms of the Senior Bank Facility, negotiated certain further amendments to the Senior Bank Facility, including among other things a reduction in the amount available for borrowing under the facility to L.175 million. DCL will be able to draw on the Senior Bank Facility if certain conditions are met, including conditions related to the operating cash flow of, equity contributions to and certain financial ratios of Jewel and its subsidiaries (together, the "Borrower Group") which are not currently met. See "Description of Company Debt -- Senior Bank Facility". Indebtedness under the Senior Bank Facility will be incurred by DCL, guaranteed by the Borrower Group and secured by a lien on the assets of the Borrower Group and a pledge of the issued shares of the Borrower Group other than Jewel but including DCL and LCL. To date, no funds have been drawn under the facility.

     Based on the estimated additional required investment, the Company believes that its cash resources (including the net proceeds from the offering of the Old Notes), a proposed equity injection of L.25 million and cash flows from operations will be sufficient to complete the construction planned through the first quarter of 1998, at which time the Group estimates that approximately 61.4% of the aggregate final milestones will have been constructed and activated. Thereafter, the Company expects to be able to utilize amounts available under the Senior Bank Facility. If such amounts are not available or are insufficient, the Group would be required to obtain further debt or equity financing.

     However, the Group may not be able to borrow sufficient funds under the Senior Bank Facility to meet its remaining funding requirements. In particular, even after the initial conditions to borrowing have been met, the amount of funds that may be borrowed will be limited to a specified multiple of the Borrower Group's reported annualized cash flow (as defined in the Senior Bank Facility). This reported annualized cash flow will depend on a number of variables, including penetration of cable television and premium channels, penetration of business telecommunications and residential telephone, average revenues in each of these areas, churn, expenses such as programming costs and interconnect charges, network construction and development expenditures and financing costs. Adverse developments in any of these or other areas could adversely affect the Borrower Group's reported annualized cash flow and reduce amounts available under the Senior Bank Facility.

     To the extent that (i) the Group is unable to utilize fully the Senior Bank Facility, (ii) the amounts required to complete the Group's planned build out exceed its estimates or (iii) the Borrower Group's reported annualized cash flow (as defined in the Senior Bank Facility) does not meet expectations, the Group will require additional debt or other financing. There can be no assurance that any such debt financing will be permitted under the terms of the Group's debt instruments, which limit the incurrence of additional debt by the Group, or that any such debt or other financing will be available on acceptable commercial terms or at all. See "-- Potential Adverse Consequences of Financial Leverage", "-- Holding Company Structure; Liens on Assets" and "Business -- Franchise Areas".

     The foregoing information with regard to expected completion times, future capital expenditures and the sufficiency of funding is forward looking in nature. Due to factors identified in the preceding two paragraphs and below, actual results may differ materially from the expected results. There can be no assurance that (i) conditions precedent to advances or the availability of funds under any of the Group's existing and anticipated debt instruments will be satisfied when funds are required; (ii) the Group will be able to generate sufficient cash from operations to meet any unfunded portion of its capital requirements when required; (iii) the cost of constructing and activating the network will not increase significantly; (iv) the Group will not acquire additional franchise areas, which would require additional capital expenditures; or (v) the Group will not incur losses from foreign currency transactions or its exposure to foreign currency exchange rate fluctuations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Company Debt -- Senior Bank Facility".

     To date, the Group has funded its capital expenditure needs primarily through the proceeds from the issuance of its three series of Senior Discount Notes, as well as equity investments. The inability of the Group to secure additional financing could result in a failure to comply with the minimum build milestones set forth in its licenses and could ultimately lead to the revocation of such licenses. See "-- Requirement to Meet Build Milestones" and "Certain Regulatory Matters -- Cable Telecommunications".

ABILITY TO MANAGE NETWORK DEVELOPMENT AND EXPANSION

     The Company has undertaken a rapid acceleration in the build out of its existing franchise areas. During 1996 and 1995, over 172,000 and 173,000 homes, respectively, were passed by civils construction by the Company's cable network, as compared with approximately 27,000 homes passed by civils construction in 1994. The Company intends to continue the rapid growth and development of network construction and activation in an effort to meet the Group's regulatory milestones. The development of the Group's network will depend on, among other things, the Group's ability to build out its system in a timely manner at reasonable costs. The Group may encounter difficulty in obtaining qualified contractors and may encounter cost overruns or delays in construction. Although the Company believes it will be able to negotiate construction contracts at competitive rates, construction costs could increase significantly over the next few years in light of the demand for cable construction services as the industry seeks to meet milestone requirements. As with other U.K. cable operators, the Group is generally required to use underground construction, which is more expensive and time consuming than aerial construction. The Group cannot broadly employ mechanized construction methods due to existing underground utility infrastructure, and is responsible for the expense of restoring surface area after construction is completed. Given the current high levels of cable construction in the U.K. and the corresponding demand for materials, the Group has from time to time experienced (and may in the future experience) shortages or price increases for critical components such as fiber optic cable, ducting and cabinets.

     The number of homes passed by the Group's civils cable network has substantially exceeded homes activated and homes marketed since the Company began to accelerate the construction of its network in 1995. The Company has recently accelerated the activation of homes and the release of homes for marketing. As a result, the Company has experienced and expects to continue to experience a substantial increase in subscribers to its services, which has placed significant strains on the operational resources and financial controls of the Group. These strains have in certain cases affected the level of customer service provided by the Company, and the time periods required between activation, the commencement of marketing and the installation of services. The Group's subscriber management system will need to be substantially upgraded in order to handle the expected increase in subscribers. The Company is reviewing its internal procedures and subscriber management system with a view to improving their reliability and reducing the number of transactions required to be input into the system manually. There can be no assurance, however, that the Group will successfully implement an improved subscriber management system or that the Group will not continue to experience difficulties with its existing system. Management of the Group's expected growth will also require continued development of the Group's other operating and financial controls and may place additional stress on the Company's management and operational resources. If the Group is unable to manage its expected rapid growth and development successfully, the Group's operating results and financial condition could be materially adversely affected.

LIMITED HISTORY OF CABLE TELECOMMUNICATIONS AND CABLE TELEVISION IN THE U.K.; CUSTOMER ACCEPTANCE

     Cable telecommunications and cable television have a relatively limited history in the U.K. The Group's future profitability depends in large measure on continued acceptance of the Group as an attractive provider of telephone services and in-home entertainment.

     The Group has to date experienced significant annual cable television subscriber churn. The Group's cable television subscriber churn during 1996 was 40.9%. The Group continues to focus on ways it can reduce churn. However, there can be no assurance that such efforts will successfully reduce churn levels or that the Group will not experience higher churn levels in the future, which could have a material adverse effect on the Group's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview".

SIGNIFICANT COMPETITION

     The Group faces significant competition from established competitors in each of its business telecommunications, residential telephone and cable television business areas. The Company believes that competition will continue to intensify in each of these business areas.

     BUSINESS TELECOMMUNICATIONS

     The Group competes primarily with British Telecommunications plc ("BT") and a number of other competitors, the largest of which is Mercury Communications Limited ("Mercury"), in providing business telecommunications services to businesses in its franchise areas. The Group competes largely on the basis of quality of services offered and price. BT, the former state-owned telephone monopoly and Mercury, which is currently a majority-owned subsidiary of Cable & Wireless plc, each have resources substantially greater than those of the Group. In addition, each of Mercury and BT has a national presence which may permit it to offer telecommunications, data transmission and other services on a nationwide basis to business telecommunications customers with nationwide operations beyond those that the Group is currently able to offer on its own. On October 22, 1996 it was announced that Mercury would be merged with three U.K. regional cable companies, NYNEX CableComms Group plc, Bell Cablemedia plc and Videotron Holdings plc, to create a new group to be known as Cable & Wireless Communications. While the effects of the merger cannot be predicted, the Company does not currently anticipate that the merger will have a material effect on Mercury's competitive position in the Group's franchise areas. The Company, however, expects that competition with Mercury and BT and other service providers entering the business telecommunications market, such as Energis Communications Limited ("Energis"), which operates a telecommunications service using the national electricity transmission network infrastructure, and international service providers, such as the AT&T group, will continue to intensify. See "Business -- Competition -- Business Telecommunications".

     RESIDENTIAL TELEPHONE

     The Group's principal competitor in providing telephone services to residential customers is BT, which has an established market presence, fully built networks and resources substantially greater than those of the Group. As the substantial majority of U.K. residential telephone customers are currently customers of BT, the Group's growth in residential telephone services depends upon BT customers changing to the Group's telephone system. The Company believes that price is currently one of the most important factors influencing the decision of U.K. customers to switch to a cable telephone service. As a result, the Group currently seeks to provide its telephone subscribers with monthly savings on the cost of calls compared to BT. BT regularly reviews its prices, generally resulting in price reductions. The Group has generally reacted to previous BT price reductions by reducing its rates in order to maintain its competitive price advantage. The Company believes that BT will be required for regulatory and competitive reasons to continue to reduce its prices in the future. See "Business -- Competition -- Residential Telephone" and "Certain Regulatory Matters -- Cable Telecommunications -- Price Regulation". There can be no assurance that such price cuts will not adversely affect the residential telephone operations of the Group or that the Group will be able to continue to offer customers cost savings as compared to BT. The Group also competes, to a lesser extent, with Mercury in providing residential telephone service.

     In addition to BT and Mercury, the Group competes in the telephone business with mobile telecommunications operators, international service providers and other service providers, and competition is expected to intensify in the future. For example, Ionica, a company with a license to offer telecommunications services using radio technology, installed in 1996 a telephone exchange in Nottingham as part of its national program. See "Business -- Competition -- Residential Telephone".

     CABLE TELEVISION

     The Group competes directly with television programming provided by terrestrial (over-the-air) broadcast television stations and direct-to-home ("DTH") satellite services and may be subject to competition from satellite master antenna television systems ("SMATV" systems). The Group's cable television programming also competes to varying degrees with other entertainment media, including home video (generally video rentals). See "Business -- Competition -- Cable Television".

     A number of recent developments are expected to increase competition in the provision of multichannel television in the U.K. First, in addition to the four existing terrestrial channels, an additional commercial terrestrial channel (Channel 5) commenced broadcasting on March 30, 1997. Second, it has been reported that BSkyB (as defined below) intends to introduce a digital DTH satellite service, offering the possibility of over 200 television channels, by the end of 1997. Third, licenses are anticipated to be awarded in spring 1997 for six frequency ranges capable of providing a total of 30 or so new digital terrestrial television channels which may broadcast to between 60% and 90% of the U.K. population. BSkyB, together with two of the U.K.'s largest independent terrestrial television companies, Carlton Communications plc and Granada Group plc, have applied, in competition with another applicant, for three of these frequency ranges to operate digital terrestrial television services commencing in 1998. According to BSkyB, this service would offer 15 television channels that would be accessible through a television set-top decoder box without the need for cable or satellite dish installation. While the effect of these developments cannot yet be determined and may not be known for some time, increases in the number of competing television service providers, in particular providers with programming, financial and other resources greater than those of the Group, or in the number of channels or the attractiveness of the programming offered by digital terrestrial or DTH satellite services could have an adverse effect upon the Group's ability to compete effectively. See "Business -- Competition -- Cable Television" and "Certain Regulatory Matters -- Future Developments -- Digital Broadcasting". Further, the Group may face competition in the future from programming provided by video-on-demand services and from other services provided using new technologies. See "Certain Regulatory Matters -- Cable Telecommunications -- Restrictions on National PTOs".

POTENTIAL ADVERSE CONSEQUENCES OF FINANCIAL LEVERAGE

     The Group is highly leveraged. At December 31, 1996, the Group had approximately L.317 million aggregate amount of long-term indebtedness outstanding. On February 27, 1997 the Company issued $420.5 million in principal amount at maturity of the Old Notes. As the Group draws down amounts available under the Senior Bank Facility, the amount of debt outstanding will increase further. The indentures governing the three series of senior discount notes permit the Group to incur substantial additional indebtedness to fund the build out and operation of the Group's telecommunications and cable television business, as well as to acquire and fund the build out and operation of new cable franchises. The ability of the Group to make scheduled payments under present and future indebtedness will depend on, among other things, the Group's ability to complete the build out of the franchises on a timely and cost effective basis, the Company's ability to access the earnings of its subsidiaries (which may be subject to significant contractual and legal limitations), the future operating performance of the Group and the Group's ability to refinance its indebtedness, when necessary. Each of these factors is to a large extent subject to economic, financial, competitive, regulatory and other factors that are beyond the Group's control. In addition, any future borrowings are likely to contain covenants which may further limit the Group's operating and financial flexibility. See "Description of Company Debt".

     The degree of the Group's leverage could have important consequences to holders of the Senior Notes, including (i) increasing the Group's vulnerability to adverse general economic and industry conditions; (ii) limiting the Group's ability to obtain additional financing to fund future working capital needs, capital expenditures, acquisitions or other general corporate purposes, including the build out of the franchises; (iii) requiring a substantial portion of the Group's cash flow from operations to be dedicated to debt service requirements, thereby reducing the funds available for operations and future business opportunities; (iv) increasing the Group's exposure to increases in interest rates given that certain of the Group's future borrowings may be (and some monies drawn down under the Senior Bank Facility will be) at variable rates of interest; and (v) increasing the Group's exposure to changes in currency exchange rates given that a significant portion of the Group's current borrowings are denominated in U.S. dollars. In addition, the Company may under certain circumstances be obligated to offer to repurchase its outstanding debt securities prior to maturity and there can be no assurance that the Company will have the financial resources necessary or otherwise be able to repurchase those securities in such circumstances.

HOLDING COMPANY STRUCTURE; LIENS ON ASSETS

     The Company is a holding company that conducts substantially all of its business through subsidiaries. The ability of the Company and its creditors, including holders of the Senior Notes, to benefit in the distribution of any assets of any of the Company's subsidiaries upon any liquidation of any such subsidiary will be subject to the prior claims of the subsidiary's creditors, including trade creditors and, to the extent that such subsidiary is not directly owned by the Company, to the prior claims of any creditors of other subsidiaries directly or indirectly owning such subsidiary. The ability of the Company to pay interest on the Senior Notes or to repay the Senior Notes at maturity or otherwise, will depend upon the cash flows of its subsidiaries and the payment of funds by those subsidiaries to the Company in the form of repayment of loans, dividends or otherwise. The Company's subsidiaries have no obligation, contingent or otherwise, to pay amounts due pursuant to the Senior Notes or to make funds available therefor. In addition, the creditors of the Company's subsidiaries (including the lenders under the Senior Bank Facility) have imposed restrictions on the rights of the Company to receive from its subsidiaries repayment of or interest in respect of intercompany loans. Certain of the Company's subsidiaries are prevented from paying dividends by capital lease arrangements entered into by those subsidiaries. Further, applicable English law limits the amount of dividends which may be paid by the Company's subsidiaries to the extent they do not have profits available for distribution, and other statutory and general law obligations affect the ability of directors of the Company's subsidiaries to declare dividends and the ability of the Company's subsidiaries to make payments to the Company on account of intercompany loans. In addition, the ability of the Company and its creditors, including holders of the Senior Notes, to benefit from distributions of assets of the Company's subsidiaries may be limited to the extent that the outstanding shares of any of its subsidiaries are pledged to secure other debt of the Company or its subsidiaries. The indentures under which the three outstanding series of Senior Notes have been issued limit, but do not prohibit, the incurrence of additional indebtedness by the Company's subsidiaries. Such subsidiaries are expected to incur substantial additional indebtedness in the future, particularly in connection with the build out of the Group's network infrastructure. See "-- Requirement for Additional Funds; Senior Bank Facility".

     A substantial portion of the Group's existing and future indebtedness (other than the 1994 Notes, the 1995 Notes and the Senior Notes) will be secured by liens over the assets of certain of the Company's subsidiaries and the shares in the Borrower Group (other than Jewel). The principal fixed assets of the Company's subsidiaries are cable headends, cable television and telecommunications distribution equipment, telecommunications switches and customer equipment. The value of a substantial portion of these fixed assets is derived from their employment in the Group's cable television and telecommunications businesses. These assets are highly specialized and, taken individually, can be expected to have limited marketability. Consequently, in the event that secured creditors seek to realize on the collateral securing debt of the Company's subsidiaries, these creditors would be likely to seek to sell the business as a going concern (possibly through a sale of pledged shares of subsidiaries), either in its entirety, or by franchise or other business unit, in order to maximize the proceeds realized. The amounts (and the timing of the receipt of any amounts) available to satisfy the Company's obligations under the Senior Notes after any such sale may be adversely affected by provisions of U.K. insolvency laws favoring secured creditors.

HISTORICAL OPERATING LOSSES

     The Group had incurred aggregate operating and net losses, from commencement of operations through December 31, 1996 of approximately L.60.8 million and L.105.5 million, respectively, which includes on a pro forma basis aggregate operating and net losses of L.13.3 million and L.23.8 million respectively for LCL incurred prior to its acquisition in September 1995. Although the Company believes that the continued expansion of its network ultimately will provide the Group with revenues that will exceed its operating expenses, the Company expects to continue to incur additional net losses for the next several years and there can be no assurance that the Group's operations will become profitable. The Group's ability to achieve profitability will depend in large measure on its ability to attract a sufficient number of subscribers to its services, permitting its relatively fixed costs to decline in relation to the number of subscribers and as a percentage of revenues. See "-- Limited History of Cable Telecommunications and Cable Television in the U.K.; Customer Acceptance". Failure to become profitable or generate sufficient positive operating cash flows would impact the Group's ability to sustain operations and obtain required additional funds. See "-- Requirement for Additional Funds; Senior Bank Facility" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

POTENTIAL CHANGES IN GOVERNMENT REGULATION

     The activities of cable television and telecommunications operators in the U.K. are subject to significant regulation and supervision by various regulatory bodies. See "Certain Regulatory Matters". Changes in laws, regulations or government policy (or in the interpretation of existing laws or regulations) affecting the Group, its competitors or the industry generally, such as licensing requirements, price regulation, interconnection arrangements, the imposition of universal service obligations, acceleration of the date (which is scheduled for 2001, but is subject to review in 1998) on which BT, Mercury and other public telephone operators ("PTOs") can convey broadcast entertainment services over their existing national networks or a change in policy allowing more than one cable television license in a franchise area, could have a material adverse effect on the Group. Any such change could follow a change of government in the U.K. or could occur in any event. It is the stated policy of the Labour Party to review the restrictions on national PTOs, should the Labour Party become the governing party. A general election has been called for May 1, 1997. See "Certain Regulatory Matters -- Cable Telecommunications -- Restrictions on National PTOs".

     As the U.K. is a member of the European Union, the Company may be subject to regulatory initiatives of the European Commission ("EC"). Changes in EC directives, particularly to the extent that they introduce provisions requiring the Group to provide access to its cable network infrastructure to other service providers, could have a material adverse effect on its business.

LIMITATIONS ON ACCESS TO PROGRAMMING

     The Company's ability to offer competitive cable television services is dependent on its ability to obtain suitable programming at a reasonable cost. While various sources of programming are available to cable system operators in the U.K., British Sky Broadcasting Group plc and its wholly-owned subsidiary British Sky Broadcasting Limited (collectively, "BSkyB") are the leading suppliers of cable programming and the exclusive suppliers of certain programming, including Sky Sports and the most popular premium movie channels available in the U.K. BSkyB also competes with the Group by operating a DTH satellite service that provides programming, including programming that is also offered by the Group, to approximately 3.5 million subscribers in the U.K. BSkyB's programming is important in attracting and retaining cable television subscribers and, in the absence of more alternative programming sources, BSkyB may be able to set and raise prices for its programming without significant competitive pricing pressure. In 1995, 1996 and 1997, BSkyB implemented significant increases in the per subscriber price for its important movie and sports premium channels. In February 1997, BSkyB, pursuant to a new rate card, introduced a separate charge to the Group for a third premium sports channel, which it currently provides to its DTH sports subscribers at no additional charge. The Group has decided to pass on the separate charge for this service to subscribers to the other BSkyB sports services unless the subscriber takes three BSkyB premium channels. The Group does not have a formal contract with BSkyB, and the Group is not currently in discussions with BSkyB relating to a definitive written programming supply contract. There can be no assurance that BSkyB will continue to supply programming to the Group on reasonable commercial terms or at all. Further, existing or potential arrangements between BSkyB and other cable operators may hinder the development of alternative programming through cooperative ventures among cable operators. Moreover, the Group has not entered into written contracts with many of its other program suppliers. The loss of BSkyB or other programming, a deterioration of the perceived quality of BSkyB or other programming, or a material increase in the price that the Group is required to pay for BSkyB or other programming could have a material adverse effect on the Group. See "Business -- Cable Television -- Programming".

DEPENDENCE ON KEY PERSONNEL

     The Group's business is managed by a small number of key executive officers, the loss of certain of whom could have a material adverse effect on the Group. The Company believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. The Group has entered into service or management contracts providing for the services of certain of its key executive officers and employees. The Company has not obtained life insurance policies covering such key executive officers. See "Management".

REQUIREMENT TO MEET BUILD MILESTONES

     The Group is obliged by the milestones in its telecommunications licenses and its LDLs to construct and activate a network to pass an aggregate of 1,021,894 premises within prescribed time periods. At December 31, 1996, the portion of the Group's network that had been activated was approximately 365,000 premises (homes and businesses). At December 31, 1995, the Group was obligated to meet milestones specified in telecommunications licenses for eight of the Group's franchise areas where building was due to have commenced. Compliance with the milestones in these areas is in each case monitored by the Office of Telecommunications ("OFTEL"). During June 1996, OFTEL informed the Company that it did not agree with the Company's historical method for calculating compliance with its milestone obligations. Based on OFTEL's method of calculating premises passed, the Group failed to meet its year-end 1995 milestones for six of its eight telecommunications licenses. The Company has renegotiated its milestone obligations with OFTEL, and at December 31, 1996, the Group met all of its revised milestone obligations. See "Business -- Milestones" and "Certain Regulatory Matters -- Cable Telecommunications -- Network Construction and Service Obligations". In four of the seven franchise areas in which the Group has been granted LDLs by the Independent Television Commission (the "ITC"), the Group was originally required under the LDLs to meet its first milestone obligations by year-end 1996. However, the Department of Trade and Industry ("DTI") has not granted telecommunications licenses, which are required before construction can commence, and the ITC formally modified the Group's licenses to remove year-end 1996 milestones and otherwise defer the annual milestones for those LDLs by 12 months. DCL has applied to the DTI for a national telecommunications license, which it expects to be granted shortly. Delays in obtaining the license may adversely affect the ability of the Group to meet LDL milestones for 1997. Failure of the Group to meet the construction milestones under its telecommunications licenses could result in the commencement by the Director General of Telecommunications (the "Director General") of proceedings to require compliance. Similarly, the ITC may commence proceedings to require compliance with the build milestones in the LDLs. If the Group were unable to comply, its licenses in respect of which milestones have not been met could be revoked and awarded to other cable operators, which could have a material adverse effect on the Group. Failure to comply with a build milestone in the LDLs could also result in the ITC imposing a fine or shortening the license period of the LDL. In addition, a failure to meet certain build requirements may in certain circumstances preclude the Group from making additional borrowings or could lead to an event of default under the Senior Bank Facility, which could in turn lead to an event of default under the Senior Notes and other indebtedness of the Group. See "-- Requirement for Additional Funds; Senior Bank Facility", "Business -- Milestones" and "Certain Regulatory Matters".

RAPID TECHNOLOGICAL CHANGES

     The cable television and telecommunications industries are subject to rapid and significant changes in technology. The Company believes that the Group's network has been designed with sufficient capacity to accommodate anticipated business demands and technological changes, as well as to permit new services, including digital television and advanced interactive telecommunications services, which the Company may choose to provide as they become generally available in the future. The Group's network generally employs fiber-optic cable to the 500-home level for both cable television and telecommunications services. There can be no assurance, however, that existing, proposed or as yet undeveloped technologies will not become dominant in the future or otherwise render cable television or telecommunications services less competitive, less profitable or less viable.

CURRENCY RISKS; FOREIGN CURRENCY TRANSACTIONS

     A substantial portion of the Group's outstanding indebtedness, including the 1994 Notes, the 1995 Notes and the Notes, is denominated in dollars.
The Group's revenues are generated in pounds sterling while the interest and principal obligations with respect to this indebtedness will be payable in dollars. While the Company's policy has been not to enter into hedging contracts in respect of its foreign currency denominated assets and liabilities, it has entered into a foreign currency forward purchase contract. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Foreign Exchange." The Company may from time to time in the future enter into similar foreign currency contracts based on its assessment of market conditions. In addition, foreign currency translation gains and losses arising upon translation of the U.S. dollar denominated indebtedness under the 1994 Notes, the 1995 Notes and the Notes are reported as part of the profit or loss of the Group. Therefore, changes in currency exchange rates may continue to have a material effect on the results of operations of the Group and may materially affect the Company's and the Group's ability to satisfy their obligations, including obligations under outstanding debt instruments, as they become due. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Foreign Exchange".

     Furthermore, the Senior Bank Facility restricts the amount of funds that the Borrower Group can transfer to the Company in order for the Company to service its debt obligations, including those under the Senior Notes. See "-- Holding Company Structure; Liens on Assets". This amount is set in pounds sterling. Therefore, a weakening of the pound sterling against the dollar would reduce the dollar-equivalent amount of funds that could be transferred to the Company to service its obligations under the Senior Notes as well as the 1994 Notes and 1995 Notes.

CONTROL OF THE GROUP; POTENTIAL CONFLICTS OF INTEREST

     ECCP owns 66.7% of the outstanding shares of the Company. Certain investment funds managed by Goldman, Sachs & Co. or its affiliates (the "Goldman Sachs Affiliates") have an 83.3% interest in ECCP and directly own another

4.2% of the Company's outstanding shares. As a result, ECCP (and indirectly, the Goldman Sachs Affiliates) has the ability to exercise control over the business and affairs of the Company by virtue of its continuing ability to control the board of directors. Pursuant to a shareholders agreement, ECCP has the right, which it has exercised, to appoint four of the Directors of the Company, one of whom may exercise voting control at meetings of the Directors. See "Shareholders -- Shareholders Agreement". In the event that circumstances arise in which the interests of ECCP or of the shareholders as a whole conflict with the interests of the holders of the Senior Notes, such as if the Group were to encounter financial difficulties or were unable to pay its debts as they mature, the holders of the Senior Notes could be disadvantaged by the actions that ECCP and the other shareholders may seek to pursue. In addition, the shareholders may pursue acquisitions, divestitures, financings, currency exchange or interest rate hedging or other transactions that could enhance the value of their equity investment, even though such transactions might involve risks to the holders of the Senior Notes. Holders of the Senior Notes must rely on the covenants described under "Description of Senior Notes -- Certain Covenants" to protect their interests and there can be no assurance that those covenants will protect the holders of the Senior Notes from the risks described above.

LIMITED INSURANCE COVERAGE

     The Group obtains insurance of a type and in amounts that the Company believes is customary in the U.K. for similar companies. Consistent with this practice, the Group does not insure the underground portion of its cable network. Accordingly, any event or circumstance damaging a significant portion of the system's cable network could result in substantial uninsured losses.

ORIGINAL ISSUE DISCOUNT CONSEQUENCES

     The Senior Notes are being issued at an original issue discount for U.S. federal income tax purposes. Consequently, purchasers of the Senior Notes generally will be required to include amounts in gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Taxation -- United States -- Original Issue Discount" for a more detailed discussion of the U.S. federal income tax consequences for the owners of the Senior Notes resulting from the purchase, ownership and disposition of the Senior Notes.

     If the Company goes into liquidation after the issuance of the Senior Notes, the claim of a holder of the Senior Notes with respect to amounts owing in respect thereof may be limited to an amount equal to the sum of (i) the issue price of the Senior Notes and (ii) that portion of the original issue discount which has accreted in respect of the period before the Company goes into liquidation. Any original issue discount that was not accreted as of the date on which the Company goes into liquidation may not be provable, and any cash interest accruing under the Senior Notes in respect of any period after the Company goes into liquidation would not be provable, in the liquidation of the Company (although bankruptcy law provides for any surplus remaining after payment of all other debts proved in the liquidation to be available towards paying interest accrued on debts in respect of any period after the Company went into liquidation).

ABSENCE OF A PUBLIC MARKET FOR THE SENIOR NOTES; POSSIBLE VOLATILITY OF SENIOR NOTE PRICE


     The Senior Notes are new securities for which there is currently no market. The Old Notes were originally issued in a private placement and did not trade in the public securities markets. Although Goldman, Sachs & Co. have informed the Company that they currently intend to make a market in the Senior Notes after the Exchange Offer, they are not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Senior Notes. Book-Entry Interests representing the Senior Notes will not be listed on any securities exchange. If a market for the Senior Notes were to develop, the Senior Notes could trade at prices that may depend upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Senior Notes. There can be no assurance that, if a market for the Senior Notes were to develop, such a market would not be subject to similar disruptions. Moreover, because Goldman, Sachs & Co. are affiliated with the Company, following the Exchange Offer they will be required to deliver a current prospectus and otherwise comply with the registration requirements of the Securities Act in connection with any secondary market sale of Senior Notes, which may affect their ability to continue market-making activities. See "Plan of Distribution".

                                 EXCHANGE RATES

     The following table sets forth, for the years, periods and dates indicated, the average, high, low and period-end Noon Buying Rates for pounds sterling expressed in U.S. dollars per L.1.00:


Year                        Average(1)    High     Low     Period-End
                            ----------   ------   ------   ----------
1992                           1.76       2.00     1.51       1.52
1993                           1.49       1.59     1.42       1.48
1994                           1.54       1.64     1.46       1.57
1995                           1.58       1.64     1.53       1.55
1996                           1.57       1.71     1.49       1.71
1997 (through April 11, 1997)  1.64       1.70     1.59       1.62

(1) The average of the Noon Buying Rates on the last day of each full month during the period.

     The Noon Buying Rate on April 11, 1997 was $1.6245 = L.1.00. For a discussion of the impact of exchange rate movements on the Group's financial condition and results of operations as well as its ability to service its U.S. dollar-denominated obligations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Foreign Exchange".


                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Group as of December 31, 1996 (giving effect to the issuance of the Senior Notes on a pro forma basis). This table should be read in conjunction with "Selected Financial Data", the Group's Audited Consolidated Financial Statements and related Notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                            December 31, 1996
                          ---------------------
                              (in thousands)
Long-term debt (2):            L.          $
Mortgage                      2,477      4,241
1994 Notes                  117,062    200,445
1995 Notes                  197,356    337,933
Senior Notes                145,990    249,979
Total long-term debt        462,885    792,598
Shareholders' equity         54,100     92,636
Total capitalization        516,985    885,234

(1) Based on the Noon Buying Rate in effect on December 31, 1996 of L.1.00 = $1.7123.

(2) Certain of the Company's subsidiaries entered into the Senior Bank Facility which permits additional borrowings or the issuance of guarantees of up to L.175 million.

                            SELECTED FINANCIAL DATA

     The selected data set forth below have been excerpted or derived from the audited financial statements of the Group, which as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996 are included elsewhere herein and have been audited by KPMG, independent auditors. The selected data have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") and should be read in conjunction with, and are qualified in their entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the related Notes thereto, which are included elsewhere in this Prospectus.



                                                          Year Ended December 31,
                                     ------------------------------------------------------------------
                                       1992       1993        1994      1995(1)       1996      1996(2)
                                     ---------  --------    --------   ---------   ---------  ---------
                                                               (in thousands)
STATEMENT OF OPERATIONS DATA:
Revenue:
Business telecommunications          L.   178   L. 1,237   L.  3,402   L.  5,852   L.  9,763  $  16,717
Residential telephone                     153      1,251       2,545       6,662      17,723     30,347
Cable television                          458        719       1,324       3,479      10,091     17,279
Other revenues                             11         20          35          --          --         --
                                     ---------  ---------  ----------  ----------  ----------  ---------
Total revenues                            800      3,227       7,306      15,993      37,577     64,343
Operating costs and expenses:
Telephone                                (140)    (1,097)     (3,067)     (5,454)     (9,776)   (16,739)
Programming                              (184)      (324)       (701)     (1,844)     (6,041)   (10,344)
Selling, general and
administrative                           (917)    (1,632)     (4,562)    (13,020)    (22,391)   (38,340)
Depreciation and amortization          (1,530)    (2,520)     (4,038)     (8,867)    (21,380)   (36,609)
                                     ---------  ---------  ----------  ----------  ----------  ---------
Total operating costs and expenses     (2,771)    (5,573)    (12,368)    (29,185)    (59,588)  (102,032)
                                     ---------  ---------  ----------  ----------  ----------  ---------
Operating loss                         (1,971)    (2,346)     (5,062)    (13,192)    (22,011)   (37,689)
Interest income                            --         --       1,415       3,887       3,441      5,892
Interest expense, and amortization
of debt discount and expenses             (53)      (231)     (3,836)    (17,118)    (40,334)   (69,064)
Foreign exchange gains/(losses)
net                                    (1,314)      (221)     (1,196)        925      31,018     53,112
Unrealized losses on derivative
financial instruments                      --         --          --        (868)     (7,944)   (13,603)
Other expenses                             --         --          --      (1,241)         --         --
                                     ---------  ---------  ----------  ----------  ----------  ---------
Net loss                             L.(3,338)  L.(2,798)  L. (8,679)  L.(27,607)  L.(35,830)  $(61,352)
                                     =========  =========  ==========  ==========  ==========  =========
BALANCE SHEET DATA:
Property and equipment, net          L. 8,678   L.18,021   L. 35,127   L.163,721   L.277,301   $474,822
Total assets                            9,487     19,882     138,606     374,172     416,819    713,719
Total debt (3)                         13,779     21,889     103,068     319,492     325,041    556,567
Shareholders' equity (4)               (6,733)    (5,660)     26,092      25,133      54,100     92,636
OTHER DATA:
EBITDA (5)                           L.  (441)  L.   174   L. (1,024)  L. (6,434)  L. (8,575)  $(14,683)
Deficiency of earnings to fixed
charges (6)                            (3,338)    (2,798)     (8,679)    (27,607)    (35,830)   (61,352)
Capital expenditures                    7,799     11,880      21,252     136,314     130,140    222,839



(1) The 1995 Group financial data includes the financial results of LCL from October 1, 1995.

(2) Translated, solely for the convenience of the reader, at a rate of $1.7123 = L.1.00, the Noon Buying Rate on December 31, 1996.

(3) Total debt for periods prior to December 31, 1994 consisted of advances from shareholders and capital lease obligations. Total debt at December 31, 1994 consisted of the 1994 Notes and capital lease obligations. Total debt at December 31, 1995 and 1996 consisted of the 1994 Notes, the 1995 Notes, capital lease obligations and the mortgage loan.

(4) The Company raised additional equity financing of L.40.4 million, L.27.0 million and L.64.6 million in the years ended December 31, 1994, 1995 and 1996, respectively.

(5) Earnings before interest, taxes, depreciation and amortization and foreign exchange translation gains and losses ("EBITDA") is presented because it is a widely accepted financial indicator of a leveraged company's ability to service and incur indebtedness. EBITDA should not, however, be considered as a substitute for net income as a measure of operating results or for cash flows as a measure of liquidity.

(6) Represents the amount by which loss before income taxes and fixed charges ("earnings") failed to cover fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs and debt discount) plus the portion of rental expense under operating leases which has been deemed by the Company to be representative of the interest factor (1/3 of rental expense). Because fixed charges exceeded earnings for all periods presented, a ratio of earnings to fixed charges is not presented.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the financial condition and results of operations of the Group should be read in conjunction with the consolidated financial statements of the Group and related Notes which are included elsewhere in this Prospectus.

OVERVIEW

     The Group has partially constructed, and is continuing to construct, a fiber-optic cable telecommunications and television network in its franchise areas. Through December 31, 1996, approximately L.317 million had been invested (at original cost) in the construction of the Group's network and related systems. As of December 31, 1996, approximately 477,000 of the premises (homes and businesses) in the Group's franchise areas had been passed by civils construction, of which 365,000 premises had been activated, representing approximately 36% of the premises required to be activated under the Group's aggregate final milestone obligations.

     The development and the installation of the network in the Group's franchise areas requires significant additional capital expenditure. These expenditures, together with the associated operating expenses, will continue to result in significant cash requirements, and during the build out period the Company expects to continue to incur operating losses.

     The Group earns substantially all of its telecommunications revenues from monthly fees for line rental, toll usage and ancillary services (including charges for additional services purchased at the customer's discretion). Cable television revenues are earned primarily from monthly customer fees for basic and premium services. The ability of the Group to generate sufficient revenues to cover cash expenditures and become profitable will depend upon a number of factors, including the Group's ability to attract customers, revenues per customer, churn rates, construction costs and financing costs. These factors are expected to be primarily influenced by the success of the Group's operating and marketing strategies as well as market acceptance of cable telephone and television services. In addition, the Group's profitability may be influenced by, among other things, changes in the industry's regulatory environment. See "Certain Regulatory Matters".

     One important measure of the success of the Group's operating and marketing strategy is the churn rate, which is a measure of the incidence of service terminations among customers using a given service. Service may be terminated either by the customer or by the Group (generally when the customer is delinquent in payment). For cable television subscribers, the Group's experience to date has been that the likelihood of churn for a given customer is highest in the period shortly after the customer commences subscription for the service. In addition, cable television churn is subject to seasonal pressures tending to be highest in the early months of each year.

LIQUIDITY AND CAPITAL RESOURCES

     The Group expended net cash to fund investing activities of L.71.9 million, L.155.5 million, and L.128.2 million, in 1994, 1995 and 1996, respectively. In 1995, the Company received net sale proceeds of L.56.2 million from marketable securities and invested net cash of L.108.8 million in the LCL Acquisition. Net cash provided by financing activities was L.112.4 million and
L.212.2 million in 1994 and 1995, respectively, and was L.54.4 million in 1996, of which L.64.6 million was provided by the issue of equity referred to below and L.9.1 million was used for debt financing costs. The Group's investing activities (other than temporary investments of the proceeds from equity and debt financings and the LCL acquisition) consisted almost exclusively of the ongoing construction of the network (L.19.1 million in 1994, L.102.9 million in 1995 and L.128.2 million in 1996). As noted above, during the third quarter of 1995, the Group expended net cash of L.108.8 million for the acquisition of LCL which was funded by new equity, and a banking facility, which was repaid from the proceeds of the 1995 Notes in December of 1995. In 1994, the Group generated positive cash flows from operating activities of L.496,000, and in 1995 and 1996 generated negative cash flows from operating activities of L.4.1 million and L.1.3 million, respectively. The Group's cash and funding requirements historically have been met principally through the issuance of senior discount notes in September 1994 and December 1995 (the "1994 Notes" and "1995 Notes", respectively), equity capital, advances from its shareholders, and from bank and lease financing. In February 1997, the Company issued a new series of senior discount notes (the "1997 Notes"), raising net proceeds of approximately $240 million. See "Description of Company Debt -- Description of Senior Discount Notes".

     The further development and construction of the Group's cable television and telecommunications network will require substantial capital investment. The Group is obligated by the milestones in its telecommunications licenses and the new LDLs to construct and activate a network passing an aggregate of 1,021,894 premises within prescribed time periods. See "Business -- Milestones".

     The Company expects that the Group's residential cable network will extend approximately 14,300 kilometers (plus 920 kilometers to interconnect the residential build) and pass approximately 1.2 million homes once completed. The network will be substantially completed by the end of 2001. The Company currently estimates that the additional capital expenditures required for the Group to substantially complete the network (including estimated subscriber connection expenses) will be approximately L.570 million (of which L.520 million relates to capital expenditures occurring from December 31, 1996 through January 1, 2001), although these amounts could vary significantly.

     The Company believes that available cash reserves (including the proceeds from the Old Notes offering), the proposed equity injection of L.25 million and cash flows from operations will be sufficient to complete the planned construction through the first quarter of 1998, at which time the Group estimates that approximately 61.4% of the aggregate final milestones will have been constructed and activated. Thereafter, the Company expects that the Group will be able to utilize amounts under the Senior Bank Facility. If such amounts are not available or are insufficient, the Group would be required to obtain further debt or equity financing.

     DCL will be able to draw on the Senior Bank Facility if certain conditions are met, including conditions related to the operating cash flow of, equity contributions to and certain financial ratios of Jewel and its subsidiaries (together, the "Borrower Group") which are not currently met. See "Description of Company Debt -- Senior Bank Facility". Indebtedness under the Senior Bank Facility will be incurred by DCL, guaranteed by the Borrower Group and secured by a lien on the assets of the Borrower Group and a pledge of the issued shares of the Borrower Group other than Jewel but including DCL and LCL.

     However, the Group may not be able to borrow sufficient funds under the Senior Bank Facility to meet its remaining funding requirements. In particular, even after the initial conditions to borrowing have been met the amount of funds that may be borrowed will be limited to a specified multiple of the Borrower Group's reported annualized cash flow (as defined in the Senior Bank Facility). This reported annualized cash flow will depend on a number of variables, including penetration of cable television and premium channels, penetration of business telecommunications and residential telephone, average revenues in each of these areas, churn, and expenses such as programming costs and interconnect charges, network construction and development expenditures and financing costs. Adverse developments in any of these or other areas could adversely affect the Borrower Group's reported annualized cash flow and reduce amounts available under the Senior Bank Facility.

     To the extent that (i) the Group is unable to utilize fully the Senior Bank Facility, (ii) the amounts required to complete the Group's planned build out exceed its estimates or (iii) the Borrower Group's reported annualized cash flow (as defined in the Senior Bank Facility) does not meet expectations, the Group will require additional debt or other financing. There can be no assurance that any such debt financing will be permitted under the terms of the Group's debt instruments, which limit the incurrence of additional debt by the Group, or that any such debt or other financing will be available on acceptable commercial terms or at all.

     The foregoing information with regard to expected completion times, future capital expenditures and the sufficiency of funding is forward looking in nature. Due to factors identified in the preceding two paragraphs and below, actual results may differ materially from the expected results. There can be no assurance that (i) conditions precedent to advances or the availability of funds under any of the Group's existing and anticipated debt instruments will be satisfied when funds are required; (ii) the Group will be able to generate sufficient cash from operations to meet any unfunded portion of its capital requirements when required; (iii) the cost of constructing and activating the network will not increase significantly; (iv) the Group will not acquire additional franchise areas, which would require additional capital expenditures; or (v) the Group will not incur losses from foreign currency transactions or its exposure to foreign currency exchange rate fluctuations. See "Description of Company Debt -- Senior Bank Facility".

     To date, the Group has funded its capital expenditure needs primarily through the proceeds from the issuance of the 1994 Notes, 1995 Notes and Old Notes as well as equity investments. The inability of the Group to secure additional financing could result in a failure to comply with the minimum build milestones set forth in its licenses and could ultimately lead to the revocation of such licenses. See "Certain Regulatory Matters -- Cable Telecommunications".

     The Group's revenues are denominated in pounds sterling, while its obligations to pay interest and principal on the 1994 Notes, 1995 Notes and Senior Notes are denominated in U.S. dollars. Therefore, the Company and the Group are subject to currency exchange risks that may adversely affect their ability to meet their obligations, including obligations under outstanding debt instruments, as they become due.

RESULTS OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1996

     The Group experienced significant increases in its subscribers, revenues and expenses during the three years ended December 31, 1996. In general, such increases were attributable to the Group's continued network construction and marketing of new homes and businesses and the acquisition of LCL. During the three-year period from December 31, 1993 to December 31, 1996 homes passed by civils construction increased by 424,797 homes (1480%), homes activated increased by 323,506 homes (1360%) and homes marketed increased by 229,637 homes (1000%). The number of homes that had been passed by civils construction at December 31, 1996 exceeded homes activated by 106,250 compared to a difference of 123,405 homes at December 31, 1995. The difference between homes passed by civils construction and homes activated is a result of the fast pace of civils construction coupled with the lead time between civils construction and activation.

  REVENUE

     The Group's total revenues were L.7.3 million in 1994, L.16.0 million in 1995 and L.37.5 million in 1996. This growth is attributable to increases in revenues in all three of the Group's primary lines of business and additional revenues of L.2.25 million and L.10.9 million attributable to the inclusion of LCL's results for the last quarter of 1995 and full year 1996, respectively.

     As a result of entering into revised interconnect agreements with BT which will apply retroactively, the Company will receive outgoing interconnect charge rebates relating to all periods prior to December 31, 1996 and must pay incoming termination rebates relating to the period from April 1, 1995 to December 31, 1996. The rebates that will be given to BT relating to the incoming termination element amount to an estimated L.1,351,000 based on draft final rates for the twelve month period from April 1, 1995 and interim rates for the nine month period from April 1, 1996. This amount has been provided by reducing residential telephone and business telecommunications revenues in 1996 by L.776,000 and L.575,000 respectively. The total amount of rebates to be received by the Company will be determined by the parties once BT has furnished to the Company a proposed calculation and supporting data and OFTEL has determined the final rates applicable. The Company has estimated that the amount of the rebate due to the Company from BT will exceed the amount of the rebates to be provided by the Company to BT. Pending final determination of rebates, the Company has recognized a reduction in interconnect charges in the same period during which the related reduction in revenues is being recognized. Accordingly, a reduction in telephone expenses of L.1,351,000 has been recorded in 1996.

     The analysis of revenue and average revenue per line is provided below on the basis of revenues as reported as well as on a pro-forma basis adjusting for the incoming termination rebates in the appropriate periods as if the revised interconnect agreements and the draft final and interim rates had been in effect since April 1995.

     Business Telecommunications. Business telecommunications revenue was L.3.4 million in 1994, L.5.9 million in 1995 and L.9.8 million in 1996. Adjusting for rebates on the pro-forma basis described above, revenues were L.5.7 million and
L.10.0 million for 1995 and 1996, respectively, representing an increase of 76%. The growth in reported revenues is due primarily to an increase in the number of Diamond's business lines installed from 3,928 at December 31, 1994 to 7,036 at December 31, 1995 and 14,737 at December 31, 1996, and the inclusion of L.0.5 million and L.2.2 million of revenue attributable to LCL in the last quarter of 1995 and the full year 1996, respectively. There were 4,195 business lines for the LCL operation at December 31, 1996. The growth in the number of business lines for Diamond is partially offset by lower monthly revenue per line. The monthly revenue per line for Diamond decreased from L.88.68 in 1994 to L.74.60 in 1995 (L.72.02 on a pro-forma basis) and L.49.81 (L.51.03 on a pro-forma basis) in 1996. This decline continued the trend over the past several quarters and was due to a combination of (i) Diamond's success in marketing Centrex services which has the effect of increasing the average number of lines held by existing and new customers taking those services (Diamond operated 6,011 Centrex lines at December 31, 1996 compared to 1,393 Centrex lines at December 31,
1995), (ii) a reduction in certain tariffs in response to price reductions by the competition, particularly BT, Diamond's principal competitor for business telecommunications services, and (iii) the installation for existing customers of an increasing number of lines utilized for incoming calls in addition to existing lines dedicated solely to outgoing calls.

     Residential Telephone. Residential telephone revenues were L.2.5 million in 1994, L.6.7 million (pro-forma L.6.4 million) in 1995 and L.17.7 million (pro-forma L.18.0 million) in 1996. The growth in residential telephone revenue resulted from an increase in the number of Diamond's residential telephone lines from 14,150 at December 31, 1994 to 36,122 at December 31, 1995 and 76,979 at December 31, 1996, and the inclusion of L.1.1 million and L.5.5 million of residential telephone revenue for the LCL operation for the last quarter of 1995 and the full year 1996, respectively. There were 27,481 residential telephone lines for the LCL operation at December 31, 1996. Monthly revenue per line for Diamond was L.18.83 in 1994, L.18.68 in 1995 and L.17.59 in 1996. On a pro-forma basis, Diamond's average monthly revenues per line decreased slightly from L.18.11 in 1995 to L.17.84 in 1996. The Group's churn rate (annualized) was 20.6% for 1996 as compared to pro forma, combined 15.0% for 1995. The increase in churn in 1996 is attributable in part to a tightening of the disconnect policy for certain customers and certain ongoing efforts by BT aimed at regaining former customers.

     Cable Television. Cable television revenues increased from L.1.3 million in 1994 to L.3.5 million in 1995 and L.10.1 million in 1996. This growth in cable television revenue was primarily due to a combination of (i) an increase in the number of Diamond's cable television subscribers which rose from 8,936 at December 31, 1994 to 42,419 at December 31, 1996, (ii) an increase in the average monthly revenue per subscriber from L.14.71 for 1994 to L.16.80 for 1995 and L.17.70 for 1996, and (iii) the inclusion of cable television revenue of L.0.6 million and L.3.1 million for the LCL operation for the last quarter of 1995 and the full year 1996, respectively. The increase in average revenue per subscriber is primarily due to increases in cable television pricing.

     The Group's churn rate was 40.9% for 1996 as compared to a pro forma combined churn rate of 33.8% in 1995. The Company believes that the increase in churn was due in part to the Group's announcement of increases in premium subscription rates which led certain longer-term customers who had previously benefitted from grandfathered rates, to disconnect service, as well as to the application of a stricter disconnect policy relating to nonpayment implemented in June 1996 in the LCL areas, which resulted in an increase in customer disconnections, particularly in the third quarter of 1996. With the aim of reducing churn among new subscribers, the Group has begun to require payment of an installation fee in connection with the subscription for new residential services and is evaluating other means to reduce its churn in the future.

OPERATING COSTS AND EXPENSES

     Telephone expenses, consisting principally of interconnect charges payable to BT and Mercury, increased from L.3.1 million in 1994 to L.5.5 million in 1995 and L.9.8 million in 1996. On a pro-forma basis reflecting the apportioned reduction in interconnect charges resulting from the revised interconnect agreements in the appropriate periods to which they relate, telephone expenses would have been L.5.0 million and L.10.2 million during 1995 and 1996, respectively.

These increases reflect the substantially larger volume of telephone business generated by the Group. As a percentage of combined business telecommunications and residential telephone revenues, these direct costs decreased from 52% in 1994 to 44% in 1995 and 36% in 1996 due in part to reduced interconnect charges paid to other operators. Taking into account on a pro-forma basis the rebate-related adjustments to both revenues and expenses during the appropriate periods, telephone expenses as a percentage of combined business telecommunications and residential telephone revenues would have been 42% and 37% for 1995 and 1996, respectively.

     Direct costs for cable television programming, which generally depend on the number of subscribers and per-subscriber rates charged by programming suppliers, increased from L.0.7 million in 1994 to L.1.8 million in 1995 and
L.6.0 million in 1996. As a percentage of cable television revenues, these direct costs were 53% in 1994, 53% in 1995 and 60% for 1996. The percentage increase in 1996 compared to 1995 stemmed from an increase in rates charged by programming suppliers, and increases in the number of channels provided as part of program packages which were not fully offset by increases in the subscriber rates charged to existing subscribers by Diamond. Significant price increases made by BSkyB, the largest supplier of programming to the Group, took effect on January 1, 1996. As from October 1996, the Company increased its prices for premium programming, and it increased the price of its basic subscriber package in November 1996. The Company also introduced two lower-priced basic subscriber packages during November 1996 available to subscribers in two of the Company's franchise areas only.

     Selling, general and administrative expenses increased by 185% from 1994 to 1995 and by 72% from 1995 to 1996. The increases were due to a combination of increased sales commissions and higher administration costs associated with the expansion of the Group's business and the inclusion of expenses related to LCL during the last quarter of 1995 and the full year 1996. In February 1997, the Group began employing residential salespeople directly and paying them on the basis of a salary plus sales commissions.

     Depreciation and amortization expenses increased by 120% from 1994 to 1995 and by 141% from 1995 to 1996. This increase was attributable to the increasing size of the Company's network as well as the LCL acquisition.

  INTEREST INCOME/EXPENSES

     Interest expense was L.3.8 million, L.17.1 million and L.40.3 million for 1994, 1995 and 1996, respectively. The 1996 increase is due primarily to the accretion of the discount on the 1994 Notes and 1995 Notes of L.38.2 million during 1996 (compared to L.14.3 million during 1995 and L.3.2 million in 1994), as well as other interest expense of L.1.2 million in 1996. In addition, amortization of debt financing costs was L.0.9 million in 1996 (compared to L.0.3 million in 1995 and L.0.1 million in 1994 ). Interest received was L.3.4 million in 1996, through temporary investment of the proceeds of the 1995 Notes.

  FOREIGN EXCHANGE

     A substantial portion of the Group's existing debt obligations are denominated in U.S. dollars, while the Group's revenues and accounts are generated and stated in pounds sterling. Foreign currency translation gains and losses, except for unrealized gains and losses on available-for-sale securities, are reported as part of the profit or loss of the Group. In the year ended December 31, 1994, the Company recognized an unrealized foreign exchange loss of L.0.7 million on the translation of its dollar-denominated indebtedness, a realized loss of L.0.9 million relating to the conversion of dollars to pound sterling, offset by an unrealized gain of L.0.4 million on the translation of dollar-denominated securities. In the year ended December 31, 1995, the Company recognized an unrealized foreign exchange gain on the translation of its dollar-denominated indebtedness of L.0.6 million, an unrealized loss on its short-term securities of L.0.3 million and a net realized foreign exchange gain of L.0.3 million relating to its operations and the sale of dollar denominated available-for-sale securities. In the year ended December 31, 1996, the Group recognized an unrealized foreign exchange gain on the translation of its liability on the 1994 Notes and the 1995 Notes of L.31.5 million, an unrealized gain on its short-term securities of L.0.1 million and a net realized foreign exchange loss of L.0.4 million relating to its operations.

  LOSSES ON DERIVATIVE FINANCIAL INSTRUMENTS

     Losses on derivative financial instruments include an unrealized loss of
L.0.9 million in 1995, and an unrealized profit of L.0.2 million in 1996 on the mark-to-market valuation of an interest rate swap commitment.

     The Company entered into a foreign exchange forward contract on November 1, 1996 for settlement on May 6, 1997 to sell L.200 million at a rate of $1.6289 to L.1. On January 31, 1997 an offsetting agreement was entered into at a rate of $1.6014 to L.1. The offsetting contracts were settled on February 6, 1997 with a payment of approximately L.3.4 million to the Company. Because of changes in prevailing rates, the Company recorded for the year ended December 31, 1996, an unrealized loss of approximately L.8.1 million on the pounds sterling sell forward contract which partially offset the gain that was recorded on the translation of the U.S. dollar denominated obligations on the 1994 Notes and 1995 Notes during the same period. During the first quarter of 1997, the Company has recorded a gain of approximately L.11.5 million on the two offsetting forward contracts, reflecting the reversal of the L.8.1 million loss referred to above and the approximately L.3.4 million cash payment on settlement of the contracts. Gain or loss on the translation of other foreign currency denominated obligations for that period will depend upon the prevailing rates at the end of the first quarter. The Company may from time to time in the future enter into similar foreign currency contracts based on its assessment of foreign currency market conditions and their effect on the Group's operations and financial condition. Therefore, changes in currency exchange rates may continue to have a material effect on the results of operations of the Group and may materially affect the Company and the Group's ability to satisfy their obligations, including obligations under outstanding debt instruments, as they become due.

  NET LOSS

     As a result of the foregoing factors, the Group had net losses of L.8.7 million, L.27.6 million and L.35.8 million in 1994, 1995 and 1996, respectively.

                                    BUSINESS

     The Group offers three basic services over its network infrastructure: (i) residential telephone services allowing customers to place and receive local, national and international calls and to use additional services such as conference calling, call waiting, call forward, call barring and Internet access, (ii) business telecommunications services which include the services provided to residential customers as well as advanced telecommunications services such as Centrex (which provides businesses, including those with multiple sites, with virtual PABX and network services), direct dialing inward
(DDI), high speed data services and private circuits, and (iii) cable television services offering more than 50 channels including movies, sports, news and information, music, children's programming and general entertainment. See "-- Business Telecommunications and Residential Telephone" and "-- Cable Television".

                             CERTAIN OPERATING DATA

     The following table sets forth certain data concerning the Group's franchises at and for the years ended December 31, 1994, 1995 and 1996. The combined operating data at and for the year ended December 31, 1995 reflects the acquisition of LCL on a pro-forma basis as if it had been completed at the beginning of 1995.



                                                                     DECEMBER 31,
                                           -----------------------------------------------------------------
                                            1994                       1995                           1996
                                           -------    --------------------------------------         -------
                                                         Diamond          LCL         Combined
                                                         -------        -------       --------
Homes passed by civils construction(1)      55,919       222,335         58,976        281,311       453,496
Homes activated(2)                          32,033       105,951         51,955        157,906       347,246
Homes marketed(3)                           31,330        77,657         48,950        126,607       252,601
CABLE TELEVISION
Basic service subscribers                    8,936        20,261         10,488         30,749        59,242
Penetration rate of homes marketed(4)         28.5%         26.1%          21.4%          24.3%         23.5%
Average monthly revenue per subscriber(5)  L.14.71       L.16.80        L.18.89        L.17.62       L.18.03
Churn(6)                                      28.5%         35.5%          31.0%          33.8%         40.9%
RESIDENTIAL TELEPHONE
Residential lines connected                 14,150        36,122         16,576         52,698       104,460
Penetration rate of homes marketed(4)         45.2%         46.5%          33.9%          41.6%         41.4%
Average monthly revenue per line(7)(8)     L.18.83       L.18.68        L.22.19        L.19.88       L.18.40
Pro-forma average monthly revenue per
  line(8)                                  L.18.83       L.18.11        L.21.35        L.19.22       L.18.64
Churn(6)                                      13.8%         13.9%          17.2%          15.0%         20.6%
BUSINESS TELECOMMUNICATIONS
Business customers accounts                    979         1,627            772          2,399         3,935
Business lines connected                     3,928         7,036          2,843          9,879        18,932
Private circuits(9)                             70           151             10            161           226
Average lines per business account(10)         4.0           4.3            3.7            4.1           4.8
Average monthly revenue per line(8)(11)    L.88.68       L.74.60        L.59.60        L.70.23       L.50.17
Pro-forma average monthly revenue per
  line(8)                                  L.88.68       L.72.02        L.56.88        L.67.70       L.51.25

(1) Homes passed by civils construction is the number of homes that have had ducting buried outside.

(2) Homes activated is the number of homes that are capable of receiving cable service without further extension of transmission lines, apart from the final connection to the home.

(3) Homes marketed is the number of homes activated for which the initial marketing phase has been completed.

(4) Penetration rate of homes marketed is calculated by dividing the number of homes receiving basic cable television or the number of residential lines connected, as the case may be, on the given date by the total number of homes marketed for the given service as of such date, expressed as a percentage.

(5) The average monthly revenue per cable television subscriber is calculated by dividing total cable television subscriber revenues (excluding installation revenues) for the period by the average number of cable television subscribers (calculated as a simple average of the number of basic service subscribers at the end of each month during the period) and dividing that amount by 12.

(6) Churn is calculated by dividing net disconnections (total disconnections less the number of disconnected accounts for which service is later restored) in a period by the average number of subscribers in the period (calculated as a simple average of the number of subscribers at the end of each month during the period).

(7) The average monthly revenue per residential telephone line is calculated by dividing (i) line and equipment rental, outgoing call charges and incoming call charges for the period by (ii) the average number of residential telephone lines (calculated as a simple average of the number of subscribed lines at the end of each month during the period) and dividing that amount by 12.

(8) The calculation of the average monthly revenue per line (for both residential telephone and business telecommunication revenues) for the year to December 31, 1996 reflects the reduction in revenues stemming from rebates to BT on incoming termination revenues relating in part to 1995 but recorded in full against revenues in 1996. The rebates were calculated in accordance with recently revised interconnect agreements with BT that were made effective retroactively from April 1995. The pro-forma average monthly revenue per line (for both residential telephone and business telecommunications revenues) gives effect to the revised interconnect agreements as if they had been in effect from April 1995 and allocates to each period the portion of the rebates that relates to such period.

(9) Private circuits are point-to-point customer specific connections for which a fixed annual rental charge is made.

(10) Average lines per business account is calculated by dividing the number of business lines connected on the given date by the number of business customer accounts on such date.

(11) Average monthly business telecommunications revenue per line is calculated by dividing (i) business telecommunications line and equipment rental, outgoing call charges and incoming call charges (including revenue from private circuits) for the period by (ii) the average number of business telecommunications lines and private circuits (calculated as a simple average of the number of subscribed lines and private circuits at the end of each month during the period) and dividing that amount by 12.

INDUSTRY OVERVIEW

     Following the initial granting of licenses in 1984, development of the cable television and telecommunications industry in the U.K. proceeded slowly. This occurred for a number of reasons, including high construction costs (due in large part to the fact that cable networks in the U.K. generally must be buried underground), limitations on the cable companies' ability to offer telephone services, the lack of access to attractive programming and the lack of access to capital.

     Fundamental changes in the U.K. regulatory framework in 1990 and 1991, combined with increased availability of programming, have resulted in significant investment in the cable industry since that time. In 1991, the Secretary of State completed the liberalization review of the U.K. telecommunications market (the "Duopoly Review"), which resulted in major policy changes designed, among other things, to foster competition in the local telephone loop, where BT held almost all of the market share. Pursuant to such policy changes (i) new entrants (including foreign companies) could apply to the government to operate new telecommunications networks over fixed links,
(ii) cable operators were permitted to provide voice telephony services and to switch their own telephone customers' calls, instead of acting as agents of BT or Mercury, and (iii) cable operators were permitted to form expanded telecommunications networks by interconnecting their systems with one another. See "Certain Regulatory Matters -- Cable Telecommunications -- Duopoly Review" and "Certain Regulatory Matters -- Cable Telecommunications -- Interconnect Arrangements".

     To further encourage cable companies to construct cable television and telephone networks, current U.K. government policy restricts the ability of BT and Mercury to use their telephone networks for conveying broadcast entertainment to homes in cable franchise areas until at least 1998. U.K. regulatory policy has also been to award only a single cable television license for each franchise area. As a result of these government policies, cable operators currently hold the only licenses to provide both cable television and telecommunications services within their franchises. By operating a single fiber-optic network infrastructure to provide both cable television and telecommunications services, the cable operators can achieve significant economies in designing, constructing, marketing and operating their networks. BT cannot offer broadcast entertainment on its dedicated telecommunications network and achieve similar economies of scope in existing cable franchise areas, and BT has stated that these government policies have limited its ability to develop and implement a national fiber-optic local access network in the U.K. See "Certain Regulatory Matters -- Cable Telecommunications -- Restrictions on National PTOs".

     Further, the extensive use of fiber optics and digital switches, the use of synchronous digital hierarchy ("SDH") and other advanced technologies, have enabled cable operators to offer advanced telecommunications services. In addition, the availability of programming has improved substantially since the 1980s. As a result of the foregoing factors, significant investment in U.K. cable television followed the conclusion of the Duopoly Review. In particular, several North American cable operators and telephone companies initiated significant investment in the U.K. cable industry. In addition, cable companies in the U.K. began to access capital markets to finance construction. The U.K. cable industry has also begun to consolidate as evidenced by the 1995 merger of SBC CableComms and TeleWest Communications plc and the announcement on October 22, 1996 that NYNEX CableComms Group plc, Videotron Holdings Plc, Mercury and Bell Cablemedia plc intend to merge.

BUSINESS TELECOMMUNICATIONS AND RESIDENTIAL TELEPHONE

   OVERVIEW

     The Group derives its business telecommunications and residential telephone revenues from connection charges, monthly line rental charges, call charges, special residential service charges, special business service charges (e.g., private business circuits) and interconnection fees payable to the Group. In the U.K., the historical practice has been that all calls, local or national, are charged by time and distance.

     Switching its own traffic enables the Group to offer a wider range of services than would otherwise be possible, to monitor usage and manage doubtful accounts, to gather information about customer calling patterns and use this information in its marketing programs, and to structure rates and discount programs accordingly. As part of the Company's strategy of increasing the volume of calls switched locally and minimizing interconnect charges payable to BT, Mercury, Energis and other telecommunications providers, the Group has from time to time discussed with other cable operators the development of inter-franchise telephone networks. However, no assurance can be given as to whether or when any such inter-franchise networks will be developed.

   BUSINESS TELECOMMUNICATIONS

     The Group has achieved its share of the business telecommunications market in the areas which its network has passed by providing high-quality services at competitive prices. The Group had 3,935 business telecommunications customer accounts at December 31, 1996 including connections to a number of important corporate and governmental entities such as The Boots Company, Imperial Tobacco, Cargill, CCN, the Nottinghamshire County Council, the Nottingham City Council, Leicestershire County Council, Leicester City Council, Ashfield District Council, North East Lincolnshire District Council, Lincoln City Council, the Nottinghamshire Constabulary (including the local 999 emergency number), the Leicestershire Constabulary and the Lincolnshire Constabulary, the U.K. Inland Revenue national headquarters and their main sites in Leicester, Nottingham, Lincoln and Mansfield, the Nottingham Health Care N.H.S. Trust, the Nottingham City Hospital N.H.S. Trust, Nottingham Trent University, Leicester University, Lincoln University, BBC Radio Nottingham, Radio Trent, the Nottingham Building Society, Vision Express Group, Knoll Pharmaceuticals, Pedigree Pet Foods and the Northcliff Newspaper Group (four regional newspapers including Nottingham's Evening Post and the Leicester Mercury).

     The focus of the business marketing effort in the Group's franchise areas has been to attract large and medium-sized corporate and governmental customers, which generate high volumes of traffic and revenue. At December 31, 1996, the Group provided 18,932 business lines to its 3,935 business accounts giving the Group an average of approximately 4.8 lines per business account. In many cases these customers have transferred all or a portion of their telephone lines to the Group's service from those of the Group's principal competitors. A number of these customers have been specifically targeted, and in some cases the network has been built out to pass these customers. The Company plans to continue this strategy of focusing a portion of the Group's network build and marketing effort on town centers and industrial estates in its other franchise areas in order to capitalize on business telecommunications opportunities. The Company believes that its success in attracting these important customers has fostered a positive image in the community and enhanced the Group's credibility with other business customers.

     The Group currently offers a range of special business services, including:

- Custom Calling Features. The Group offers business customers three-way conference calling and fully itemized and analyzed monthly billing at no extra fee. At an extra charge, the Group provides services similar to those offered to residential customers including call waiting, call forward and alarm calls. Additionally, billing data on high density 3.5" floppy disks is made available to customers.

- Centrex. Centrex allows the customer to use the facilities of the Group's central exchange instead of purchasing its own PABX (electronic switchboard), and allows the customer to link geographically separated sites within the Group's network with common numbering, features and facilities. Centrex offers significant advantages over networking PABXs including reduced call charges and data calls using ISDN instead of point-to-point data circuits.

- DDI (Direct Dialing Inward). Direct Dialing Inward offers multiple unique numbers at a customer's premises via a smaller number of access lines.

- Private Circuits. Private (leased) circuits permit the subscriber to rent a circuit between two points, for example between two office buildings, at fixed rates. This permits the rapid exchange of data between subscriber owned computers or exchanges without passing through the public network. The subscriber can choose from among different circuit capacities, such as 64 KBit/s for low speed applications, and 2, 8, 34 and higher MBit/s speeds for other computer, moving image, multiplexed voice and other high capacity data applications such as main frame computer lines, video conferencing and local area networks (LANs) between local offices.

- Digital Services. The Group offers digital connection to the public network using DASS2 (Digital Access Signalling System) and Q931 (European specification). The Group offers Primary Rate ISDN (30 X 64kbps channels) for voice and data, or Basic Rate ISDN offering 2 channels of 64kbit and a 16kbps overhead which the Group is planning to use for "D" channel services (i.e. telemetry, alarm circuits etc). The network allows transparency for DPNSS (Digital Private Network Signalling System) where customers are linking privately owned telephone systems over the public network.

- Caller ID. Caller identification allows the customer to identify the origin of the inbound call, which is essential for the successful operation of computer telephone integration.

     The Group has recently commenced other telecommunications services such as Internet access, which it is making available to business and residential customers, as well as voice mail which it has begun test marketing and expects to make available during the second quarter of 1997. In addition, the Group is currently conducting trials on a fully managed data service based upon frame relay technology.

     In the business telecommunications area, the Group generally competes on the basis of the quality of services provided rather than on price, although the Company believes that its charges for services to business customers are competitive with those of BT, Mercury and other operators.

     The Company believes the Group has achieved favorable penetration in the business telecommunications market due to three factors. First, the Group's strategy in business telecommunications is to target large and medium-sized corporate and governmental customers, which generate the most revenue and the Company has given priority to building out its network to such customers. Second, the Group's fiber-optic network infrastructure provides customers with several advantages including superior service reliability (due to the self-healing loop architecture), greater system capacity and the ability to provide an extensive range of digital services. Third, the Group provides a high level of customer service including custom tailored network services and frequent communication with major customers. The Company believes that this combination of quality service and attractive rates has enabled the Group to achieve a substantial share of the market of large and medium-sized business telecommunications customers in the areas it has marketed.

     Telephone subscribers changing to the Group historically have had to change their telephone numbers. As a result certain business customers have been reluctant to switch carriers because they would lose their existing telephone numbers. In response to this, Diamond has provided its business customers with the opportunity to use the Group's telephone service for their outgoing telephone calls, which carry higher revenues than incoming calls, and for their specialized telecommunications needs, while retaining their existing service provider (and their existing telephone number) for incoming telephone calls. For a description of certain developments relating to number portability, see "-- Competition -- Business Telecommunications" and "Certain Regulatory Matters -- Cable Telecommunications -- Number Portability".

     RESIDENTIAL TELEPHONE

     The Group had residential telephone line penetration of 41.4% of homes marketed at December 31, 1996. The Company believes the Group is achieving these residential telephone penetration rates due to (i) Diamond's well-recognized brand name and (ii) the Group's competitive rates (including free voice calls between the Group's residential customers in the same local and adjacent calling areas during off peak evening and weekend hours). In the residential telephone area, the Group generally competes on the following basis:

     Reliability. The Group's fiber-optic network infrastructure provides reliable, high-quality transmission across a modern network. In addition, the Company believes that the Group's early concentration on attracting prominent business and governmental customers has enhanced its credibility with residential customers.

     Special Services. By switching its own traffic, the Group is able to offer a variety of special services to residential customers. All residential customers receive three-way conference calling capabilities and fully itemized monthly billing at no extra fee. The Group provides three-way conference calling free of charge in order to stimulate additional call and/or termination charges. Additional "Custom Calling Features" offered by the Group for an extra charge include: call waiting, call barring (prevents unauthorized outgoing or incoming calls) and call diversion (i.e., call forward). The Group's network architecture provides a flexible platform for the Group to offer a wide range of additional telephony services as they become available in the future. These services are expected to include voice mail and distinctive telephone rings for different members of a household.

     Cost Savings. The Group seeks to provide residential telephone customers with savings on the cost of line rental and usage charges compared to BT. In order to encourage customers to subscribe to both television and telephone services, the monthly line rental charge for customers who subscribe to both services is offered at a discount to the monthly charge for customers who subscribe to telephone service only. Further discounts are available if a customer remains a subscriber to both services for an extended period of time.

     Free Evening and Weekend Voice Calls. The Group allows free voice calls between the Group's residential customers and by the Group's residential customers to the Group's business customers located within the same local and adjacent calling areas during off-peak evening and weekend hours. The incremental cost of these calls to the Group is negligible because they do not require interconnection with another operator. The Company believes that this service has encouraged its subscribers to recommend its services to other potential subscribers, particularly friends and family members, and is believed by the Company to increase calling traffic generally. The Company believes this word-of-mouth marketing reinforces its well-recognized brand name.

     The Company regularly evaluates its pricing strategy and intends to remain price competitive in its residential telephone business. The Company believes competitive pricing is particularly important initially as it introduces services and seeks to gain market share. However, over time the Company expects customer service to become a more important component of its marketing strategy.

     The Group recently launched an Internet access service, Diamond Cable Online, in its operating area. This service, available to both Diamond telephone subscribers and others, is the result of an alliance with Cable Online Ltd., a subsidiary of International CableTel Ltd., and provides users with access to the Internet and World Wide Web. The Group expects to offer expanded Internet services, including ISDN and leased line connections, during the second quarter of 1997. The Group is also test marketing voice mail services which it intends to make available to residential telephone customers during the second quarter of 1997.

CABLE TELEVISION

     PROGRAMMING

     The Company currently offers a wide range of cable television programming, including satellite and broadcast channels, tape delivered channels and FM radio. This range includes more than 50 television channels, many of which are available 24 hours a day. Local programming is provided only on a limited basis and may be offered on a larger scale in the future. In addition, the Company has carried pay-per-view events. The Company also offers a digital music service providing 30 channels of continuous music.

     The Company believes that the availability of a wide variety of quality programming is one of the most important factors influencing a consumer's decision to subscribe for and retain cable television service. Consequently, the Group devotes considerable resources to obtaining access to a wide range of programming that it believes will be appealing to both existing and potential subscribers of its basic and premium services. The Group may from time to time pursue investments in programming providers.

     The following sets forth the television programming currently offered by the Company.


Programming                     Description
NEWS AND INFORMATION
CNN International               24-hour international news service
European Business News(1)       European business news service
Parliamentary Channel           Live coverage of the U.K. Parliament
Sky News(2)                     24-hour U.K. news service
The Weather Channel             24-hour weather information
Channel Guide                   Summary of programming schedule
Preview Channel                 Sampling of all cable channels
Diamond Vision/Cable 7          Local programming
Bloomberg Information TV(3)     News and financial information service

GENERAL INTEREST
BBC1                            U.K. terrestrial television
BBC2                            U.K. terrestrial television
ITV                             U.K. terrestrial television
Channel 4                       U.K. terrestrial television
Bravo(1)                        Classic movies and television series
NBC Super Channel               U.S. and world news and entertainment
QVC -- The Shopping Channel(4)  Home shopping
Sky One(2)                      Drama, films and serials
Sky 2(2)(5)                     Drama, films and serials
Discovery Channel(6)            Science and education programming
The Challenge Channel(7)        Game show programming
The Learning Channel(6)         Education and documentary programming
The History Channel(4)          History programming
Travel Channel(3)               Travel programming
TNT(8)                          Movies and other entertainment
U.K. Gold                       Classic U.K. television programming

Programming                     Description
Live TV                         24 hour U.K. entertainment and news
Sky Soap(2)(4)                  Repeats of soap dramas
The Sci-Fi Channel              Science fiction programming
Sky Travel(2)(4)                Travel programming
Vision(9)                       Religious programming
Christian Channel(4)            Religious programming
Carlton Select(10)              Classic U.K. Television programming
Carlton Food Network(10)        Food programming
Granada Plus(11)                Classic U.K. Television programming
Granada Men and Motors(11)      Male oriented programming
Granada Talk                    Talk shows
Granada Good Life               Health, shopping and gardening programming

MOVIES
Sky Movies(2)(12)               24-hour feature movies
Sky Movies Gold(2)(12)          Classic movies
Playboy TV(12)                  Adult entertainment
The Movie Channel(2)(12)        24-hour feature movies
HVC(12)(13)                     Cult thriller movies
The Adult Channel(12)(13)       Adult entertainment

CHILDREN
The Disney Channel(2)(12)       Children's entertainment
Cartoon Network(8)              Children's cartoons
TCC(7)                          Children's entertainment
Nickelodeon(5)                  Children's entertainment

MUSIC
VH-1                            Music videos
CMT Europe                      Country music videos
MTV Europe                      Music videos
Performance(9)                  Classical music and opera
The Box                         Music videos selected by customer requests
Landscape(9)                    Classical music accompanying scenic videos
MCM Euromusique                 Music Videos

SPORTS
Eurosport                       International sporting events
Sky Sports(2)(12)               U.K. and international sports
Sky Sports2(2)(12)              U.K. and international sports
Sky Sports3(2)(12)              U.K. and international sports

INTERNATIONAL
Zee TV(12)                      Asian sub-continent related programming
Asia NET                        Asian programming
Namaste(14)                     Asian programming
ATM(14)                         Asian programming
SAT 1                           German language programming
TV5                             French language programming
CNE                             Chinese news and entertainment

(1)  European Business News and Bravo share a single channel.
(2)  Programming acquired from BSkyB and governed by the BSkyB rate card.
(3)  The Travel Channel and Bloomberg share a single channel.
(4) Sky Soap, Sky Travel, QVC, the History Channel and the Christian Channel share a single channel.
(5)  Sky 2 and Nickelodeon share a single channel.

(6)  The Discovery Channel and the Learning Channel share a single channel.
(7)  The Challenge Channel and TCC share a single channel.
(8)  TNT and Cartoon Network share a single channel.
(9)  Landscape, Performance and Vision share a single channel.
(10) Carlton Select and Carlton Food Network share a single channel.
(11) Granada Plus and Granada Men and Motors share a single channel.
(12) These services are offered for an additional charge or upon subscribing to other services requiring an additional charge.
(13) HVC and the Adult Channel share a single channel.
(14) ATM and Namaste share a single channel.

     The Company believes that an important factor influencing a consumer's decision to subscribe for and retain cable services is the consumer's ability to choose and pay for only those channels the consumer desires. The Group has been constrained in its ability to offer a range of channel packages due to requirements imposed by programming suppliers to provide certain channels to all subscribers if provided to any. The Group has recently negotiated with certain suppliers reductions in these requirements which will allow the Group greater flexibility in designing the packages of channels it can offer consumers in certain franchise areas.

     The Group currently charges L.13.99 per month (after a L.1 direct debit discount) for its basic cable television service (49 or 50 channels, depending on the franchise area, and one converter box that provides cable service to one television) and offers additional premium pay services. In two of its franchise areas, Nottingham and Mansfield the Company has introduced a "Connect Pack", an entry-level package of 13 channels of television plus telephone line rental for
L.12.98 (L.5.99 for cable television and L.6.99 for telephone line rental). This package, which does not include access to premium channels, is aimed at the Group's large base of telephone-only subscribers as well as first time subscribers to multichannel television. In these franchise areas, the Group also offers its Variety Pack, which consists of 29 channels and is offered for
L.9.99 per month (after a L.1 per month direct debit discount). This package provides subscribers access to premium channels without having to purchase a full basic package. The Company also believes that these programming packages will encourage existing subscribers to remain as cable television customers by providing a less costly alternative to a full programming package. Generally, there is no charge to the subscriber for service or repair of the cable television network or customer premises equipment.

     The Group obtains most of its programming from suppliers pursuant to informal arrangements that are typically contemplated to run from three to five years. The arrangements generally provide for payments by the Group based on the number of subscribers to the service. Some programming, such as that provided by the BBC and other terrestrial broadcasters, is provided to the Group without charge.

     BSKYB PROGRAMMING

     BSkyB currently provides the Group with 12 channels on a non-exclusive basis and also offers this programming (together with additional programming) directly to its DTH satellite customers, in competition with the Group and other cable operators. BSkyB is the leading supplier of cable programming in the U.K. and the exclusive supplier of certain programming. Its programming is generally popular in the U.K. and is important in terms of attracting and retaining cable television subscribers. In the absence of more alternative programming sources, BSkyB may be able to set and raise prices for its programming without significant competitive pricing pressure. In addition, BSkyB distributes 18 other programming channels on behalf of other providers (including some providers partly owned by BSkyB).

     The Group pays a monthly fee to BSkyB for programming based on the number of the Group's subscribers taking the various BSkyB channels at the end of each month. The fees vary by channel. The aggregate amount payable by the Group to BSkyB during the year ended December 31, 1996 was L.3.6 million.

     It was reported on September 3, 1996 that the ITC was investigating the bundling of certain channels by BSkyB and, in particular, requirements that cable companies must acquire a package including two premium movie channels in order to obtain the Disney Channel from BSkyB. The ITC has not yet reported a decision.

     The prices that BSkyB charges the Group have been governed by rate cards established by BSkyB from time to time. The two most recent rate cards were approved by the Director General of Fair Trading("DGFT") following inquiries by the Office of Fair Trading ("OFT"). Under its rate cards, BSkyB implemented significant price increases. BskyB submitted a revised rate card to the OFT in July 1996, which has been approved and which was operative as of February 16, 1997.

     In addition, under the new rate card, BSkyB has introduced a separate charge to the Group for a third sports channel, which it currently provides to its DTH sports subscribers at no additional charge. The Group has decided to pass on this separate charge for this service to subscribers to the other BSkyB sports services unless the subscriber takes three BskyB premium channels.

     During 1995 and 1996, the OFT conducted reviews of BSkyB's position in the pay TV market. Following its review in 1996 of BSkyB's supply of programming to pay TV (including to cable operators) and access to encryption and subscriber management services, the OFT concluded that although BSkyB was not acting anti-competitively, the competitive process was being impaired. BSkyB was not referred to the Monopolies and Mergers Commission (the "MMC") but gave new informal undertakings and accepted modifications to those it had previously given in March 1995. BSkyB agreed not to require carriage of basic channels in excess of 80% of homes; to unbundle channels, with the exception that two BSkyB channels could be linked with specified other BSkyB channels; to ensure that its Videocrypt conditional access system is made freely available without discrimination to programmers on the basis of a published rate card on cost-related terms; to maintain separate accounts for its DTH business, with actual or notional charges not less than offered to cable operators; and to revise the structure of the cable rate card.

     The DGFT has announced that the informal undertakings given by BSkyB would be reviewed by the end of 1998 or earlier if appropriate. The DGFT has also concluded that BSkyB should offer cable operators reasonable contractual security in terms of length of contract and that the OFT would regard a demonstrable and unreasonable unwillingness to do so as an abuse of BSkyB's market power.

     The OFT has also reviewed agreements between BSkyB and subsidiaries of NYNEX CableComms Group PLC and TeleWest Communications plc, which among other things permitted the licensing of BSkyB's programming at rates not provided by the rate card. These agreements originally included undertakings by the two cable companies not to compete with BSkyB with respect to film or sport programming. Following a suspension of these provisions, the DGFT announced in July 1996, that the agreements had been amended to address the concerns expressed by the DGFT.

     On February 6, 1996, the DGFT announced that he was referring an agreement between the Premier League, BSkyB and the BBC, by which the Premier League sells the exclusive television rights for Premier League football matches, to the Restrictive Practices Court (the "Court") because the agreement contained significant restrictions on competition. The Court will decide whether the restrictions are against the public interest in which case the Court may order the parties not to give effect to, enforce, or try to enforce the restrictions in the agreement and not make any other similar agreement. BSkyB, the Premier League and the BBC are understood to have successfully resisted an attempt made by the OFT to accelerate the review and the review has not yet been completed.

     The OFT is currently considering whether a number of other arrangements for televising soccer and other sporting events contain significantly anticompetitive restrictions.

     The Group has commenced discussions with other cable operators and media companies for the purpose of exploring ways in which it could obtain viable sources of alternative programming and has from time to time discussed the development of cable television channels to provide programming, including local programming, through the Group's network.

     FUTURE SERVICES

     The Group's network has been designed to enable it to provide customers with a wide range of advanced interactive services as they become available. The Company also currently expects to introduce a more extensive pay-per-view service once one becomes more generally available to the industry. Such a service would enable cable subscribers to order specific sporting events, concerts, feature films or other special events on a per-event basis for an additional charge. However, the Company cannot provide any assurances as to whether or when such a service will be generally implemented.

     Other interactive services that may be offered by the Group in the future include video games that would be transmitted periodically (or possibly upon subscriber request) to a special converter box at a subscriber's home where they would be available for use by the subscriber (as with a traditional video game) and video-on-demand services that would enable individual subscribers to request specific programming from the service provider's inventory for viewing at a specific time. See "-- Competition -- Cable Television". Additional services could include video telephone services and video conferencing, access to on-line databases and interactive transactional services. However, there can be no assurance that the Group will be able to develop and deliver any of these products on a timely and competitive basis.

     Digital technology allows operators to provide more channels, through digital compression, and higher quality pictures and sound. The Group believes that its network leaves it well placed to provide digital television services if in the Company's view providing these services in its franchise areas becomes commercially attractive. However, the Group has no immediate plans to introduce digital television services.

     The Group currently receives negligible revenues from advertising, and does not expect to receive any significant advertising revenues until its subscriber base has expanded significantly. The Company believes that there may be potential for meaningful advertising revenues in the future due to the relatively limited alternative outlets for local advertising in the Group's franchise areas.

     SALES AND MARKETING

     Cable television and residential telephone services are marketed to the residential customer on an integrated basis. Until February 1997, the residential sales teams were comprised of approximately 150 residential specialists employed by independent sub-contracting companies supervised by the Company and paid on a commission basis. Since February 1997, DCL has begun to employ residential salespeople directly. These employees are now paid on the basis of a salary plus commissions.

     During construction of the Group's network, a customer relations program is in place, beginning with a "Sorry to Disturb You" pre-construction notice providing general information about the Company's services and describing the construction process, followed by a "Thank You for Your Patience" packet containing an apology for the inconvenience caused during construction, complete information on the cable television and telephone services offered by the Company, and ending with an after-sale satisfaction survey. This approach is designed to inform potential customers of construction status, to minimize inconvenience during construction and to foster a loyal customer base.

COMPETITION

     The Group's business telecommunications, residential telephone and cable television businesses compete with various companies using a variety of technologies.

     BUSINESS TELECOMMUNICATIONS

     The Group competes primarily with BT and Mercury in providing business telecommunications services. The Group competes primarily in the business telecommunications area on the basis of quality of service and to a lesser extent price. The Company believes the Group's call charges are competitive with those of BT and Mercury.

     The Company believes that the Group's ability to compete effectively with BT had been adversely affected, particularly with respect to businesses, because there had historically been no telephone number portability in the U.K. (i.e., a new customer could not transfer its BT telephone number to the Group's system). The Company believes that this discouraged some customers from changing from BT to the Group's service because of the costs and inconvenience associated with changing numbers. In response to this, the Company provided its customers with the opportunity to use its services for all outgoing telephone traffic, while continuing to use other providers for incoming traffic. For a discussion of certain regulatory developments regarding the introduction of number portability in the U.K. See "Certain Regulatory Matters -- Cable Telecommunications -- Number Portability". The Company believes that number portability will offer little improvement to the Group's results in residential areas but could offer marginal increased sales in the small business area where number recognition and number advertising for the two and three line customer is an issue. Overall, the Company believes that number portability will be relatively neutral in its effect on the Group's business.

     Both BT and Mercury have resources substantially greater than those of the Group, and each has a national presence which may permit it to offer telecommunications, data transmission and other services on a national basis to business telecommunications customers with national operations beyond those that the Group is currently able to offer on its own. The Company expects that competition with Mercury and BT and other service providers, including the AT&T group, entering the business telecommunications market will continue to intensify.

     Energis has nearly completed construction of a national network along existing electrical power pylons and has launched telephony services. To date, Energis has not marketed residential telephony lines and generally has concentrated on the larger business telecommunications market. Energis' service offering, along with indirect service from ACC and other, smaller, long distance operators, and the emergence of International Simple Reseller companies have increased competition in the long distance and international telecommunications markets. It is also possible that utilities, such as rail or water companies, will seek to use their existing infrastructures to construct telecommunications networks that will compete with the Group's telecommunications business.

     RESIDENTIAL TELEPHONE

     BT, with the large majority of the residential telephone market in the U.K., is the Group's principal competitor in providing residential telephone services. BT has a fully built national telephone network and, due to its extensive experience in the marketing and operation of telecommunications services in the U.K. and its large financial resources, it is a formidable competitor to the Group. However, BT's ability to respond to price competition from local cable operators is restricted by its license obligation not to show undue preference to, or unduly discriminate against, different classes of customers throughout the U.K. This effectively obligates BT to price all of its services equally to the same classes of customer throughout the U.K., although BT may provide discounts to high volume users. However, as the U.K. telecommunications market becomes more competitive, there can be no assurance that BT will not be given greater pricing flexibility in the future.

     The Group seeks to compete with BT in the residential market primarily by emphasizing the competitive cost and, to a lesser extent, quality of service advantages of its cable telephone services. For example, the Group currently seeks to provide its telephone subscribers with monthly savings on the cost of calls compared to BT. To date, the Group generally has been able to price its cable telephone call charges below those of BT; however, there can be no assurance that the Group will be able to continue to do so in the future. BT currently is subject to regulatory controls over the prices it may charge customers, which last until July 31, 1997. OFTEL has issued proposals for revised price controls to be in effect until 2001. See "Certain Regulatory Matters -- Cable Telecommunications -- Price Regulation". These current controls impose significant downward pricing pressure on charges in the U.K. telephone service market. As a result, BT has implemented significant price reductions for certain categories of calls and has implemented a new price initiative concerning per second pricing, which has led to further price reductions for certain users. In the past, the Group has generally reduced certain of its rates following BT's price reductions in an effort to maintain its price competitiveness versus BT. OFTEL's proposals for revised price controls until 2001 indicate that BT will be required by its telecommunications license to reduce the average level of its prices further in each of the next few years. The impact of BT's price reductions on the financial performance of the Group has been partially offset by reduced interconnection costs charged by BT for the conveyance of calls. There can be no assurance, however, that any such price cuts will not adversely impact the financial performance of the Group's telephone operations.

     BT has also started to market its services more aggressively to maintain its market position over other service providers. For example, BT recently began providing voice mail services on a national basis and caller ID services in digital switch areas, and has implemented on a national basis other services currently offered by the Group in its franchises, such as itemized billing and time-based charges. BT has also implemented extensive marketing campaigns to win back customers from cable operators.

     The introduction of international facilities licensing in 1996 has increased competition for international traffic, and the Group's telephone subscribers can obtain access to these alternative international service providers.

     In both the business telecommunications and residential telephone areas, the Group faces additional competition from (or may in the future compete with) Mercury and mobile telecommunications providers such as Vodafone, Cellnet, Mercury One2One and Orange and also faces competition from radio based telecommunications providers such as Ionica.

CABLE TELEVISION

     As a result of the ITC's practice of not granting more than one cable television license within a franchise area, the Group does not compete with other cable operators for subscribers within its franchise areas. The Group does, however, compete with programming provided by terrestrial stations, DTH satellite services, video cassette rental stores and SMATV systems and may in the future compete with programming provided by video-on-demand and other entertainment services provided by national PTOs and others.

     The principal current (and potential) competitors for the Group's cable television business are the following:

     Broadcast. Television viewing in the U.K. has long been one of the most popular forms of entertainment, and daily viewing time in the U.K. averages over 230 minutes per person (Source: BARB). Until 1989, four broadcast channels were the only source of television programming. Although the national television channels in the U.K. generally are perceived as providing high-quality programming, the Company believes that most viewers prefer a wider variety of television programming. The market share of cable television and satellite service programming is approximately one-third of all viewing in homes with cable television and satellite services (Source: BARB). In addition, the Company believes that the penetration of cable and DTH satellite services and the widespread use of VCRs, indicates a willingness on the part of many consumers in the U.K. to pay for additional programming.

     In addition to the four existing terrestrial channels, an additional commercial terrestrial channel (Channel 5) commenced broadcasting March 30, 1997.

     The Company believes that its primary competitive advantages over existing terrestrial television are significantly more programming options, access in the future to advanced interactive services and, in some areas, improved television reception. The Company believes that terrestrial television benefits from its position as the traditional source of low cost television in the U.K.

     Under the Broadcasting Act 1996, the ITC has been given responsibility for the licensing and future regulation of digital terrestrial television which, on introduction, is expected to provide an additional 30 or more new terrestrial channels serving between 60% and 90% of the U.K. population. Forty percent of the channels will be reserved for digital broadcasting by the existing terrestrial broadcasters. In January 1997, BSkyB, Carlton Communications and Granada Group announced they had formed a joint venture and applied (in competition with another applicant) to the ITC for three frequency ranges to provide 15 digital terrestrial television channels, which will broadcast programming that may include BSkyB programming currently available only through DTH satellite or cable television as well as programming from the BBC. Digital terrestrial television would broadcast from land-based transmitters and could be received by consumers with conventional aerials. A digital decoder box would be needed to view the new channels, which would have digital picture and sound quality. The introduction of digital terrestrial, as well as digital satellite, television will provide additional competition for the Group. See "Certain Regulatory Matters -- Future Developments -- Digital Broadcasting".

     The Group believes that its network has been designed such that the Group would be well placed to provide digital television services if providing these services in its franchise areas were to become commercially attractive. However, the Group has no immediate plans to introduce digital television services.

     DTH Satellite. DTH satellite television service providers obtain programming from a variety of sources (including some of those used by the Group) and transmit the programming signal up to a satellite which then retransmits the signal down to customers. In order to receive a satellite service, the customer must have an outdoor reception dish.

     DTH satellite services are widely available in the U.K., and the number of DTH satellite subscribers has increased from 500,000 in 1989 to approximately
3.5 million at December 31, 1996. BSkyB is the leading supplier of satellite programming in the U.K. See "-- Cable Television -- Programming". The Sky Multi-Channels package provided by BSkyB currently offers subscribers approximately thirty channels.

     In the multichannel television market, BSkyB is the Group's principal competitor as well as one of its most important sources of programming. The Group provides to its subscribers all of the channels included in the Sky Multi-Channels package. There can be no assurance that BSkyB will continue to provide programming to the Group on acceptable terms. However, as other programming sources become available, the Company believes that the Group may become less dependent on programming from BSkyB. See "-- Cable Television -- Programming".

     The Company believes that DTH satellite services will continue to be significant competitors in the future. However, the Company believes that cable television has a number of competitive advantages over DTH satellite service, including the following: (a) the significant up-front or ongoing costs for the purchase or rental of a satellite dish and related equipment required for DTH (normally starting from approximately L.150 for the purchase of a satellite dish and related equipment, including typical installation charges of approximately L.50, or approximately L.12.50 per month for rental of a dish and related equipment); (b) the perception that satellite dishes are unsightly; (c) the long-term contracts (one-year) generally required for DTH satellite services; and (d) the ability of cable networks to offer telephone services and in the future to offer interactive and integrated entertainment, telecommunications and information services in addition to television programming.

     The Company believes that the principal competitive advantage of DTH satellite service is the monthly service charges for basic services and premium services which are lower than those for comparable services provided by the Group. BSkyB has announced its intention to introduce a digital DTH satellite service (offering the possibility of over 200 television channels) by the end of 1997. The Company believes that DTH satellite services may become more competitive with cable service if digital compression technology is successfully introduced in the U.K. such that satellite services can provide more channels and direct specific programming to particular subscribers.

     Other Competitors. The Group also faces competition from video cassette rentals and SMATV systems (which receive signals from either broadcast or satellite sources and then distribute them by cable to a discrete group of subscribers). Currently, no video-on-demand service is commercially available in the U.K. (although BT has conducted residential trials). However, the successful introduction of a video-on-demand service in the Group's franchise areas, particularly by a national PTO, would result in the Group's services being subject to increased competition. See "Certain Regulatory Matters -- Restrictions on National PTOs". SMATV systems can compete with cable television within a franchise area, but currently there are no SMATV systems licensed to provide service to more than 1,000 homes in the Group's franchise areas.

     New Technologies. The extent to which new media and technologies will compete with cable television systems in the future cannot be predicted and such media or technologies may become dominant in the future and render cable television systems less profitable or even obsolete. Certain operators currently are deploying digital compression technology in the U.S. If digital compression technology is deployed successfully in the U.K., it will enable the Group, as well as its terrestrial and digital DTH satellite competitors, to increase significantly the number of channels they are currently able to offer to their customers. An increase in the number of channels offered by terrestrial and DTH satellite services at competitive costs could affect the Group's current competitive position.

FRANCHISE AREAS

     The Group has been granted cable television licenses to provide cable television services in fifteen franchise areas that form a contiguous cluster of approximately 1,229,900 equity homes. The Group has been granted telecommunications licenses in eight of its fifteen franchises. In addition, DCL has applied for a national telecommunications license which will enable the provision of business and residential telecommunications in the Group's seven remaining franchises and elsewhere in the U.K. The table below sets forth the number of homes in the individual franchises areas according to CACI Information Services (for the franchises governed by telecommunications licenses and the Burton-upon-Trent and Hinckley LDLs) and the ITC (for the other LDLs).

                                         OWNERSHIP         Equity Homes
                                         ---------         ------------
TELECOMMUNICATIONS LICENSES
Nottingham                                     100 %            270,000
Mansfield                                      100 %             85,000
Newark-on-Trent                                100 %             42,000
Grantham                                       100 %             22,000
Melton Mowbray                                 100 %             19,000
Lincoln                                        100 %             52,000
Grimsby and Cleethorpes                        100 %             64,000
Leicester and Loughborough                     100 %            203,000
LDLS(1)
Burton-upon-Trent                              100 %             94,000
Hinckley                                       100 %             45,000
Ravenshead                                     100 %              2,900
Bassetlaw                                      100 %             41,000
Lincolnshire and South Humberside              100 %            174,000
Chesterfield                                   100 %            107,000
Vale of Belvoir                                100 %              9,000
                                                              ---------
Total                                                         1,229,900
                                                              =========

(1) The Group has been granted an LDL for each of these franchise areas and is awaiting the grant of the necessary telecommunications license. It is expected that these franchises will be covered by the national telecommunications license.

     Diamond's original franchise areas comprise a substantial regional market centered around the City of Nottingham. In addition, the LCL franchises and the Ravenshead, Bassetlaw, Lincolnshire and South Humberside, Chesterfield and Vale of Belvoir franchise areas are contiguous to the original Diamond franchises. All of the Group's franchises are concentrated in a single region and the Group owns a 100% interest in the licenses associated with each franchise. The Company believes that the Group's regional focus provides it with a number of advantages, including the ability to (a) achieve significant cost benefits in designing, constructing and managing a single network infrastructure and providing telecommunications services over an extensive area, (b) be more responsive to customer needs than its national competitors, thereby increasing customer loyalty and (c) increase its name recognition.

     Under present rules, the telecommunications licenses covering these franchises last for 23 years from the date from which the cable system first becomes operative. Thereafter, these licenses are not extendable and application must be made for a new license. The telecommunications license for the Nottingham franchise, which was the first to become operative, expires in 2013. The telecommunications licenses currently held by the Group all incorporate construction milestones which are reviewed by OFTEL. LDLs include milestones that are reviewed by the ITC. See "-- Milestones". For further descriptions of the Group's licenses, see "Certain Regulatory Matters".

     The Company may from time to time seek to acquire one or more new or existing franchises either in public tenders by the ITC or by private purchases from third parties. The Company anticipates that it will generally seek to acquire franchises that are contiguous to the Group's existing franchises and therefore can effectively be integrated into the Group's existing operations. No agreement for any specific material acquisition has been reached or is currently pending. The Group currently operates solely in the U.K. and currently expects that any future acquisitions would be of franchises or businesses in the U.K.

     An LDL enables an operator to provide cable television and (when held in conjunction with a telecommunications license) telecommunications services, utilizing not only cable networks but also microwave distribution systems. See "Certain Regulatory Matters". When such licenses are applied for by one operator, they are then generally advertised for competitive auction by the ITC. No license has been awarded for certain other geographic areas that are contiguous to the Group's franchise areas. The Group may bid for additional LDLs, if the bid price (including the estimated additional capital costs to complete the network) for the additional franchise areas provide an attractive return, in order to further improve the Group's operating leverage and increase asset value. If the Group were to be awarded any of the LDLs it may bid for in the future, the areas would be constructed in parallel with the existing franchises, but it is expected that the completion of the network for the enlarged area would be later than that planned for the existing area. In addition, to complete construction of an enlarged franchise area, the Group would be required to expend additional funds which, depending on the size of the franchise area, could be significant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

     In addition, the Group operates a master antenna television service to approximately 16,000 council properties in Nottingham. This service is provided by the primary cable television network without the necessity to build and operate a separate master antenna service system.

CONSTRUCTION

     As of December 31, 1996, approximately 477,000 of the premises in the Group's franchise areas had been passed by civils construction and a portion of the network passing approximately 365,000 premises had been activated. The number of premises activated represents 36% of the Group's aggregate milestone requirements. Construction has now commenced in eight of the Group's franchise areas. While the projected rate of construction is governed principally by the applicable regulatory milestones, the path of construction in the Diamond franchises has, to date, been driven in part by the Company's strategy of targeting large business telecommunications customers. As a result, Diamond often concentrated the build out of its network to business telecommunications customers who were being solicited or to areas with a higher density of potential business telecommunications customers.

     The Group has undertaken a rapid acceleration in the build out of its existing franchise areas. During 1996 and 1995 over 172,000 and 173,000 homes respectively were passed by civils construction as compared with approximately 27,000 homes passed during all of 1994. The Company intends to continue the rapid growth and development of network construction and activation to meet the Group's regulatory milestones. The Group may encounter difficulty in obtaining qualified contractors and may encounter cost overruns or delays in construction. As with other U.K. cable operators, the Group is generally required to use underground construction and cannot broadly employ mechanized construction methods due to existing underground utility infrastructure. The number of homes passed by the Group's civils construction substantially exceeded homes activated and homes marketed at December 31, 1996. At that date, approximately 23% of the network passed by civils construction had not been activated (as measured by homes activated as a percentage of homes passed by civils construction). At that date, approximately 27% of the homes activated by the Group's network had not yet been marketed. The Company expects to accelerate the release of homes for marketing as more homes are activated and as the percentage of homes activated but not marketed is reduced. This may place additional stress on the Company's management and operational resources. If the Group is unable to manage its expected rapid growth and development successfully, the Group's operating results and financial condition could be materially adversely affected.

     Diamond originally relied on its own construction team for the build out of its network. Since 1994, the Group has primarily used outside contractors, but believes that maintaining some in-house construction capability enables it to reduce the costs of construction and to manage its build out better. In particular, the in-house construction team provides a benchmark against which to measure fees from outside contractors and provides a reliable construction team for building out particularly difficult areas. Approximately 16% of the network constructed during 1996 was constructed using the Group's in-house team.

     Cable operators have the benefit of and must comply with the New Roads and Street Works Act 1991 (the "Street Works Act") which permits them to construct on public highways on the same basis as public utilities. This has, to some extent, reduced construction delays. See "Certain Regulatory Matters -- Cable Telecommunications -- Network Construction and Service Obligations".

     For a discussion of the Company's plans to fund construction see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

MILESTONES

     The Group is obliged by the milestones in its telecommunications licenses and LDLs to construct a network to pass an aggregate of 1,021,894 premises within prescribed time periods. See "Certain Regulatory Matters -- Cable Telecommunications -- Network Construction and Service Obligations".

     Both Diamond and LCL failed to meet their original regulatory milestones. Diamond had failed to meet the milestones in its original licenses due principally to the unavailability of sufficient funding in periods prior to the acquisition in May 1994 by European Cable Capital Partners, L.P. ("ECCP") of a majority stake in Diamond and the decision to allocate resources to the building out of the Nottingham franchise. Having obtained revisions to its licenses, Diamond raised approximately $143 million at the end of September 1994 through the issuance of the 1994 Notes and, after a slight delay due to construction planning and the hiring of contractors, began to accelerate the pace of the build out of its network.

     At December 31, 1995, the Group was obligated to meet specified milestones in eight of the Group's franchise areas where building was due to have commenced. Compliance with the milestones in these areas is in each case monitored by OFTEL. During June 1996, OFTEL informed the Company that it did not agree with the Company's historical method for calculating compliance with its milestone obligations and that the number of premises passed should be based only on the number of premises activated (the number of premises that can be connected to the cable network without further extension of transmission lines, apart from the final drop to the home). In calculating premises passed, the Company had historically included premises passed by civils construction (premises with ducting buried outside) but not yet activated. Based on OFTEL's method of calculating premises passed, the Group failed to meet its year-end 1995 milestones in six of its eight franchise areas. In three of these franchise areas -- Grantham, Newark-on-Trent and Melton Mowbray, the 1995 year-end milestones represented the final milestones required under each license.

     The Group has renegotiated its eight telecommunications license milestone obligations with OFTEL. In five franchise areas where the final milestone has not yet fallen due, the Director General of OFTEL has formally modified the interim but not the final milestone obligations under the licenses to provide new quarterly milestones which the Group had met as at December 31, 1996. In the other three franchise areas, OFTEL did not make any formal modification to the existing licenses, and the final milestones in these three franchise areas have now been met.

     In four of the seven franchise areas covered by LDLs, the Group was originally required to meet its first milestone obligations by the end of 1996. However, due to delays by the DTI in the granting of telecommunications licenses covering these franchises, which are required before construction can commence, the ITC has formally modified the Group's licenses to remove milestones that fell due at year-end 1996 and otherwise shift the annual milestones for those licenses back by 12 months. DCL has applied to the DTI for a national telecommunications license which it expects to be granted shortly. Delays in obtaining this license may adversely affect the Group's ability to meet LDL milestones for 1997.

     The following table sets forth the milestones that are incorporated into the Group's telecommunications licenses and LDLs. Since the actual milestones that the Group is required to meet are specified individually for each of the franchises, the Group could meet the aggregate milestones but still fail to meet one or more individual franchise milestones and therefore subject a telecommunications license or LDL to the risk of revocation or termination.


                                                                                                    After
Group Franchise Areas               1994     1995     1996     1997     1998     1999     2000      2000
-----------------------------      -------  -------  -------  -------  -------  -------  -------  ---------
TELECOMMUNICATIONS LICENSE
MILESTONES(1)
Nottingham                          45,000   80,000  132,000  190,000  230,000  230,000  230,000    230,000
Mansfield                           15,000   35,000   42,000   66,000   66,000   66,000   66,000     66,000
Newark-on-Trent                      3,000   13,500   13,500   13,500   13,500   13,500   13,500     13,500
Grantham                             3,000   14,000   14,000   14,000   14,000   14,000   14,000     14,000
Melton Mowbray                       3,000   10,000   10,000   10,000   10,000   10,000   10,000     10,000
Lincoln                              3,000   20,000   18,000   43,000   43,000   43,000   43,000     43,000
Grimsby and Cleethorpes              3,000   25,000   35,000   57,000   63,000   63,000   63,000     63,000
Leicester and Loughborough          40,620   53,620   76,000  100,000  149,000  200,670  200,670    200,670
LDL MILESTONES
Ravenshead                              --       --       --    2,500    2,500    2,500    2,500      2,500
Bassetlaw                               --       --       --    1,000   10,000   19,000   28,000     32,800
Lincolnshire and South Humberside       --       --       --    5,000   25,000   45,000   70,000    144,000
Chesterfield                            --       --       --    8,000   28,000   60,000   80,000     89,000
Vale of Belvoir                         --       --       --    1,000    2,000    3,000    4,545      4,545
Burton-upon-Trent                       --       --       --   10,000   29,000   45,000   66,000     77,675
Hinckley                                --       --       --    8,000   16,000   23,000   31,204     31,204
                                   -------  -------  -------  -------  -------  -------  -------  ---------
Aggregate Cumulative Totals        115,620  251,120  340,500  529,000  701,000  837,670  922,419  1,021,894
                                   =======  =======  =======  =======  =======  =======  =======  =========
Aggregate Annual Totals            115,620  135,500   89,380  188,500  172,000  136,670   84,749

(1) Although reflected above on an annual basis, the Group's telecommunications license milestones are measured on a quarterly basis.

     The table below sets forth by franchise and date the number of premises activated.


                                 September 30,     December 31,      March 31,       June 30,      September 30,     December 31,
                                      1995             1995             1996           1996             1996             1996
                                 -------------     ------------      ---------       --------      -------------     ------------
Nottingham                            57,697           79,866          98,504        110,548           123,910          139,286
Mansfield                             11,686           11,686          20,863         32,755            40,474           46,916
Newark-on-Trent                        5,634            7,420           7,420          8,392            12,707           13,509
Grantham                                   0                0               0          3,503            11,515           14,894
Melton Mowbray                             0                0               0              0             9,819           10,045
Lincoln                                    0            5,177           5,177         12,459            16,887           20,131
Grimsby and Cleethorpes                7,806            8,057          13,386         21,604            30,699           37,130
Leicester and Loughborough            51,409           57,366          61,007         67,766            77,017           83,280
                                     -------          -------         -------        -------           -------          -------
Cumulative Total                     134,232          169,572         206,357        257,027           323,028          365,191
                                     =======          =======         =======        =======           =======          =======

     The Group is potentially subject to enforcement orders from the Director General for failure to meet its telecommunications license milestones, which could lead to revocation of the relevant licenses. Similarly, in the event that the Group failed to meet the milestones for any of its LDLs, the ITC would have power to shorten the LDL period, impose fines or commence proceedings leading to revocation. In addition, under the Senior Banking Facility, failure to meet the Group's milestone obligations could under certain circumstances prevent further borrowing or result in an event of default. See "Certain Regulatory Matters -- Cable Telecommunications -- Network Construction and Service Obligations". The Group has not been subject to date to any enforcement action by OFTEL or the ITC due to missed milestones; however, there can be no assurance that OFTEL or the ITC will not take such action in the future.

SOURCES OF SUPPLY

     The Group obtains services and equipment for the construction and operation of its cable systems from numerous independent suppliers. As the Group has grown and its construction and purchasing needs have increased, the Group has sought to use its increased buying power to obtain more favorable pricing and contract terms.

     With certain exceptions, the Company believes that the Group can purchase the services and equipment it needs to operate its business from more than one source. However if a supplier of a product that involves significant lead time for production and delivery were to be unwilling or unable to supply the Group, the Group could suffer delays in the operation of its business, which could have an adverse effect on the Group. Further, in the case of certain supplies, limited competition in the provision of these materials has subjected (and may in the future subject) the Group to price increases higher than those experienced with other supplies.

     For certain products, the Group depends on a single supplier. Diamond has obtained exclusively from GPT certain telephone equipment, namely its switches, primary multiplexers and certain telephone transmission equipment. LCL has obtained such equipment from Nortel Limited. The Group obtains all of its cable television transmission equipment and set top converters from Scientific Atlanta. Scientific Atlanta, GPT and Nortel Limited are among the largest providers of cable television and telephone equipment in their respective markets. While the Group to date has experienced no significant difficulty in receiving products from these companies, the failure or inability of any of these companies to continue to supply the Group with these products in the future would have a material adverse effect on the Group.

     The Group has not experienced significant difficulty in obtaining timely deliveries of equipment and services. In order to reduce warehousing expenses, maximize inventory control and minimize the possibility that the Group will not have the required inventory to proceed with construction in a timely manner, the Group recently centralized its warehouse operations. Due to the high level of construction in the U.K. cable industry, delays may be encountered in obtaining certain supplies such as fiber optic cable; however the Group is making efforts to avoid such delays.

NETWORK ARCHITECTURE

     The network being constructed by the Group comprises an overlay of a cable television network and a telecommunications network. Portions of the network currently in the ground utilize conventional tree and branch architecture and the other portions utilize optical fiber node architecture with nodes serving up to 2,500 homes. Both of these portions of the network may need to be upgraded to achieve higher capability and reliability. This upgrading is not expected to require significant additional capital expenditure.

     The Group is now constructing a cable system in which optical fiber is employed to areas serving approximately 500 homes for both cable television and telecommunications services. The geography of the Group's franchise areas and the location of the cable television network's headends and the telecommunications network's switches dictate to some degree the physical construction of the cable television and telecommunications network. The Nottingham central network control office will control and monitor all other locations which will be interconnected to Nottingham supertrunking fiber network.

     Five switches are currently in operation in Nottingham, which is presently interconnected with three other switches, Mansfield, Lincoln and Grimsby. Leicester is presently interconnected with 2Mb circuits to Nottingham. Two switches in Leicester are in service, with a third recently commissioned. The Company expects that an additional four switches will be commissioned during the build out.

     In addition to the existing switches, six remote concentrator units ("RCUs") are being interconnected to the Nottingham headend. The Company expects that an additional eight RCUs will be added during the build program. There are presently three cable television headend locations. The Nottingham location will monitor all headend locations. The interconnects are all fiber optics with two-way capability and status monitoring.

     The cable television headends consist of Scientific Atlanta and Magnavox fiber transmitters, fiber receivers, satellite receivers, signal processors, modulators, encoding equipment and network status monitoring and Panasonic automated tape distribution equipment. The cable television network is being constructed with Scientific Atlanta transmission equipment and set top converters. The Network's downstream upper frequency capability is 750 MHz. From the headends, fiber is deployed to each node for feeder distribution and from the node, coaxial cable is installed to the distribution points. The upper side of the downstream bandwidth will be 750 MHz. From the headends, fiber is deployed to nodes for feeder distribution, and from the nodes, coaxial cable is installed to the distribution points. The Group has begun the deployment of 750 MHz Scientific Atlanta set top converters, with capacity for 75 channels, as of February 1997.

     The telephone switches are GPT System X and Nortel DMS-100 platforms. The telecommunications network near the switch is fed directly by copper. Outside the copper service area, the telecommunications network uses Nortel or GPT SDH multiplexing equipment in a fiber self-healing loop configuration operating at 155 Mb/s ("STM 1"). Four nodes of 500 homes will be served off of each 2,000 home fiber ring. GPT and ASCOM 120 line primary multiplexers are located in the same street cabinet with the SDH multiplexers, and from there copper is fed down to approximately 30 homes per street cabinet. As the telephone network grows more distant from the switch, additional SDH rings operating at 622 Mb/s ("STM 4") will support four STM 1 rings. The telecommunications network has been designed so that as penetration and traffic intensifies, ring splitting will enable additional capacity to be carried. All network equipment, both cable television and telephone, is powered by battery backed-up power supplies.

     Telecommunications and cable television services are transmitted to the home through the same "Siamese" drop cable. The "Siamese" cable consists of two twisted pair telephone cables and a cable television coaxial drop cable manufactured in the same cable housing/insulation package so that both services are installed at the same time. From a subscriber's home, the telephone cable is run through the street cabinet up to the 500 home hub cabinet where calls are processed through a primary multiplexer which handles many calls and transmits them to the telephone switching equipment. The calls are then routed, if possible, to their final destination via the lowest cost routing, be it BT, Mercury, Energis, Global One or the Group's own network.

     The duct system is constructed with 89mm diameter duct with a 2.4mm wall thickness. Trunk cable routes usually contain multiple fiber and coaxial cables within four to six ducts. Distribution cable routes carry the drop cable to the subscriber premises and usually contain one or two ducts. A subscriber drop is placed inside either 25mm or 50mm duct which is buried in its approach to a residence to reduce cable drop cuts and other maintenance.

     The network will support 100% cable television penetration and 100% telephone penetration based upon cabinet space but only 50% telephone penetration based upon transmission equipment with hardware expandability to 96%.

     The Company believes that the Group's network architecture design, with respect to both telecommunications and cable television, will facilitate the transition to greater fiber distribution. It should allow for efficient utilization of primary multiplexers and eliminate the need for expensive digital cross connects to maximize switch port utilization. The Company believes that the network design has taken into account the need to be flexible with respect to both node and hub sizes and future developments that may lead to integration between the telecommunications and the cable television networks.

     The existing Diamond and LCL networks will be integrated in phases. The initial objective has been to physically connect the two networks through a fiber interconnect and this has been achieved with 2Mb circuits, which are in place. The main purpose of the interconnect is for the central network control office (located in Nottingham) to have the ability to control the central Nortel switch in Leicester, mainly for telephone purposes. This interconnect will also enable Nottingham to monitor the Leicester cable television headend and transfer data of route forwarding information between the two locations.

     The physical connection point will be in Loughborough which is located between Nottingham and Leicester and is the desired location for the third switch for the LCL franchise areas.

     Once the two networks physically have been joined and the interfacing is complete, maintenance and monitoring of call traffic will be possible, followed by integration of the wholesale and then the retail billing processes.

EMPLOYEES

     As of December 31, 1996, the Group had 706 employees, including 581 employees in operations and 125 employees in civils construction. With effect from February 1997, DCL has begun to directly employ residential salespeople, which will increase the number of its employees. Previously salespeople had been employed by independent companies engaged by the Group on a subcontracting basis. The Group has not entered into any collective bargaining agreement with employees and the Company currently believes that the Group's labor relations are good.

LEGAL PROCEEDINGS

     No member of the Group is a party to any material legal proceedings, and the Company is not currently aware of any threatened material legal proceedings.

PROPERTIES

     At December 31, 1996, the Group leased or rented 20 properties for administrative and sales office, hub, switch and head - end sites, warehouses and equipment sites. At that date, the Group leased an aggregate of approximately 173,000 square feet of real property, of which approximately 103,700 square feet consisted of external equipment and warehouse storage space. The Group owns its 44,000 square foot head office and headend/switch site in Nottingham, which was constructed in 1995 at a cost of approximately L. 3 million. The Group also owns a switch site property of 4,688 square feet located at Shepshed.

                           CERTAIN REGULATORY MATTERS


     GENERAL

     Cable television and cable telephone service industries in the U.K. are governed by legislation under the Telecommunications Act, the Broadcasting Act 1990, which replaced the CBA, and the Broadcasting Act 1996. The operator of a cable television and cable telephone franchise in the U.K. covering more than 1,000 homes requires the following two principal licenses for each franchise area:

         (a) a telecommunications license, granted under the Telecommunications Act by the Secretary of State and supervised by the DTI and OFTEL, which authorizes the installation and operation of the telecommunications network used to provide cable television and cable telephone services, and

         (b) a cable television license, which authorizes the provision of broadcasting services within a defined geographical area and which may be either:

              (i) a Prescribed Diffusion Service License ("PDSL"), granted under the CBA prior to 1991, which allows an operator to provide cable television and other entertainment services by means of a cable network, or

              (ii) an LDL granted since January 1, 1991 under the Broadcasting Act 1990, which allows an operator to deliver television and other programming services by means of a licensed telecommunications network including a cable network.

     Each type of license described above contains various conditions, and in the event of the breach of such conditions, the Director General or the ITC, as appropriate, could issue an enforcement order and ultimately commence proceedings to require compliance or to revoke such licenses.

     Under the Broadcasting Act 1990, cable operators may elect to replace certain PDSLs with LDLs with similar terms.

     The regulatory environment in the U.K. has generally encouraged the development of the cable telecommunications and the cable television industry by, among other things, licensing only one operator for each cable franchise area and restricting the national PTOs from using existing telecommunications networks to carry broadcast entertainment.

     The Labour Party has stated that it would review the existing regulatory structure if it came into power. See "-- Cable Telecommunications -- Restrictions on National PTOs".


     CABLE TELEVISION

     The Broadcasting Act 1990

     The Broadcasting Act 1990 established the ITC to license and regulate commercial television services (terrestrial and satellite) and the Radio Authority to regulate radio services. The ITC's functions are, among other things, to grant licenses for television broadcasting activities and to regulate the commercial television sector by issuing codes on programming, advertising and sponsorship, monitoring programming content and enforcing compliance with the Broadcasting Act and cable television license conditions. The ITC has the power to vary cable television licenses and impose fines and revoke such licenses in the event of a breach of the license conditions. The ITC also enforces ownership restrictions on those who hold or may hold an interest in licenses issued under the Broadcasting Act. See "-- Cable Television Licenses -- Ownership Restrictions".

     CABLE TELEVISION LICENSES

     General. As of December 31, 1996, cable television licenses had been granted for franchise areas covering approximately 16.5 million out of approximately 22 million total homes in the U.K. The ITC has indicated that it will grant only one cable television license for each geographical area for the foreseeable future. The ITC also has indicated that certain areas, for which cable television licenses have yet to be awarded, may be advertised at the request of applicants. Such licenses (LDLs) are generally awarded after competitive bids. Before awarding an LDL, the ITC must be satisfied as to certain matters, including the technical specification of the proposed system; that the applicant has sufficient funding to run the franchise; and that the applicant is a fit and proper person to be awarded a license. The ITC will award the LDL to the highest bidder unless there are exceptional circumstances, including that the coverage proposed to be achieved by another applicant is substantially greater than that indicated in the technical plan of the highest bidder, such that it is appropriate to award the license to that other applicant. In addition, all applicants must undertake to pay a percentage of qualifying revenue ("PQR") to the ITC in each year of the license.

     Cable operators may carry U.K. licensed broadcast services, foreign satellite programmes or text in their services. Cable television licenses also require cable operators to ensure that advertising and foreign satellite programs carried by them as part of their services conform to the restrictions set forth in the codes on advertising, sponsorship and programming issued by the ITC. Cable television licenses also impose an obligation on licensees to provide any information which the ITC may require for purposes of exercising its statutory functions.

     Term, Renewal and Revocation of Cable Television Licenses. The Group holds eight PDSLs which were issued for 15-year terms. The Group also holds seven LDLs, four of which were granted on September 1, 1995 and three of which were granted on September 13, 1996, all for 15-year terms.

     An application may be made to the ITC to extend a PDSL for up to an additional eight years if the cable operator holds a 23-year telecommunications license. Fees would continue to be payable on the same basis as for the unextended PDSLs and no PQRs or cash bids would be payable during this 8-year term. If the Group elects to extend the PDSLs, the Group will upon expiration of such PDSLs as so extended, be required to apply for a new LDL under the competitive bid procedures described above. If the Group elects not to extend a PDSL, the Group may apply to the ITC (no earlier than five years prior to the expiration of the PDSL) for a replacement 15-year LDL, with respect to which it must agree with the ITC on the amount of the cash bid and PQR payments that will be payable over the term of the LDL (based on what would have been offered if the franchise had been offered for competitive bids).

     The Group's PDSLs will currently all expire in 2005. The Group has not yet applied to extend any of its PDSLs, nor has it applied for any replacement LDLs under the procedure outlined above, since more than five years remain before their expiration.

     The ITC may refuse an application for renewal, but only on limited grounds, including that the ITC proposes to grant a license in an area different from that described under the existing license or that the applicant is not providing services through the whole of its franchise area.

     The ITC may, after consultation with the DTI and the Director General, revoke a cable television license if an operator fails to comply with its conditions or with any direction of the ITC, and the ITC considers revocation to be in the public interest. The ITC must be notified of changes in control of the licensee, of changes in directors and of certain other changes in shareholdings in the licensee. If there is any change in either the nature or characteristics of an operator that is a corporate entity, or any change in persons controlling or having an interest in it, the ITC can revoke the license if, as a result, it would not have awarded the license had the new ownership or control existed at the time the application for the license originally was considered. The ITC can also revoke any cable television license in order to enforce restrictions on ownership contained in the Broadcasting Act 1990 (see below) and can impose fines and shorten the license period of LDLs.

     A cable television license is transferable only with the consent of the ITC, and several of the Group's cable television licenses have recently been transferred to DCL from various of the Group's wholly-owned subsidiaries with that consent.

     The Group also holds two licenses to provide television program services under the Broadcasting Act 1990. The license for the Leicester Community Channel came into force on June 29, 1992 and the license for Diamond Vision on August 29, 1995. Both licenses are for a period of 10 years.

     Ownership Restrictions. The ITC has a general duty to ensure that cable television licenses are held by "fit and proper" persons and may exercise control over who may hold a license where financial assistance is provided to, or influence is exercised over, a licenseholder which may produce results which it considers adverse to the public interest. The Broadcasting Act 1990 also contains specific restrictions on the types of entities which may hold cable television licenses or significant interests therein. Cable television licenses may not be held by a local authority, an advertising agency, a religious or political body (or one of its officers) or any entity controlled by them. Ownership restrictions also apply to ownership of different licensed services (including local delivery services, television, satellite and radio services and newspapers), or associates of entities operating such services. See "-- Media Ownership". While PDSLs in most respects continue to be regulated under the Broadcasting Act 1990 and the Broadcasting Act 1996 as if the CBA remained in force, the ownership restrictions for PDSLs and LDLs are substantially similar.

     There is currently no restriction on the number of cable television licenses which may be held by any person.

     CABLE TELECOMMUNICATIONS

     The Telecommunications Act

     The Telecommunications Act provides a licensing and regulatory framework for telecommunications activities in the U.K. and established OFTEL under the Director General as an independent regulatory authority. Telecommunications policy is overseen by the DTI. The DTI on behalf of the Secretary of State also has primary licensing authority under the Telecommunications Act, although it may delegate that authority to the Director General. The functions of the Director General are, among other things, to monitor and enforce compliance with telecommunications license conditions, establish and administer standards for telecommunications equipment and contractors, and investigate complaints and exercise certain functions concurrently with other regulators to promote or ensure competition in telecommunications markets. The Director General may modify telecommunications licenses either with the agreement of the licensee following a statutory period of public consultation or following a report by the MMC. The Director General is also empowered to issue enforcement orders requiring compliance with telecommunication license conditions which have been breached (see below).

     Telecommunications Licenses

     The Group holds eight telecommunications licenses and has applied for a national telecommunications license to cover those areas for which it does not presently hold a telecommunications license, including the areas for which it has been granted LDLs. The national telecommunications license is intended to cover the Group's LDL franchises, but the Group has the option of relying on its original applications for individual telecommunications licenses for those areas. However, no assurance can be given that a national telecommunications license will be granted to the Group. In addition, the Group holds temporary telecommunications licenses granted under section 7 of the Telecommunications Act on September 16, 1994 and December 21, 1994 to interconnect telecommunications systems run by Diamond Cable (Newark on Trent) Limited and Diamond Cable (Lincoln) Limited, and to run telecommunications systems in the Coalville area of Leicestershire, respectively. These temporary licenses may be revoked by the Secretary of State on one month's notice. A telecommunications license authorizes a cable operator to install and operate the physical network used to provide cable television and cable telecommunications services. It also authorizes the operator to connect its system to other television and telecommunications systems, including those operated by the PTOs, the terrestrial broadcasting authorities and satellite broadcasting systems. Although the telecommunications license granted to a cable operator is for a particular area, it is not exclusive and, as a result, a cable telephone operator is subject to competition with respect to the provision of telephone services from national PTOs such as BT and Mercury and other telephone service providers in its franchise area. See "Business -- Competition -- Business Telecommunications" and "Business -- Competition -- Residential Telephone". Following the Duopoly Review, the Government has granted a telecommunications license to any applicant provided the applicant has satisfied certain requirements, including with respect to financial viability and, in some cases, service commitments. See "-- Duopoly Review".

     A cable operator's telecommunications license contains conditions regulating the manner in which the licensee operates its telecommunications system, provides telecommunications services, connects its systems to others and generally operates its business. A cable operator's telecommunications license also contains a number of detailed provisions relating to the technical aspects of the licensed system (e.g., numbering, metering and the use of standard technical interfaces) and the manner in which the licensee conducts its business (e.g., publication of certain prices, terms and conditions). In addition, a cable operator's telecommunications license contains prohibitions on undue preference and discrimination in providing service and unfair cross-subsidy of other services. The cable operator's telecommunications license also requires the licensee to comply with certain codes of practice and to provide any information which the Director General may require for the purposes of carrying out his statutory functions. Failure to comply with an enforcement order in respect of a breach of a telecommunications license condition might give rise to revocation, an injunction by the Director General or to a third party's right to damages.

     On July 18, 1996, the Director General issued a statement (following public consultation) setting out OFTEL's proposals for the introduction into BT's license of a new condition, which would prohibit any abuse of its dominant position and any agreement or concerted practice between BT and other entities restricting or distorting competition in the telecommunications market. The proposed condition formed part of a package with revised price controls proposed for BT and came into effect on December 31, 1996. BT challenged the introduction into its license of the fair trading condition, and on December 20, 1996, the High Court entered judgment against BT.

     The fees payable for the telecommunications license consist of an initial fee payable on the grant of the license and annual fees thereafter. The annual fees are based on a proportion of the costs of the Director General in exercising his functions under the Telecommunications Act and in certain cases a proportion of costs of the MMC incurred in relation to license modification references under the Telecommunications Act.

     A telecommunications license is not transferable. However, certain changes in ownership of an entity holding a license are allowed, subject to compliance with a notification requirement.

     Network Construction and Service Obligations

     Where a cable operator holds a PDSL or an LDL replacing a PDSL (see "-- General"), the milestones are contained in the corresponding telecommunications license and are reviewable by OFTEL.

     Where, on the other hand, a cable operator holds a new LDL which is not a conversion from a PDSL, the milestones are contained in the LDL and are reviewable by the ITC.

     Each of the Group's existing telecommunications licenses prescribes milestones which require the Group to construct its network to pass a specified number of premises within prescribed time periods. The milestones may be varied by the Director General if he considers that the variation would enable the licensee to meet the final milestone more easily. The final milestones can be modified only following a public consultation period and with the approval of the Director General. If the milestones prescribed by a telecommunications license are not met, the Director General may take enforcement action which, if not complied with, could result in the revocation of such license. Similarly, the LDLs which the Group has acquired contain build milestones which may be varied by the ITC. See "Business -- Construction" and "Business -- Milestones". The Company understands that all milestones from now on will be contained in LDLs. The Company also understands that the ITC will have jurisdiction to enforce these milestones. To date, the ITC has not published any guidelines on enforcement of milestones.

     Where a cable network has been installed, a licensee must provide a cable television service to anyone who reasonably requests it. A cable operator is not required to provide telephony services, but where it does so, and achieves a 25% or more share of the relevant market for such services (as determined by the Director General) within its licensed area, the licensee may, at the direction of the Director General, be required to ensure that telephone services are available to anyone in the licensed area who reasonably requests them. The Group has not received any such direction from the Director General.

     Under a telecommunications license, the cable operator is subject to and has the benefit of the Telecommunications Code promulgated under the Telecommunications Act. The Telecommunications Code provides certain rights and obligations with respect to installing and maintaining equipment such as ducts, cables and cabinets on public or private land (including the installation of equipment on public highways). The activities of cable operators under the Telecommunications Code are also subject to planning legislation.

     Cable operators have the benefit of, and must comply with, the Street Works Act, which provides them with the same rights and responsibilities with respect to construction on public highways as other public utilities. The Street Works Act standardizes fees for inspections of construction works by local governmental authorities and standardizes specifications for reinstatement of property following excavation. As a result, construction delays previously experienced by cable operators because of separate and often lengthy negotiations with local governmental entities have been reduced.

     Cable operators are required to post bonds for local authorities in respect of their obligation to ensure reinstatement of roads and streets in the event the operators become insolvent, cease to carry on business or have their telecommunications license terminated. In order to install equipment on private property cable operators must obtain legal permission from occupiers, property owners and others.

     Term, Renewal and Revocation of Telecommunications Licenses

     To date, telecommunications licenses have generally been granted for periods of 15 or 23 years. Seven of Diamond's telecommunications licenses were granted for an initial period of 23 years, and one was granted for an initial period of 15 years, both periods commencing on the date specified by the Secretary of State (which, in practice, is the date on which the cable system first becomes operative). The 15-year telecommunications license was subsequently amended to a 23-year license. The Company expects that the Group's anticipated national telecommunications license will be for a 23-year term.

     Upon expiration, a telecommunications license cannot be extended and application must be made for a new license.

     A telecommunications license may be revoked if the licensee fails to pay the license fees when due, fails to comply with an enforcement order, upon the occurrence of certain insolvency-related events or if the cable television license relating to the licensee's system is revoked. A telecommunications license may also be revoked if, among other things, the licensee fails to give the required notification to the DTI of changes in shareholdings and changes in control and agreements affecting control of the licensee, or if the DTI concludes that any such change would be against the interests of national security or the U.K. Government's international relations.

     Duopoly Review

     In 1991, the U.K. Government concluded in its Duopoly Review that the termination of the duopoly policy (which permitted only BT and Mercury to operate local, national or international fixed-link networks in the U.K. to provide public telephone services) might increase competition and benefit consumers in the U.K. telecommunications market. As a result, the U.K. Government revised its policy and determined that application for licenses would be considered from any person seeking to operate new telecommunications networks over fixed links within the U.K. Such licenses normally would be granted subject to the general statutory duties of the DTI and the Director General to ensure the provision of telecommunications services, to satisfy all reasonable demands for them and the ability of a person providing the services to finance their operations.

     The Duopoly Review also recommended specific amendments to license conditions that are particularly important to cable operators. Until the Duopoly Review, for a cable operator to provide telephone services it had to enter an agreement with BT or Mercury with respect to the terms and conditions (including price) under which the operator would provide telephone services, obtain a determination from the Director General that services could be provided and operate its network as agent for either BT or Mercury. Since the Duopoly Review, cable operators have been permitted to provide all forms of wired telecommunications services in their own right, including the ability to switch their own traffic. The Duopoly Review also recommended changes to and further study of arrangements relating to interconnection, number portability and equal access (discussed below).

     As a result of the Duopoly Review, the Group applied for and received modified telecommunications licenses to enable the Group to provide wired telecommunications services in its own right.

     Interconnect Arrangements

     The ability of cable operators to provide viable voice and other telecommunications services is dependent on their ability to interconnect cost-effectively with other PTO's telecommunications networks in order to complete calls that originate from a customer on their cable network but that terminate off their network or that originate from a customer off their cable network and terminate on their network. Since the Duopoly Review, cable operators with contiguous franchises have been able to connect their networks without regard to whether they are under common ownership without using the services of BT or Mercury.

     The DTI is able to consider applications by cable operators to join more distant franchises, and Diamond has a license to link two of its franchises which are not adjacent to one another. Once DCL has obtained a national telecommunications license it will be able to link non-contiguous franchises without the need to apply to the DTI.

     PTOs are required under their telecommunications licenses to enter into interconnection agreements with other PTOs such as the Group (if requested to do so by such a PTO), and the Group has interconnection agreements with BT, Mercury, Energis and Global One. The BT agreements may be terminated by either party upon two years' notice, the Mercury agreement may be terminated by either party upon three years' notice, the Energis Agreements may be terminated by either party on six months' notice and the Global One agreement may be terminated by either party upon one month's notice after an initial term of one year. If the Group is unable to negotiate acceptable pricing terms with BT, Mercury, Energis or Global One in connection with any continuation or extension of these agreements or scheduled reviews of these agreements, the Group may request that the Director General determine such terms. A recent case has established that it is possible for a regulated company to challenge in the U.K. courts a determination by the Director General of terms of interconnection agreements. The Director General also has the power to make determinations in respect of certain obligations of any party under an interconnection agreement.

     OFTEL currently determines standard interconnect charges. The first interim charge determination covered the period from April 1, 1995 to March 31, 1996. Interim charges are based on forecast financial statements (on a fully allocated costs basis). OFTEL is currently assessing final charges based on BT's final financial statements for that period. A draft determination was published by OFTEL in February 1997. Final charges may involve a readjustment of charges made under the interim determination where appropriate. At the end of 1996, OFTEL completed another consultation process and published interim charges for the period from April 1, 1996 to March 31, 1997. As a result of these revised charges, the Group will receive outgoing interconnect charge rebates, and must pay incoming termination rebates for periods from April 1, 1995. The Company has estimated that the rebate due to the Group will exceed the rebates to be paid by the Group. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations for the Three Years Ended December 31, 1996 -- Revenue".

     On March 20, 1996, the Director General published a consultation paper in which OFTEL proposed basing interconnection charges on forward looking incremental costs. It is proposed that this would take effect from August 1997, subject to a network price cap. This would impose a Retail Price Index ("RPI") minus X cap on interconnect prices. Within that cap it is proposed that OFTEL would impose floors and ceilings for interconnection services, which would control BT's prices for its various interconnection services.

     In June 1996, the Director General published a statement in which he made it clear he is proposing to replace the annual determination of charges with a system of network controls for those services which are not competitive, using baskets of interconnection services, each subject to a charge cap formula of RPI minus X. Charges for those services which are expected to become competitive during the next price control period, i.e. from August 1997 until the middle of 2001, will not be included in the network baskets, but will be governed by safeguard caps of RPI plus 0%. Charges for those services which are expected to become competitive before August 1997 or which are determined by the Director General to be competitive during the control period, will be free of network controls. The value of "X" has not as yet been decided. Neither have the "floors and ceilings" of prices within the baskets. Further work on these areas and on the model by which the Director General is to base charges on incremental costs is to be carried out in early 1997. The current proposals are subject to public consultation, which ended on February 13, 1997. OFTEL has said it will publish a further informal consultative document in March 1997 and its final proposals with license modifications for formal consultation in May 1997. If BT agrees to them, these modifications to BT's license will become effective on August 1, 1997. If BT were to fail to agree, there may be a reference to the MMC. In the period before recommendations of the MMC were implemented, the current interconnection regime would continue.

     Price Regulation

     Although to date the Group has for the most part been able to price its cable telephone call charges below those of BT, there can be no assurance that it will be able to continue to do so in the future. BT currently is subject to controls over the prices it may charge customers for network services, including a requirement that the overall basket of charges may not be changed by more than an amount equal to the percentage change in the RPI less 7.5% (and BT may, as a result, have to decrease prices). In particular, BT may not increase charges for certain services by more than the amount of the percentage change in the RPI.

     OFTEL's latest proposals for control of BT's retail prices have been incorporated in BT's license. The retail price controls will continue until 2001 and are stated to be the last such controls. The controls will only be put in place where consumer protection is required, that is, for low to medium-spending residential customers and small businesses. The current RPI minus 7.5% price cap will be replaced with effect from August 1997 with a cap of RPI minus 4.5% on the narrower basket of services described above. Safeguard caps of RPI plus 0% will be imposed on certain services. See "Business -- Competition -- Residential Telephone".

     BT has limited opportunity for differential pricing to the same class of customer because it is subject to prohibitions on undue preference and undue discrimination across the U.K. Following the Duopoly Review, BT's telecommunications license was modified to permit it to offer discounts to high volume users, subject to several conditions. However, BT may not offer discounted services in local markets without offering the discounts nationally if such discounts result in undue discrimination or unfair cross-subsidy. Following modifications made to BT's telecommunications license in 1995, the Director General is proposing an amendment to BT's telecommunications license to ensure that BT's interconnect prices are sufficiently transparent to enable a comparison between the component elements of BT's charges to the Group and other operators with those charged by BT to itself and to ensure that BT does not favor its own business over that of other operators. The proposals for price controls will mean further modification of interconnect prices in 1997.

     The telephone service prices charged by the Group and other service providers other than BT currently are not regulated by the Director General, although undue preference, undue discrimination, linked sales and cross-subsidy regulations within each of its franchise areas do apply to the Group.

     Equal Access

     At present, most residential customers rent an exchange line from BT and the only way in which a residential BT customer can choose to route calls over the Mercury trunk network is by dialing a special access code or by purchasing a special telephone instrument with which (by pressing a special button) it is possible to select the Mercury network. The stated policy of the U.K. Government in the Duopoly Review was to introduce true equal access, whereby local telephone systems with a market share of 25% or more will have to offer access to each available fixed link trunk system without discrimination between systems. BT's and Mercury's and cable operators' licenses have been amended to enable the Director General to require them to make available equal access, either by pre-selection or on a call-by-call basis, subject to, among other things, a cost-benefit study indicating that the gains will outweigh the likely costs. Many cable operators opposed the Duopoly Review in this respect because equal access would reduce one of the current attractions of a cable operator's telephone system. True open access might enable cable companies to offer equal access benefits to their customers on attractive terms. Modifications made to each of the Group's telecommunications licenses also provide that the relevant licensee may be required by the Director General to make equal access available once the Group first provides 25% of the available exchange lines in any local exchange area of BT or in the relevant franchise area. The timing and terms of the introduction of equal access are unclear. The EC is currently consulting on proposals to introduce carrier pre-selection in the long term. There can be no assurance that the implementation of true equal access in the future will not adversely affect the ability of cable operators to market their telephone services.

     Number Portability

     Telephone subscribers changing their telephone service to a cable operator have historically had to change their telephone numbers. As a result certain business customers have been reluctant to switch carriers because they would lose their existing telephone numbers. In response to this, Diamond has provided its business customers with the opportunity to use the Group's telephone service for their outgoing telephone calls, which generally carry higher revenues than incoming calls, and for their specialized telecommunications needs, while retaining their existing service provider (and their existing telephone number) for incoming telephone calls.

     In January 1994, the Director General announced that OFTEL was working on directives to require BT to introduce number portability for the cable operators who had provided OFTEL with the necessary information as to where and when they could provide portability to BT. The Director General's statement indicated that number portability may be introduced in the geographic areas where it is technically feasible in the foreseeable future. BT rejected a framework proposed by OFTEL for determining the charges payable for number portability in the event of a dispute between BT and other operators. In April 1995, the Director General referred the matter to the MMC to establish whether the failure of BT to reach agreements with other operators on the commercial terms and conditions for number portability was against the public interest, and if so, whether the adverse effects could be remedied or prevented by modifications to the conditions of BT's telecommunications license. On December 14, 1995, the Director General announced the MMC's conclusions, including that the absence of number portability operated against the public interest, that the absence of number portability was an obstacle to operators' (including cable operators) ability to win customers from BT, that the introduction of number portability will strengthen competition, and that BT's telecommunications license should be modified (following a statutory consultation period) to enable the allocation of BT's costs incurred in this regard between BT and other operators (including cable operators), with BT bearing the greater share. The MMC also noted that there is general agreement in the industry that reciprocity should continue to be an essential element in the introduction of number portability, and that the arrangements to be made for allocating portability costs need to take account of the fact that BT will not always be the exporting operator. BT's telecommunications license has been modified accordingly, and the telecommunications licenses of the other national PTOs are expected to be modified later in 1997, following consultation.

     Restrictions on National PTOs

     The Duopoly Review maintained restrictions upon BT and other national PTOs from conveying or providing entertainment services (such as the cable television services currently provided by the Group) over their national telecommunications networks. The U.K. government stated that the restrictions upon the conveyance of such services nationally (for example, on behalf of other service providers) may be reviewed in 1998, but the restrictions regarding provision by the national PTOs themselves were not intended to be reviewed until 2001. The Duopoly Review policy did not prevent the national PTOs from providing cable television services of the kind currently provided by the Group, but it did require that such services be provided through separate systems by separate subsidiaries of the national PTOs under separate licenses similar to those held by the Group. The ITC's policy of granting one cable television license for each geographic area has ensured that no national PTO subsidiaries compete with the Group in the provision of cable television services in the same area. BT currently owns and operates one broadband cable franchise in the U.K., in Westminster, central London and was the highest bidder for the Milton Keynes franchise, which has yet to be awarded. Since April 1, 1994, cable television services may be provided locally by the national PTOs without requiring separate subsidiaries, although all other licensing requirements, including the need for the national PTO to obtain an LDL to provide cable services within each locality, will remain applicable to both national PTOs and to other cable operators such as the Group. In November 1994, the DTI stated that if national PTOs (including BT and Mercury) successfully bid for a new cable television license, the DTI would be prepared to issue a telecommunications license to enable any such national PTO to convey entertainment services over its own systems within the relevant franchise area.

     Following a consultative document issued in March 1996, the U.K. Government announced on June 6, 1996, that it was ending the duopoly between BT and Mercury as international carriers from the U.K. A license holder may now provide international services from the U.K. on telecommunications facilities owned and controlled by the company providing the service, and will be able to offer services on any route it chooses. A large number of international facilities licenses have been granted.

     The DTI also reiterated the U.K. Government's commitment to the Duopoly Review restrictions on national PTOs such as BT with regard to the conveyance and provision of cable television services, while noting that national PTOs could bid for new franchise areas and provide video-on-demand services to individual residential customers.

     On September 29, 1993, the ITC issued a statement in which it concluded that national PTOs such as BT could provide a "video-on-demand" service nationally over their telecommunications networks without requiring further regulatory changes in respect of the conveyance of such services (although the programming itself might require a license). A "video-on-demand" service was defined by the ITC as a service in which individual programs are transmitted to only one household at a time in response to a particular request. As such, a "video-on-demand" service in this context does not embody cable television services of the kind provided by the Group for simultaneous reception in multiple residential households. The ITC noted that its conclusions were shared by other regulatory bodies (i.e., the DTI and OFTEL), but that its conclusions, if disputed, could only be definitively resolved in the courts.

     Currently, no video-on-demand service is commercially available from any PTO. However, BT ran a pilot program for this service to the homes of a limited number of BT employees and is understood to have run an interactive TV, including video-on-demand, commercial pilot program. Mercury has also announced that it is considering a video-on-demand pilot program. The existing restrictions on the provision of broadcast entertainment services by national PTOs have been the subject of continued political debate. In July 1994, the House of Commons Trade and Industry Select Committee issued a report on optical fiber networks in which it recommended, among other things, (i) that national PTOs be permitted to apply to provide broadcast entertainment on a franchise by franchise basis, subject to all existing franchises being exclusive for seven years from the grant of the original licenses, (ii) that all restrictions on national PTOs conveying or providing entertainment be lifted by the end of 2002, provided that the PTOs permit fair and open access to their networks and
(iii) that national PTOs (amongst others) be entitled to bid for cable television franchises in unfranchised areas by the end of 1995. The Committee's recommendations are not binding and need not necessarily lead to a change in government policy. The DTI, OFTEL and the ITC have stated that lifting these restrictions would limit competition by jeopardizing the investment programs of cable operators and the DTI has subsequently reaffirmed that the U.K. Government would not pursue the Committee's recommendations. Should the Labour Party be elected to Government it may review the restrictions on national PTOs, and in a speech by the Labour Party leader on October 3, 1995, it was proposed that a Labour government might increase BT's regulatory freedom. A general election has been called for May 1997.


     FUTURE DEVELOPMENTS

     Digital Broadcasting

     The Broadcasting Act 1996 introduced provisions for the licensing of digital terrestrial broadcasting and introduced a "must carry" requirement on cable companies where both program provider and cable operator use digital technology to ensure the universal availability of designated public service channels. Must carry obligations concerning public service channels already apply to holders of PDSLs.

     The Broadcasting Act 1996 permits the initial availability of six television multiplexes, or frequency bands giving substantial national terrestrial coverage, each with the ability to carry several television channels. The new legislation includes provisions for the ITC's licensing of "multiplex providers", who would initially be allocated, in aggregate, the six multiplexes for 12-year license periods. Each multiplex provider will contract with broadcasters for the transmission of the broadcasters' television services via its allocated frequency. All existing terrestrial broadcasters, including Channel 5, would be offered half a multiplex and the BBC would be awarded its own multiplex, with competition between other operators for the remaining capacity. The ITC announced on October 31, 1996 that it would accept applications for licenses to provide terrestrial digital television services. On January 31, 1997, the deadline for applications, the ITC had received two competing applications for three of the multiplexes. One of the applicants is a joint venture by BSkyB, Carlton Communications plc and Granada Group plc. The ITC has indicated it will award the licenses in Spring 1997, following a six week public consultation period.

     In addition, on August 23, 1996 regulations came into force to implement in the U.K. the European Advanced Television Services Directive. The regulations apply in relation to conditional access to digital television services broadcast to viewers in the EEC, irrespective of the means of transmission, and therefore apply whether digital television services are transmitted by cable, satellite or terrestrial means. The regulations provide that licenses for industrial property rights for manufacturers of consumer equipment must be granted on fair, reasonable and non-discriminatory terms.

     On January 7, 1997 regulations came into force which provide that those operators who do not only self-provide conditional access services to digital television services will have to provide such services to all broadcasters who require such services on a fair, reasonable and non-discriminatory basis.

     The DTI has also published a class license for the provision of conditional access services under the Telecommunications Act authorizing the running of certain conditional access systems. Conditions in the class license impose a requirement that technical conditional access services to digital television services are offered on a fair, reasonable and non-discriminatory basis enabling broadcasters to gain access to viewers through any base of decoders which can receive their signal. In addition, conditional access operators are required to cooperate with cable operators so that cable operators are able to transcontrol and rebroadcast television services using their own conditional access system without incurring unnecessary or unreasonable expense. The class license also contains fair trading provisions.

     In December 1996 OFTEL published a consultation paper and draft guidelines on the regulation of conditional access services for digital television. The initial consultation period expired on January 24, 1997. Final guidelines have not yet been published.

     Media Ownership

     The Broadcasting Act 1996 amends the media ownership rules contained in the Broadcasting Act 1990. It relaxes the earlier rules limiting ownership between terrestrial television, satellite and cable broadcasters, except for those broadcasters which are already more than 20% owned by a newspaper with more than 20% national newspaper circulation. Qualifying terrestrial broadcasters are now allowed to have controlling interests in cable and satellite companies, provided their total interests do not exceed 15% of the total television market (defined by audience share including public service broadcasters) and qualifying cable companies will be able to control terrestrial television companies, subject to the 15% total television market limit and certain restrictions on the number of terrestrial licenses held. Newspaper groups with less than 20% national newspaper circulation are now able to control television broadcasters constituting up to 15% of the total television market, subject to a limit on the number of terrestrial licenses held, unless the ITC decides that such control would be against the public interest. Newspaper companies, the license holders of Channel 3 and Channel 5 and satellite and cable broadcasters, are to have the ability to control any number of digital terrestrial television licenses, in addition to any analogue licenses.

     Previous U.K. Government proposals have also contemplated a more integrated system of media ownership and control in the longer term, to take account of the increasing number of broadcasters and technological convergence, and involving regulation of the media-market as a whole. The Company can give no assurance as to whether these proposals for regulation will be enacted or, if they were enacted, as to what their content would be or what effect they might have on the Group's business.

     BSM Services

     In August 1995 OFTEL issued a consultative document which addressed the potential development of broadband switched mass-market ("BSM") services in the U.K. and related regulatory issues. BSM services involve the delivery of video-quality images over a switched system, at prices intended to encourage the development of a mass market. The consultative document suggested that dominant operators (potentially including cable operators) should be required to provide, on transparent and non-discriminatory terms, broadband conveyance (including switching) as a network business to service providers which could have direct commercial relationships with individual customers. Requirements for accounting separation and the possible need for some form of price control were also considered. OFTEL suggested that BT is likely, at an early stage, to be considered a dominant operator, possibly when it starts to roll out BSM services aimed at covering a significant portion of the U.K., either nationally or in a specific regional market. OFTEL suggested that such regulation should only be applied to the cable sector when it becomes dominant, either nationally or in a specific regional market and is able to compete on equal terms with BT and any other BSM services distributor. In the meantime the document recognized the importance of encouraging continuing local investment in the cable industry's infrastructure. The document also raised the question whether license obligations on cable operators to provide cable television services where their systems have been installed should not apply to BSM services (other than the broadcast entertainment services for which they have exclusive cable distribution rights in their franchise areas) until they become dominant in their relevant markets. The stated purpose of the consultative document was to raise issues in order to stimulate debate to assist in the development of the kind of regulatory regime that will best promote the new services. The August 1995 consultative document was followed by a consultative document in February 1996 and by a statement by the Director General in June 1996, both of which were concerned with promoting competition in the current market for services such as on-line information, electronic data interchange and voice messaging.

                              COMPANY ORGANIZATION

     The Company owns all of the share capital of Jewel, which in turn owns 100% of the share capital of DCL and (directly or indirectly) the companies comprising LCL. DCL was incorporated in 1989. Following a reorganization in 1996, DCL provides, among other things, telecommunications and cable television services to all of the Group's customers and owns, builds and operates the entire cable and communications system throughout the area of the Group franchises. As such, DCL holds PDSLs for Nottingham, Leicester and Loughborough, Melton Mowbray, Mansfield, Lincoln, Grimsby and Cleethorpes, Grantham and Newark-on-Trent and LDLs for Lincolnshire and South Humberside, Chesterfield, Vale of Belvoir, Ravenshead, Bassetlaw, Burton-upon-Trent and Hinckley.

     DCL also holds a Telecommunications Act License for Nottingham. DCL has applied for a National Telecommunications Act License in all other areas excluding those presently covered by the PDSLs, where Telecommunications Act Licenses are already currently held by other Diamond subsidiaries, namely, Diamond Cable (Melton Mowbray) Limited, Diamond Cable (Mansfield) Limited, Diamond Cable (Lincoln) Limited, Diamond Cable (Grimclee) Limited, Diamond Cable (Grantham) Limited, Diamond Cable (Newark-on-Trent) Limited and Diamond Cable (Leicester) Limited. These companies are (directly or indirectly) wholly-owned subsidiaries of the Company. They will continue to run the systems in their areas.

     DCL was founded by the late Allan J. McDonald and by Gary L. Davis, the Company's former Managing Director. Mr. McDonald co-owned a group of cable television companies in the Southeast United States and Bermuda. Immediately prior to the acquisition by ECCP, approximately 99.6% of DCL's equity was held by trusts in which Mr. McDonald's immediate family are beneficiaries (the "McDonald Interests"), while the remaining 0.4% was held by CGT Family Corporation ("CGT"), in which Mr. Davis and his family are shareholders. Mr. McDonald and his family had up to that time provided nearly all DCL's capital.

     In May 1994, the McDonald Interests sold a 79.6% stake in DCL to ECCP, which is a partnership in which various investment funds managed by Goldman, Sachs & Co. or its affiliates (together, the "Goldman Sachs Affiliates") own an 83.3% interest. The two other partners in ECCP are affiliates of Robert T. Goad, the Company's Chief Executive Officer, and Ralph H. Booth II. Messrs. Goad and Booth are founders and principals in ECE Management International, which provides management services to the Company. See "Management -- Management Agreement". Mr. Goad has actively operated and held ownership interests in U.K. cable systems since 1989, prior to which time he acquired and developed cable systems in the United States. See "Management". Mr. Booth is president of Booth American Company, a family-owned U.S. media company operating cable systems and various radio interests.

     Diamond Cable Communications Plc was incorporated on August 31, 1994. On September 1, 1994, in preparation for the offering of the 1994 Notes, DCL shareholders exchanged DCL shares for shares of the Company in proportion to their DCL holdings. In August 1995, the Company exchanged all of its shares in DCL for shares of Jewel, as a result of which Jewel became an intermediate holding company.

     In addition, in October 1994 and February 1995 Investor Investments AB ("Investor Investments"), a subsidiary of Investor AB, and Creative Artists Agency, Inc. ("CAA"), respectively, became shareholders. On August 6, 1996 CAA transferred its interest in the Company to DCI Partners ("DCI"), a California general partnership in which Michael S. Ovitz is the principal general partner and Robert Goldman and Robert Kavener are the other general partners. See "Shareholders". These shareholders have subscribed for a total of approximately
L.25.1 million in equity capital in the Company (including their participation in the June 1996 subscription for additional equity).

                                  SHAREHOLDERS

     The following table sets forth, as of February 1, 1997, certain information regarding beneficial ownership of the Company's ordinary shares of
2.5 pence each ("Shares") held by (i) each person known by the Company to beneficially own more than 5% of any class of the Company's outstanding voting securities and (ii) all directors and executive officers of the Company individually and as a group.



                                                                           SHARES
                                                                   -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                                 NUMBER      PERCENT(1)
------------------------------------                               ----------    ----------
European Cable Capital Partners, L.P.(2)
85 Broad Street, New York, NY 10004                                39,447,443       66.7%

AmSouthBank of Alabama, as Trustee (3)
1901 Sixth Avenue North, Third Floor,
Harbert Plaza, Birmingham, AL 35203                                 8,750,238       14.8%

DCI Capital Partners
9830 Wilshire Boulevard,
Beverly Hills, California CA 90212                                  3,909,754        6.6%

Investor Investments AB
Arsenalsgatan 8c, P.O. Box 161574, S-103 24
Stockholm, Sweden                                                   3,909,754        6.6%

Booth English Cable, Inc.(4)
33 West Fort St., Suite 1230, Detroit, MI 48226                     4,118,601        6.9%

Robert T. Goad(5)
c/o Columbia Management, Inc. P.O. Box 499,
Carmel, IN 46032                                                    2,991,099        5.1%

Gary L. Davis(6)
2 The Courtyard, Beesthorpe Hall,
Caunton, Newark NG23 6AT                                              689,000        1.2%

All directors and executive officers of the Company as a group(7)   3,680,099        6.2%

(1) The percentage of Shares owned has been calculated based on the 59,138,791 Shares which are outstanding, plus, in the case of Mr. Davis, 654,000 Shares issuable upon the exercise of currently exercisable Share options. See "Management -- Executive Compensation". Except as specified with regard to Mr. Davis, the number of Shares outstanding does not include 1,872,000 Shares issuable upon the exercise of options which have been granted.

(2) A Delaware limited partnership in which various investment funds managed by Goldman, Sachs & Co. or its affiliates hold an aggregate 83.3% interest. The other limited partners are Booth English Cable, Inc., 9.1%, and Columbia Management, Inc., 7.6%, which are affiliates of Booth American Company and Robert T. Goad, respectively. In addition, other investment funds managed by Goldman, Sachs & Co. or its affiliates directly own 4.2% of the outstanding Shares, and, as a result, the Goldman Sachs Affiliates effectively control 70.9% of the currently outstanding Shares.

(3) AmSouth Bank of Alabama holds Shares as trustee for the Kathryn A. McDonald Grantor Trust, the John L. McDonald Grantor Trust, the Jennifer
     C. McDonald Grantor Trust and the Allan J. McDonald, Jr. Grantor Trust. Pursuant to the Shareholders Agreement (discussed below), the McDonald Interests have the right to appoint one member of the board of directors of the Company. Otherwise, the McDonald Interests maintain no active role in the management or operation of the Company.

(4) Booth English Cable, Inc. indirectly maintains an interest in Shares through the 9.1% interest maintained by Booth English Cable, Inc. in ECCP and directly maintains a 0.9% interest in Shares held by Booth English Cable, Inc.

(5) Mr. Goad indirectly maintains an interest in Shares through the 7.6% interest maintained by Columbia Management, Inc. in ECCP.

(6) The number of Shares in the table consists of 35,000 Shares held by CGT and 654,000 Shares issuable pursuant to options granted to CGT. See "Management -- Executive Compensation".

(7) Includes the interests held by Mr. Goad and Mr. Davis, but does not include 2,187,556 Shares of the John L. McDonald Grantor Trust of which John L. McDonald is the beneficiary.

     The authorized share capital of the Company consists of L.1,750,001.50 divided into 70,000,000 Shares with voting rights, of which 59,138,791 Shares are outstanding, and six non-voting deferred shares of 25 pence each, all of which are outstanding but none of which carry voting rights. Five of the non-voting deferred shares are held by AmSouth Bank of Alabama, as trustee for the McDonald Interests ("AmSouth"), and one is beneficially owned by CGT, a company in which Mr. Davis and his family are interested. The non-voting deferred shares entitle the holders thereof only to the repayment of the amounts paid up on such shares after payment to the holders of Shares of L.100,000 for each Share. The holders of non-voting deferred shares will not be entitled to the payment of any dividend or other distribution.

SHAREHOLDERS AGREEMENT

     The Shareholders Agreement, dated September 1, 1994, among ECCP, AmSouth, as trustee for the McDonald Interests, CGT, GS Capital Partners, William W. McDonald and the Company, regulates the relationship between certain of the shareholders. Pursuant to provisions of the Company's Articles of Association, the Shareholders Agreement grants ECCP the right to appoint up to four directors, one of whom may exercise voting control at meetings of the directors, and the McDonald Interests the right to appoint one director. Mr. Davis is to be a director for so long as he remains Managing Director of the Company. See "Certain Transactions -- Shareholders Agreement" for additional information relating to the Shareholders Agreement. ECCP and CGT have agreed to support the election of one director nominated from time to time by the McDonald Interests, and the McDonald Interests and CGT have agreed to support the election of up to four directors nominated from time to time by ECCP. The Shareholders Agreement may be varied or terminated at any time by the parties and may be terminated in whole or in part by ECCP and the McDonald Interests.

     Pursuant to the Shareholders Agreement, certain matters may not be determined without prior written approval of the McDonald Interests and the holders of a majority of the Shares. These matters include: (i) any issue of shares in the Company at a price less than the lower of the price paid by ECCP for ordinary shares in the acquisition by ECCP (taking account of the price at which ECCP has subscribed for further equity) and the fair value at the time of such share issue determined by an independent expert, (ii) any capital reconstruction or reorganization or amendment to the Company's Articles of Association, if unfairly prejudicial to the McDonald Interests, (iii) the sale of certain franchises, (iv) any transaction by the Company with any party or affiliate of a party on any basis other than on commercial arm's-length terms,
(v) any material amendment to the Company's business plan that would likely frustrate in a materially adverse manner the achievement of the construction milestones set out in the business plan, (vi) (save in restricted circumstances) the service by the Board of a notice to compel a shareholder to dispose of interests in the Company's shares that may jeopardize a material license of the Company and (vii) the winding up of the Company or any equity repayment by the Company.

     As to other provisions see "Certain Transactions -- Shareholders
Agreement".

RELATIONSHIP AGREEMENTS

     Investor Investments and DCI entered into Relationship Agreements (the "Relationship Agreements") with ECCP dated October 12, 1994 and June 21, 1996, respectively. Under the Relationship Agreements, Investor Investments and DCI each have the right to appoint one director to the board of the Company. Pursuant to each of the Relationship Agreements (as well as its obligations under the Shareholders Agreement), prior to an admission of ordinary shares to listing or similar arrangements (an "IPO"), ECCP has agreed to procure (so far as it is legally able) that the Company will invite Investor Investments and DCI to subscribe for a proportion of any further shares which the Company may issue wholly for cash, such proportion to be equivalent to Investor Investments' or DCI's (as the case may be) percentage interest in the Shares.

     Pursuant to the Relationship Agreements, ECCP has agreed to procure (so far as it is legally able) that the Company will not, prior to an IPO, take certain actions without the prior written approval of Investor Investments and DCI. These actions are: (i) any capital reconstruction or reorganization, if unfairly prejudicial to Investor Investments or DCI, as the case may be, (ii) any transaction by the Company with ECCP or its affiliates on any basis other than on commercial arm's-length terms, and (iii) the winding up of the Company or any equity repayment by the Company.

     For a discussion of certain provisions of the Relationship Agreements, see "Certain Transactions -- Relationship Agreements".

                                   MANAGEMENT


     Certain information concerning the directors and senior management of the Company is set forth below:


NAME                 AGE  POSITION HELD
----                 ---  -------------
Lord Francis Pym     75   Director and
                          Non-Executive Chairman
Robert T. Goad       42   Director, Chief
                          Executive Officer
Gary L.Davis         52   Director
Richard A. Friedman  39   Director
John L. McDonald     22   Director
Thomas Nilsson       48   Director
Muneer A. Satter     36   Director
John L. Thornton     43   Director
Nicholas R. Millard  46   Chief Financial Officer
J.A. Duncan Craig    41   Chief Accounting Officer

     (All of Diamond Plaza, Daleside Road, Nottingham NG2 3GG England)

     Lord Pym has been a Director and Non-Executive Chairman since February 1995. He is a Member of the House of Lords and a former Member of Parliament and served, among other things, as Secretary of State for Defence from 1979 to 1981 and Foreign and Commonwealth Secretary from 1982 to 1983. He was President of the Atlantic Treaty Association from 1985 to 1988. Lord Pym is also a director of Christie Brockbank Shipton Ltd., St. Andrews (Ecumenical Trust) Ltd. and The Landscape Foundation.

     Mr. Goad has been a Director and Chief Executive Officer since May 1994 and served as Chief Financial Officer from May 1994 until July 1995. Mr. Goad is a founder of and principal in ECE Management International, LLC ("ECE Management International") and has been President of Columbia Management since 1984.

     Mr. Davis has been a Director and, until March 12, 1997, was Managing Director since he co-founded the Company in 1989. From 1970 to 1989, Mr. Davis practiced law in the United States, specializing from 1979 to 1989 in the cable television industry and governmental regulations. Mr. Davis is also a director of Nottingham Development Enterprise Limited and a director of the Cable Communications Association.

     Mr. Friedman has been a Director since May 1994. Mr. Friedman is a managing director of Goldman, Sachs & Co. and head of that firm's Principal Investment Area. Mr. Friedman joined Goldman Sachs in 1981. From 1987 to 1991, Mr. Friedman was head of the firm's Media Group. Mr. Friedman is a member of the firm's Partnership Committee, Risk Committee, Investment Committee and Real Estate Principal Investment Committee. Mr. Friedman is Chairman of AMF Group, Inc. and on the Advisory Committees or Boards of Directors of Globe Manufacturing Co., Marcus Cable Company, L.P., and Polo Ralph Lauren Enterprises, L.P.

     Mr. McDonald has been a Director since October 1996. He is the McDonald Interests' appointee under the Shareholders Agreement, dated September 1, 1994, among ECCP, AmSouth, as trustee for the McDonald Interests, CGT, GS Capital Partners, William W. McDonald and the Company (the "Shareholders Agreement") and holds a number of other directorships in connection with other McDonald investments.

     Mr. Nilsson has been a Director since February 1995. Mr. Nilsson is Managing Director of Investor U.K. Limited, London and was Managing Director of AB Export Invest from 1985 to 1994. He is also a Board Member of
European Acquisition Capital, TV4 AB, WM Data, Svenska Dagbladet, Compagnie Immobel de Belgique, STORA Finance, Tufton Oceanic Investments Ltd., Industri Kapital Limited and Memex I&C AB.

     Mr. Satter has been a Director since May 1994. Mr. Satter is a managing director of Goldman Sachs International and co-head of that firm's European Principal Investment Area. Mr. Satter joined Goldman Sachs in 1988. Mr. Satter is also on the Advisory Committee or Board of Directors of Bran + Luebbe GmbH and Empe Holdings GmbH.

     Mr. Thornton has been a Director since May 1994. Mr. Thornton is a managing director of Goldman, Sachs & Co. Mr. Thornton joined Goldman Sachs in 1980, is a member of the Executive Committee of The Goldman Sachs Group, L.P., and is responsible for Goldman, Sachs & Co.'s business in Asia. Mr. Thornton is also chairman of Laura Ashley plc and a director of Ford Motor Company, British Sky Broadcasting Group plc and Pacific Century Group.

     Mr. Millard has been Chief Financial Officer since July 1995. Prior to joining the Company, Mr. Millard was Group Financial Controller and a Director of the Industrial Division of Brent International Plc. Mr. Millard is a Chartered Accountant with experience at Arthur Andersen.

     Mr. Craig has been Chief Accounting Officer since August 1990. Prior to joining the Company, Mr. Craig was Finance Director of Video Magic Leisure Group plc, a retail video distribution company which became a publicly quoted company in 1989. Mr. Craig is a Chartered Accountant with experience at KPMG and Price Waterhouse.

     Certain information concerning certain other key employees of the Company is set forth below:



NAME                   AGE  POSITION HELD
----                   ---  -------------
Mark L. Harris         42   Technical Services Director
John W. McAuley        49   Marketing Director
Susan L. Milner        40   Customer Services Director
Stephen D. Rowles      43   Executive Director
Peter C. Savage        38   Human Resources and
                            Administration Director
Katherine B. Wolfsohn  35   Legal Director

     Mr. Harris joined the Company in August 1994 as Technical Services Director. Prior to joining the Company, Mr. Harris held various senior management positions in the United States at Communications Services Inc., Tele-Communications Inc., Vista Cable Vision and Intercontinental Cable Services. Mr. Harris is a member of the National Society of Professional Engineers (U.S.) with over 20 years experience in communications engineering management.

     Mr. McAuley joined the Company in August 1995 as Marketing Director. Prior to joining the Company, Mr. McAuley had six years experience at IBM where he held various marketing management positions. Mr. McAuley has previous experience in Cadware Incorporated, a PC software development company where he held the post of Vice President of Marketing, Hudson Technologies, a PC software publisher where he held a similar position and at Philip Morris where he held a number of senior management/director level appointments in the marketing field over a 12-year period.

     Ms. Milner joined the Company in November 1992 and became Customer Services Manager in 1993 and Customer Services Director in 1996. Ms. Milner had six years experience with BT where she held positions in telephone operations.

     Mr. Rowles joined the Company in January 1992 as Telecommunications Director and became Executive Director in 1997. Prior to joining the Company, Mr. Rowles was a founder of RPL Telecommunications plc, a PABX equipment and systems vendor, and served there as a Director from 1982 through 1991.

     Mr. Savage joined the Company in June 1993 as Human Resources Director. Prior to joining the Company Mr. Savage held positions in British Coal as Personnel Manager for the Southern Region and as Deputy to the Head of Employment Policy Branch. Mr. Savage is a member of the Institute of Personnel and Development.

     Ms. Wolfsohn joined the Company in November 1996 as Legal Director. Prior to joining the Company, Ms. Wolfsohn was Legal Director and Company Secretary at Bell Cablemedia plc for two years. Ms. Wolfsohn had seven years previous experience in the corporate department of Linklaters & Paines in London and qualified as a solicitor in Melbourne, Australia in 1986.

BOARD OF DIRECTORS

     The Company's Articles of Association (the "Articles") provide that unless otherwise determined by ordinary resolution, the number of directors (other than alternate directors) shall be not less than two but shall not be subject to any limit. Presently, the Board of Directors comprises eight members.

     The Shareholders Agreement grants ECCP the right pursuant to the Articles to appoint up to four members of the Company's board of directors, one of whom may exercise voting control at meetings of the directors. The McDonald Interests are given the right to appoint one director. Under the Relationship Agreements between ECCP and Investor Investments and ECCP and DCI Capital Partners ("DCI") dated October 12, 1994 and June 21, 1996 respectively (the

"Relationship Agreements"), Investor Investments and DCI each have the right to require ECCP to procure (so far as it is legally able) that the Company appoints one director designated by each of them. Presently Messrs. Goad, Friedman, Thornton and Satter are the ECCP appointees, Mr. McDonald is the McDonald Interests appointee and Mr. Nilsson is the Investor Investments appointee. DCI has not yet made an appointment. Prior to obtaining a listing of or making trading arrangements in respect of the Company's ordinary shares of 2.5 pence each ("Shares"), the parties to the Shareholders Agreement have agreed to discuss the practicality of continuing such rights (in so far as they arise out of the Shareholders Agreement) in force after the listing becomes effective.

MANAGEMENT AGREEMENT

     DCL entered into a 10-year management agreement with effect from June 1, 1994 (the "Management Agreement") with ECE Management Company ("ECE Management"), a company controlled by Ralph H. Booth II and Robert T. Goad. As of April 4, 1996, ECE Management assigned its rights and obligations under the Management Agreement to ECE Management International, also controlled by Ralph H Booth II and Robert T. Goad. As of July 1, 1996 DCL assigned its rights and obligations under the Management Agreement to the Company. Pursuant to the Management Agreement, ECE Management International will manage and act as agent (under the supervision and control of the Company's board of directors) in connection with the strategic activities of the Company, including preparation of strategic business plans and capital budgets, identification of investment opportunities and strategic issues relating to the construction of the Company's cable network, the operation and administration of the Company's business and the retention of consultants. The Management Agreement provides for an annual management fee of $200,000 and reimbursement of ECE Management International's expenses. Under a separate agreement between, among others, the Company and DCL, the Company is entitled to recharge to DCL fees and expenses incurred under the Management Agreement up to a maximum amount agreed with the lenders under the Senior Bank Facility.

     Principals and affiliates of ECE Management International have been involved in the U.K. cable industry since 1989 when affiliates of Mr. Goad and his company, Columbia Management, acquired a controlling interest in the 100,000 home franchise for South Bedfordshire. In 1990, Mr. Goad and his affiliates were joined by Mr. Booth through Booth American Company ("Booth American"), a family-owned U.S. media company with cable systems and interests in radio stations in several major markets. Together, the group applied for four additional contiguous franchises in Hertfordshire and Bedfordshire. The group was successful in winning three of the four franchises, bringing the total homes under franchise to approximately 400,000. In October 1993, Columbia Management and Booth American signed a joint venture agreement with International CableTel Inc. ("ICTL") whereby the parties established English Cable Enterprises, Inc. ("English Cable") in which ICTL acquired a 70% interest with Booth American and Columbia Management retained the remaining 30%. This has subsequently been exchanged for a direct interest in ICTL.

     In addition to Mr. Goad and Mr. Booth, the management team at ECE Management International includes Gary Cox and Mark S. Simonian. Gary Cox is a principal in ECE Management International with primary responsibility for the Group's network design construction and operation and its technology. Mr. Cox has over twenty years experience in the cable television industry including serving as Chief Operating Officer of Communications Services, Inc. ("CSI") upon the management buyout of that company in 1984. CSI was subsequently sold to Tele-Communications, Inc. in 1989 at which time it had approximately 275,000 subscribers. Mr. Cox also participated in the development of the network architecture for the English Cable system. Mr. Simonian joined ECE Management as a principal in June 1994 and prior to that served as a Director in the Media and Telecommunications Group at CS First Boston Corporation. Mr. Simonian oversees the Group's operations and is involved in its finances and corporate development. See "Certain Transactions -- Management Agreement". Options over a total of 220,000 Shares and 440,000 Shares were granted to certain principals of ECE Management on February 23, 1995 and October 24, 1995 under the Senior Management Options Scheme (described below) with an exercise price of pound sterling 3.44 per Share and pound sterling 4.11 per Share, respectively.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Group during the years ended December 31, 1994, 1995 and 1996 for Gary L. Davis (the Managing Director of the Group during these years); during the years ended December 31, 1995 and 1996 for Nicholas R. Millard and during the year ended December 31, 1996 for J.A. Duncan Craig. No other executive officer of the Group received compensation in excess of $100,000 for 1994, 1995 or 1996. See "-- Employment Agreements and Other Arrangements" below for a description of certain other transactions involving Mr. Davis. In addition, the following table sets forth the compensation by the Group during the years ended December 31, 1994, 1995 and 1996 for Stephen D. Rowles and for Mark Harris for the years ended December 31, 1995 and 1996, who, while not executive officers of the Group, would have been among the most highly compensated executive officers during 1995 and 1996 had they been such.

                           SUMMARY COMPENSATION TABLE


                                                     ANNUAL COMPENSATION (1)
                                   -------------------------------------------------------
                                                                            OTHER ANNUAL     SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION         YEAR        SALARY         BONUS       COMPENSATION(2)         OPTIONS (#)
---------------------------        ------     ----------     ----------    ---------------   ---------------------
Gary L. Davis,                      1996       $256,845       $111,300         $37,715                 --
Managing Director(3)                1995       $233,025       $ 77,675         $31,547                 --
                                    1994       $164,691       $ 39,162         $49,297               872,000

Nicholas R. Millard,                1996       $162,669       $ 95,889         $36,076                 --
Chief Financial Officer             1995       $ 69,908       $ 34,954         $16,223               60,000


J.A. Duncan Craig,                  1996       $ 77,054       $ 15,411         $15,776                 --
Chief Accounting Officer

Stephen D. Rowles,                  1996       $153,900       $ 17,230         $17,760                 --
Executive Director                  1995       $ 76,620       $ 46,605         $14,281                 --
                                    1994       $ 98,341       $ 29,764         $11,027               60,000

Mark Harris,                        1996       $145,544       $ 85,615         $35,912                 --
Technical Director                  1995       $125,663       $ 40,391         $23,025               30,000

     (1) Payments made in 1994, 1995 and 1996 in pounds sterling are presented in U.S. dollars based on an exchange rate of $1.5665 to pound sterling 1.00, $1.5535 to pound sterling 1.00 and $1.7123 to pound sterling 1.00, the Noon Buying Rates on December 30, 1994, December 29, 1995 and December 31, 1996, respectively.

(2) Mr. Davis' "Other Annual Compensation" for 1996 includes $15,410 for house rental, $15,962 for the lease of a car, $1,087 for health insurance and $5,256 for other living expenses, for 1995 includes $18,642 for house rental, $8,543 for the lease of a car, $926 for health insurance and $3,436 other living expenses and for 1994 includes $17,073 for house rental, $8,489 for the lease of a car, $847 for health insurance and $10,538 for other living expenses. The remaining $12,350 of this amount represents a loan to Mr. Davis from McDonald Management Inc. ("MMI"). See "-- Employment Agreements and Other Arrangements". Mr. Millard's "Other Annual Compensation" for 1996 includes $13,356 for home rental, $11,972 for the provision of a car, $908 for health insurance, $9,246 in pension contributions and $594 for other living expenses, and for 1995 includes $6,059 for home rental, $6,181 for the provision of a car, $343 for health insurance, $3,495 in pension contributions and $145 for other living expenses. Mr. Craig's "Other Annual Compensation" for 1996 includes $10,430 for the provision of a car, $809 for health insurance and $4,537 in pension contributions. Mr. Rowles' "Other Annual Compensation" for 1996 includes $10,606 for the provision of a car, $647 for health insurance, $343 for other living expenses and $6,164 in pension contributions, for 1995 includes $9,427 for the provision of a car, $660 for health insurance and $4,194 in pension contributions, and for 1994 includes $6,192 for the provision of a car, $605 for health insurance and $4,230 in pension contributions. Mr. Harris' "Other Annual Compensation" for 1996 includes $20,385 for the provision of two cars, $4,101 for school fees, $810 for health insurance, $10,274 for home rental and $342 for other living expenses and for 1995 includes $19,747 for the provision of two cars, $2,455 for school fees and $823 for health insurance.

(3) Mr. Davis retired from his day-to-day responsibilities as Managing Director of the Company effective March 12, 1997 but remains a Director.

SENIOR MANAGEMENT OPTION SCHEME

     The Company adopted a Senior Management Option Scheme on October 27, 1994 which has not been approved by the U.K. Inland Revenue. Under the scheme, the Board of Directors may, for a period of 10 years, grant options over Shares with an exercise price of pound sterling 3.44 or such other price as the Board of Directors may determine, to executives or other individuals associated with the Group selected by the Board of Directors. Options granted on or before April 30, 1995 can be exercised as to 50% of the shares subject to the option on or after June 30, 1998 and as to the other 50% on or after June 30, 1999, in each case, until the seventh anniversary of the date of grant of the option. Options granted after April 30, 1995 can only be exercised as to 50% on or after the fourth anniversary of the date of grant, and as to the remaining 50%, on or after the fifth anniversary of the date of grant, in each case, until the seventh anniversary of the date of grant of the option. Options may be exercised early in certain circumstances if the option holder ceases to be a director or employee of the Group or if there is a change in control of the Group.

     Options over a total of 728,000 Shares were granted to directors, senior management and certain principals of ECE Management on February 23, 1995 and July 19, 1995 under the Senior Management Option Scheme with an exercise price of pound sterling 3.44. Of these 218,000 were granted to Gary Davis and 10,000 to Lord Pym.

     On October 24, 1995, options over a total of 490,000 shares were granted to directors, senior management and certain principals of ECE Management under the Senior Management Option Scheme with an exercise price of pound sterling 4.11 per share.

     Options were granted on January 5, 1995 to CGT, in which Mr. Davis and his family are shareholders, over 654,000 Shares with an exercise price of pound sterling 3.44 and are exercisable at any time up to January 5, 2002. These options were not granted under the Senior Management Option Scheme but are subject to some of the provisions of the Senior Management Option Scheme.

     According to the rules of the Senior Management Option Scheme, the aggregate number of shares which have been or may be issued pursuant to options granted under the Senior Management Option Scheme and options granted under any other option scheme of the Company may not exceed 10% of the Company's then current issued share capital.

COMPENSATION OF DIRECTORS

     The Articles of Association of the Company provide that the ordinary remuneration to directors who are not executive officers shall not exceed in aggregate pound sterling 300,000 per year (excluding amounts payable under any other provision of the Articles of Association) or such higher amount as the shareholders may determine by an ordinary resolution. Such directors may be paid extra remuneration by way of salary, commission or otherwise as the Board may determine. The aggregate remuneration paid to Directors of the Company during 1995 and 1996 was pound sterling 250,307 and pound sterling 267,026, respectively (excluding loans to Mr. Davis by MMI described below).

     The Board may appoint one or more directors to executive offices on such terms as it may determine. All Directors are also entitled to reimbursement for all reasonable traveling, hotel and other expenses properly incurred in the performance of their duties as directors, including any expenses incurred in attending meetings of the Board or of committees of the Board or general meetings or separate meetings of the holders of any class of shares or debentures of the Company.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

     DCL entered into a Service Agreement with Mr. Davis, on May 17, 1994 (the "Service Agreement"), which provided that Mr. Davis would act as Managing Director of the Company for a period of two years from May 6, 1994 and thereafter unless and until terminated by six months' notice. The Service Agreement further provided that in carrying out his duties, Mr. Davis would act under the direction of DCL's board of directors. The Service Agreement provided that Mr. Davis' initial salary was pound sterling 150,000 a year plus a bonus of up to half his salary calculated by performance criteria determined annually by the board of directors of DCL.

     From 1990 through May 1994, Mr. Davis received advances totaling approximately $640,000 from MMI. At the time of the acquisition by ECCP, the McDonald Interests made a capital contribution of $1.3 million to DCL for the purpose of having DCL repay Mr. Davis' outstanding loan, inclusive of estimated tax liabilities. The Company declared a bonus to Mr. Davis in December 1995 in an amount sufficient to repay the loan and meet any related tax liabilities (together amounting to approximately $1.2 million) and such amount has been charged against income in the Company's Consolidated Statement of Operations in applicable years. The related tax liabilities have been agreed upon with the Inland Revenue and were paid by the Company on March 8, 1996. The loan from MMI to Mr. Davis remains outstanding.

     The Group has entered into a service contract which commenced as of July 1, 1995 with Mr. Millard, which can be terminated by Mr. Millard on six months notice and by the Company on 24 months notice, and a service contract with Mr. Rowles for a minimum period of 39 months commencing April 1, 1996.

     With respect to Mr. Goad, the ECCP partnership agreement provides that, while the Management Agreement is in force, ECCP shall maintain Mr. Goad as Chief Executive Officer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Board of Directors does not have a compensation committee. During 1996, Mr. Goad and Mr. Davis were the only officers and employees of the Company who participated in deliberations of the Board of Directors concerning executive officer compensation.

                              CERTAIN TRANSACTIONS

MANAGEMENT AGREEMENT

     Pursuant to the Management Agreement, ECE Management International has agreed to manage and act as agent (under the supervision and control of the Company's board of directors) in connection with the strategic activities of the Company, including preparation of strategic business plans and capital budgets, identification of investment opportunities and strategic issues relating to the construction of Diamond's cable network, the operation and administration of Diamond's business and the retention of consultants. The contract provides for an annual management fee of $200,000 per year. In addition, the Company has agreed to reimburse ECE Management International for expenses incurred in the performance of its duties, and to indemnify ECE Management International from any liability incurred in connection with the performance of its duties, except in the case of ECE Management International's willful misconduct, gross negligence or bad faith. See "Management -- Management Agreement". ECE Management International is directly or indirectly owned by Robert T. Goad (55% beneficial interest) and Ralph H. Booth II (45% beneficial interest). The Company believes that the terms of the Management Agreement are, taken as a whole, as favorable to the Company as those which could have been obtained from an unaffiliated third party through arm's-length negotiation. During 1995 and 1996, the Group recorded expenses of pound sterling 1,085,000 and pound sterling 1,610,000, respectively, as amounts paid or payable to ECE Management and/or ECE Management International in connection with management services provided to the Company and all related expenses incurred. The Management Agreement will terminate if Mr. Goad dies or ceases to perform services under the agreement for more than 3 months. In addition, the Company may terminate the Management Agreement (after consultation with ECE Management International) if Diamond materially underperforms compared to ECE Management International's business plan, provided such underperformance is not caused by events which are beyond ECE Management International's control.

SHAREHOLDERS AGREEMENT

     Pursuant to the Shareholders Agreement, certain matters may not be determined without prior written approval by the McDonald Interests and the holders of a majority of the ordinary shares. See "Shareholders -- Shareholders Agreement".

     The Shareholders Agreement also provides that each party thereto will (so far as it is able) procure that any contract between the Company and that party or any of its affiliates is made on an arm's length commercial basis. Unless ECCP agrees otherwise on any particular occasion, the Company is required to retain Goldman, Sachs & Co. or an affiliate of Goldman, Sachs & Co. exclusively to perform all investment banking services for customary compensation and on other terms consistent with an arm's length transaction.

     The Shareholders Agreement also places certain restrictions on the transfer of shares held by the parties and grants certain registration rights.

RELATIONSHIP AGREEMENTS

     Pursuant to the Relationship Agreements, ECCP is required to procure (so far as it is legally able) that certain actions by the Company are not taken without the prior written approval of Investor Investments and DCI. See "Shareholders -- Relationship Agreements".

     The Relationship Agreements also provide that each party thereto will (so far as it is able) procure that any contract between the Company (or any of its affiliates) and that party (or any of its affiliates) is made on an arm's-length commercial basis. Unless ECCP agrees otherwise on any particular occasion, the parties are required to procure (so far as they are legally able) that the Company retains Goldman, Sachs & Co. or an affiliate of Goldman, Sachs & Co. exclusively to perform all investment banking services for customary compensation and on other terms consistent with an arm's-length transaction.

     The Relationship Agreements also place certain restrictions on the transfer of shares held by the parties and grant certain registration rights.

OTHER RELATIONSHIPS

     Goldman, Sachs & Co. acted as purchaser in connection with the 1997 Notes offering and received underwriting commissions of approximately $6,750,000. Goldman, Sachs & Co. acted as underwriter in connection with the 1995 Notes offering and received underwriting commissions of approximately $6,750,000. In connection with the offering of the 1994 Notes, Goldman, Sachs & Co. received underwriting commissions of approximately $4,875,000. Goldman, Sachs & Co. acted as advisor in connection with Diamond's acquisition of LCL and received an advisory fee for their services amounting to L.1,091,000. Goldman Sachs International acted as agent and financial advisor in connection with the negotiation of Senior Bank Facility for which it has charged fees of approximately pound sterling 400,000 in 1996. In 1995, Goldman, Sachs & Co. charged a fee of $750,000 for financial advisory services that Goldman, Sachs & Co. rendered to the Company. Goldman, Sachs & Co. was the counterparty to foreign exchange contracts entered into by the Company in 1996 and 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Foreign Exchange".

     John Thornton, who is a managing director of Goldman Sachs International and a Director of the Company, is also a director of BSkyB, a principal supplier of programming to the Group and a principal competitor of the Group. See "Business -- Cable Television" and "Business -- Competition -- Cable Television".

     Robert T. Goad, a Director and the Chief Executive Officer of the Company, also has an indirect minority interest in ICTL, which has significant cable interests in the U.K.

                          DESCRIPTION OF COMPANY DEBT

     SENIOR BANK FACILITY

     In August 1996 certain of Company's subsidiaries entered into a pound sterling 340 million senior bank loan and guarantee facility. Contemporaneously with the offering of the Old Notes, the Senior Bank Facility was amended to reduce the aggregate amount available for borrowing to pound sterling 220 million and to revise certain covenants and borrowing conditions. Because the proceeds to the Company from the offering of the Old Notes exceeded $175 million, the Company has, under the terms of the Senior Bank Facility, negotiated certain further amendments to the Senior Bank Facility, including among other things a reduction in the amount available for borrowing under the facility to pound sterling 175 million. To date, no funds have been drawn under the facility.

     Indebtedness under the Senior Bank Facility will be incurred by DCL, guaranteed by certain of the Company's other subsidiaries and secured by a lien on the assets of the Borrower Group and a pledge of the issued shares of certain of the Company's subsidiaries other than Jewel but including DCL and LCL.

     DCL will be able to draw on the amended facility provided certain conditions are met, including (i) that the Borrower Group must be in compliance with its obligations in respect of the aggregate build milestones for all franchise areas as set forth in its telecommunications licenses and/or LDLs, as described herein under the caption "Business -- Milestones", and that each member of the Borrower Group must be in compliance with all of its other license obligations, (ii) the receipt by the Company of additional equity of pound sterling 25 million, (iii) the existence of pound sterling 429 million and $20 million of aggregate cash equity, defined to equal the sum of all called up share capital and share premium balances of the Borrower Group and intra-Group indebtedness of the Borrower Group to the Company, in the case of both (ii) and
(iii) above, which has been or will be used to fund qualifying expenditure (as defined) and (iv) reported annualized cash flow (as defined) of the Borrower Group of at least pound sterling 18.5 million (which condition is not currently met). DCL will be able to draw on the amended facility in amounts up to specified multiples of the Borrower Group's reported annualized cash flow.

     In addition, the Senior Bank Facility contains various covenants, including (i) financial covenants relating to leverage, bank debt loan charges coverage ratios, cash interest coverage ratios and annualized EBITDA levels;
(ii) requirements that the Borrower Group maintain interest rate protection agreements in relation to a portion of the loans expected to be outstanding for the period January 1, 1998 to June 30, 2001; and (iii) restrictions on the payment of dividends and intra-Group debt.

     In addition to certain customary events of default, the following events constitute events of default which may trigger acceleration under the Senior Bank Facility: (i) failure of the Borrower Group to comply with aggregate build milestones set forth in the terms of its telecommunications licenses and/or LDLs, (ii) failure of a Borrower Group member to comply with (A) its build milestones for individual franchise areas if OFTEL or the ITC has served a notice on such Borrower Group member of its intent to make an order under
Section 17 of the Telecommunications Act (a "Notice Event") or equivalent in relation to the ITC with respect to such failure to comply, or (B) any other obligation in respect of such license, the breach of which (x) results in a Notice Event or (y) is reasonably likely to have a material adverse effect on the financial condition of the Borrower Group taken as a whole or on the Group's telecommunication systems; and (iii) certain change of control events, including certain persons or entities ceasing to control specified percentages of the total voting and economic power of the Borrower Group.

     Borrowings will bear interest at adjusted sterling LIBOR plus 0.75%. Quarterly repayment of outstanding principal amounts is required beginning in the fourth quarter of 2000, with final payment in 2003. See "Risk Factors -- Requirement for Additional Funds; Senior Bank Facility".

     The Senior Bank Facility will restrict the amount of funds that the Borrower Group can transfer to the Company in order for the Company to service its debt obligations, including under the Senior Notes. This amount is set in pounds sterling based on a specified exchange rate. Therefore, a weakening of the pound sterling against the dollar below this specified rate would reduce the dollar-equivalent amount of funds that could be transferred to the Company to service its obligations under the Senior Notes, the 1994 Notes and the 1995 Notes.

DESCRIPTION OF 1995 NOTES

     Cash interest is not payable on the 1995 Notes prior to December 15, 2000. Thereafter, cash interest on the 1995 Notes is payable at a rate of 11 3/4% per annum.

     The 1995 Notes constitute senior unsecured indebtedness of the Company. The indenture under which the 1995 Notes are issued (the "1995 Notes Indenture") permits the Group to incur substantial additional indebtedness including indebtedness to acquire, construct and operate additional cable franchises.

     The 1995 Notes effectively rank junior to any indebtedness of the Company's subsidiaries to the extent of the assets of such subsidiaries and to any secured indebtedness of the Group to the extent of the assets securing such indebtedness. Indebtedness under the Senior Bank Facility will effectively rank senior to the 1995 Notes. See "Risk Factors -- Holding Company Structure; Liens on Assets".

     The 1995 Notes are redeemable, in whole or in part, at the option of the Group at any time on or after December 15, 2000 at scheduled redemption rates.

     Upon a Change of Control (as defined in the 1995 Note Indenture), holders of the 1995 Notes have the right to require the Company to repurchase such holders' 1995 Notes at specified prices. There can be no assurance that the Company would have the financial resources necessary or otherwise be able to repurchase the 1995 Notes upon a Change of Control. See "Risk Factors -- Holding Company Structure; Liens on Assets".

     The 1995 Note Indenture contains certain covenants which, among other things, restrict the ability of the Company and its Restricted Subsidiaries (as defined) to (i) incur additional Debt or issue Disqualified Equity; (ii) pay dividends or make distributions in respect of the Company's capital stock or make certain other restricted payments; (iii) create certain liens or enter into certain sale and leaseback transactions; (iv) engage in certain transactions with Affiliates or Related Persons; or (v) sell certain assets. In addition, the indenture limits the ability of the Company to consolidate or merge or sell all or substantially all of its assets. These covenants are subject to a number of important exceptions and qualifications.

DESCRIPTION OF 1994 NOTES

     Cash interest is not payable on the 1994 Notes prior to September 30, 1999. Thereafter, cash interest on the 1994 Notes is payable at a rate of 13 1/4% per annum.

     The 1994 Notes constitute senior unsecured indebtedness of the Company. The indenture under which the 1994 Notes are issued (the "1994 Note Indenture") permits the Group to incur substantial additional indebtedness including indebtedness to acquire, construct and operate additional cable franchises.

     The 1994 Notes effectively rank junior to any indebtedness of the Company's subsidiaries to the extent of the assets of such subsidiaries and to any secured indebtedness of the Group to the extent of the assets securing such indebtedness. Indebtedness under the Senior Bank Facility will effectively rank senior to the 1994 Notes. See "Risk Factors -- Holding Company Structure; Liens on Assets".

     The 1994 Notes are redeemable, in whole or in part, at the option of the Group at any time on or after the September 30, 1999 at scheduled redemption rates.

     Upon a Change of Control (as defined in the 1994 Note Indenture), holders of the 1994 Notes have the right to require the Company to repurchase such holders' 1994 Notes at specified prices. There can be no assurance that the Company would have the financial resources necessary or otherwise be able to repurchase the 1994 Notes upon a Change of Control. See "Risk Factors -- Holding Company Structure; Liens on Assets".

     The 1994 Note Indenture contains certain covenants which, among other things, restrict the ability of the Company and its Restricted Subsidiaries (as defined) to (i) incur additional Debt or issue Disqualified Equity; (ii) pay dividends or make distributions in respect of the Company's capital stock or make certain other restricted payments; (iii) create certain liens or enter into certain sale and leaseback transactions; (iv) engage in certain transactions with Affiliates or Related Persons; or (v) sell certain assets. In addition, the Indenture limits the ability of the Company to consolidate or merge or sell all or substantially all of its assets. These covenants are subject to a number of important exceptions and qualifications.

OTHER COMPANY DEBT

     As of December 31, 1996, the Group had outstanding long-term indebtedness under capital leases in an aggregate principal amount of approximately pound sterling 8.2 million. The most significant of these capital leases are for telecommunications and cable television distribution equipment.

     DCL has a number of capital leases with GPT for System X local exchange telephone switches and other telecommunications equipment. Most of these agreements have a primary rental period of five years. Rent is payable quarterly, and some of the agreements provide for fixed rate finance, others for financing by reference to LIBOR from time to time. As at December 31, 1996, the capital outstanding under the GPT leases was approximately pound sterling 0.6 million.

     In addition, DCL has entered into capital leases with Nortel Limited for multiple user exchanges and other telecommunications equipment. These leases are for a seven-year primary period and rent is payable monthly, calculated according to a LIBOR based formula. As at December 31, 1996, the capital outstanding under the Nortel Limited leases was approximately pound sterling 1.6 million. DCL has the right to prepay its obligations under the Nortel Limited leases on payment of a termination sum calculated by reference to a prescribed formula.

     DCL has five-year lease purchase finance agreements with IBM for computer equipment, the last of which expires in December 1999. As at December 31, 1996, the capital outstanding under the IBM agreement was approximately pound sterling 0.2 million.

     LCL entered into two capital leases with Nortel Limited for transmission and digital exchange equipment which have been transferred to DCL. These leases are for a seven-year primary lease period expiring in August 2002 and the rent is payable quarterly on a LIBOR based formula. As at December 31, 1996, the capital outstanding under the Nortel Limited leases was approximately L.5.5 million. DCL has the right to prepay its obligations under the Nortel leases on payment of a prescribed termination sum. LCL also entered into capital leases for computer systems with IBM which have been transferred to DCL and several hire purchase agreements with various finance companies for motor vehicles. As at December 31, 1996, the capital outstanding under the IBM leases was approximately pound sterling 0.2 million and the capital outstanding under the various hire purchase agreements was approximately pound sterling 0.1 million.

     DCL also has a mortgage for approximately pound sterling 2.5 million to partly fund the construction of the Company's headquarters in Nottingham. The mortgage is repayable over a period of 20 years from the date of draw on of July 1995, subject to a capital repayment moratorium that expired in September 1996.

     On July 3, 1995, LCL entered into a five-year interest rate swap agreement with CIBC pursuant to which LCL pays interest on a quarterly basis at a fixed rate of 8.79% on a variable notional amount and receives interest based on the same notional amount at a floating rate calculated at sterling LIBOR. The swap was entered into to hedge LCL's obligations under a loan agreement that was subsequently repaid by the Company on behalf of LCL. At the time of repayment, pound sterling 2.0 million had been drawn down under the loan agreement. The swap has been recorded on the balance sheet at December 31, 1996 in other liabilities at its fair value of negative pound sterling 1.2 million. See Note 17 to Notes to the Consolidated Financial Statements.

                        DESCRIPTION OF THE SENIOR NOTES

     The Senior Notes will be issued under an Indenture dated as of February 27, 1997 (the "Senior Notes Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). The following summary of certain provisions of the Senior Notes Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to all of the provisions of the Senior Notes Indenture, including the definitions of certain terms therein and those terms made a part of the Senior Notes Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the Senior Notes Indenture. In this section, references to the Company are to Diamond Cable Communications Plc. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions." Article and Section references are to articles and sections of the Senior Notes Indenture.

GENERAL

     The Senior Notes constitute general unsubordinated obligations of the Company, limited to $420,500,000 aggregate principal amount at maturity and will mature on February 15, 2007. The Senior Notes will accrete at a rate of 10 3/4% per annum, compounded semiannually, to their aggregate principal amount at maturity by February 15, 2002 (the "Cash Interest Date"). Cash interest will not be payable on the Senior Notes prior to the Cash Interest Date. Thereafter, cash interest on the Senior Notes will accrue at a rate of 10 3/4% per annum and be payable semi-annually in arrears on each February 15 and August 15 (each, an "Interest Payment Date"), commencing August 15, 2002, to the Book-Entry Depositary (as hereinafter defined) in the case of the Global Senior Notes (as hereinafter defined) and to holders of Definitive Registered Notes (as hereinafter defined), if any, on the August 1 or February 1, as the case may be, immediately preceding such Interest Payment Date. Cash interest will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the Cash Interest Date. Cash interest will be computed on the basis of a 360-day year of twelve 30-day months. For additional information concerning payments on the Senior Notes, see "-- Description of Book-Entry System -- Payments on the Global Senior Notes" and "-- Form of Senior Notes."

     The Company has entered into a pound sterling 175 million Senior Bank Facility. See "Description of Company Debt -- Senior Bank Facility". The Company has not issued, and does not have any current plans to issue, any significant indebtedness that will be subordinated to the Senior Notes. The Senior Notes will effectively rank junior to any indebtedness of the Company's subsidiaries to the extent of the assets of such subsidiaries and to any secured indebtedness of the Company to the extent of the assets securing such indebtedness. Indebtedness under the Senior Bank Facility will effectively rank senior to the Senior Notes. See "Risk Factors -- Holding Company Structure; Liens on Assets".

     Except as described below under "-- Certain Covenants -- Change of Control" and "-- Mergers, Consolidations and Certain Sales of Assets", the Senior Notes Indenture does not contain any provisions that permit the holders of the Senior Notes to require that the Company repurchase or redeem the Senior Notes or otherwise protect the holders of Senior Notes in the event of a takeover, recapitalization or similar restructuring or in the event of any other highly leveraged transaction.

     Application has been made to list the Senior Notes on the Luxembourg Stock Exchange. There can be no assurance that any trading market in the Senior Notes will develop. See "Risk Factors -- Absence of a Public Market for the Senior Notes; Possible Volatility of Senior Note Price".

FORM OF THE SENIOR NOTES

     The Senior Notes will be represented by two global securities in bearer form, without coupons attached (the "Global Senior Notes"), which will be issued in a denomination equal to the outstanding principal amount at maturity of Senior Notes represented thereby. Senior Notes initially offered and sold in the United States will be represented by one Global Senior Note (the "U.S. Global Note") and Senior Notes sold pursuant to Regulation S under the Securities Act ("Regulation S") will be represented by a second Global Senior Note (the "Regulation S Global Note"). The Global Senior Notes will be deposited with The Bank of New York, as book-entry depositary (the "Book-Entry Depositary"), pursuant to the terms of a Senior Notes Depositary Agreement, to be dated as of February 27, 1997 between the Company, for the limited purposes set forth therein, the Book-Entry Depositary and the owners from time to time of Book-Entry Interests (the "Deposit Agreement"). See "-- Description of Book-Entry System".

     Under the terms of the Deposit Agreement, owners of Book-Entry Interests will receive Definitive Registered
Notes (i) if DTC notifies the Book-Entry Depositary that it is unwilling or unable to act as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and, in either case, a successor depositary is not appointed by the Book-Entry Depositary at the request of the Company within 120 days, (ii) in the event of an Event of Default under the Senior Notes Indenture upon request of the owner of a Book-Entry Interest, (iii) at any time if the Company in its sole discretion determines that the Global Senior Notes (in whole but not in part) should be exchanged for Definitive Registered Notes,
(iv) if such owner of a Book-Entry Interest requests such exchange in writing delivered to DTC and through DTC to the Book-Entry Depositary or (v) if the Book-Entry Depositary is at any time unwilling or unable to continue as Book-Entry Depositary and a successor Book-Entry Depositary is not appointed by the Company within 120 days of its giving notification thereof to the Company. In no event will definitive Senior Notes in bearer form be issued.

     Any Definitive Registered Notes will be issued in registered form in denominations of $1,000 principal amount at maturity or multiple thereof. Any Definitive Registered Notes will be registered in such name or names as the Book-Entry Depositary shall instruct the Trustee based on the instructions of DTC. It is expected that such instructions will be based upon directions received by DTC from its participants ("Participants") with respect to ownership of Book-Entry Interests. To the extent permitted by law, the Company, the Trustee and any paying agent shall be entitled to treat the person in whose name any Definitive Registered Note is registered as the absolute owner thereof. While the Global Senior Notes are outstanding, holders of Definitive Registered Notes may exchange their Definitive Registered Notes for Book-Entry Interests by surrendering their Definitive Registered Notes to the Book-Entry Depositary. The amount of the Global Senior Notes (and the Book-Entry Interests) will be increased or decreased to reflect exchanges or issues of Definitive Registered Notes. The Book-Entry Depositary will request the Trustee to make the appropriate adjustments to the Global Senior Note or Notes underlying the Book-Entry Interests to reflect any such issues or adjustments. The Senior Notes Indenture contains provisions relating to the maintenance by a registrar of a register reflecting ownership of Definitive Registered Notes, if any, and other provisions customary for a registered debt security. Payment of principal and interest, including Special Interest, if any, on each Definitive Registered Note will be made to the holder appearing on the register at the close of business on the record date at his address shown on the register on the record date.

     HOLDERS SHOULD BE AWARE THAT, UNDER CURRENT U.K. TAX LAW, UPON THE ISSUANCE TO A HOLDER OF DEFINITIVE REGISTERED NOTES, SUCH HOLDER WILL BECOME SUBJECT TO U.K. INCOME TAX (CURRENTLY 20%) TO BE WITHHELD ON ANY PAYMENTS OF INTEREST ON THE DEFINITIVE REGISTERED NOTES AS SET FORTH UNDER "TAXATION -- UNITED KINGDOM". A HOLDER OF DEFINITIVE REGISTERED NOTES WILL, TO THE EXTENT DESCRIBED BELOW UNDER "-- PAYMENT OF ADDITIONAL AMOUNTS", BE ENTITLED TO RECEIVE ADDITIONAL AMOUNTS WITH RESPECT TO SUCH DEFINITIVE REGISTERED NOTES. ADDITIONAL AMOUNTS WILL NOT BE PAYABLE IF SUCH DEFINITIVE REGISTERED NOTES WERE ISSUED AT THE REQUEST OF A HOLDER (INCLUDING FOLLOWING AN EVENT OF DEFAULT) AND AT THE TIME OF THE PAYMENT IN QUESTION DEFINITIVE REGISTERED NOTES HAVE NOT BEEN ISSUED IN EXCHANGE FOR THE ENTIRE PRINCIPAL


AMOUNT AT MATURITY OF NOTES. However, a U.S. holder of Definitive Registered Notes may be entitled to receive a refund of withheld amounts from the Inland Revenue in certain circumstances. See "Taxation -- United Kingdom -- Payments on the Senior Notes".

     Any person receiving Definitive Registered Notes other than at its own request will not be obligated to pay or otherwise bear the cost of any tax or governmental charge or any cost or expense of the Book-Entry Depositary relating to insurance, postage, transportation or any similar charge, all of which will be solely the responsibility of the Company.

     Principal of, premium, if any, and interest, including Special Interest, if any, on any Definitive Registered Notes will be payable at the corporate trust office or agency of the Trustee in The City of New York maintained for such purposes and at the specified office of the Paying Agent in Luxembourg (against surrender of the relevant Definitive Registered Note, in the case of payments of principal). In addition, interest, including Special Interest, if any, on Definitive Registered Notes may be paid by check mailed to the person entitled thereto as shown on the register for the Definitive Registered Notes. No service charge will be made for any registration of transfer or exchange of any Definitive Registered Notes.

     The Company has undertaken to procure that while the Senior Notes are outstanding and listed on the Luxembourg Stock Exchange, it will maintain a paying agent and a transfer agent in Luxembourg through which payment of principal of, or premium or interest, including Special Interest, if any, on, the Senior Notes may be made and through which the registration of transfer of Senior Notes may be effected.

     The initial paying agent and transfer agent appointed by the Company in Luxembourg is Banquet Internationale a Luxembourg S.A., 69 route desk, L-1470 Luxembourg.

REDEMPTION

     OPTIONAL REDEMPTION

     The Senior Notes are redeemable, in whole or in part, at any time on or after the Cash Interest Date, at the option of the Company, upon not less than 30 nor more than 60 days' notice; provided that the Company may not give a notice of redemption (i) more than four times in any year or (ii) in respect of the redemption of less than $5 million in principal amount at maturity of the Senior Notes. Such redemption will be at the redemption prices (expressed as percentages of principal amount at maturity) set forth below, plus accrued and unpaid interest, including Special Interest, if any, to the redemption date, if redeemed during the 12-month period beginning February 15 of the years indicated below:



                                   REDEMPTION
YEAR                               PRICE
----                               -----
2002                               105.375%
2003                               103.583%
2004                               101.782%
2005 and thereafter                100.000%

PURCHASE OBLIGATION

     The Company is not required to make any mandatory redemption or sinking fund payments in respect of the Senior Notes.

     Upon the occurrence of a Change of Control (as defined below), the Company will be obligated to make an Offer to Purchase all the outstanding Senior Notes at a price of 101% of the Accreted Value thereof (determined at the date of purchase), if such purchase is prior to the Cash Interest Date, or 101% of the principal amount at maturity thereof, plus accrued and unpaid interest, including Special Interest, if any, thereon, if any, to the date of purchase. In addition, upon the occurrence of an Asset Disposition, the Company may be obligated to make an Offer to Purchase all or a portion of the outstanding Senior Notes at a price of 100% of the Accreted Value thereof (determined at the date of purchase), if such purchase is prior to the Cash Interest Date, or 100% of the principal amount at maturity thereof, plus accrued and unpaid interest (including Special Interest), if any, to the date of purchase. See "-- Certain Covenants -- Change of Control" and "-- Certain Covenants -- Limitation on Certain Asset Dispositions", respectively.

SELECTION; EFFECT OF REDEMPTION NOTICE

     In the case of a partial redemption, selection of the Senior Notes for redemption will be made pro rata (subject, in the case of Book-Entry Interests, to DTC procedures). Upon giving of a redemption notice, the principal amount of Senior Notes called for redemption will cease to accrete (if such redemption occurs prior to the Cash Interest Date), interest on Senior Notes called for redemption will cease to accrue from and after the date fixed for redemption (unless the Company defaults in providing the funds for such redemption) and such Senior Notes will then cease to be outstanding.

OPTIONAL TAX REDEMPTION

     The Senior Notes will be subject to redemption upon not less than 30 nor more than 60 days' notice by mail, as a whole, but not in part, at the election of the Company at any time at a redemption price equal to 100% of the Accreted Value thereof (determined at the date of redemption) if such purchase is prior to the Cash Interest Date, or 100% of the principal amount at maturity thereof (together in the case of any such redemption with accrued and unpaid interest, including Special Interest, if any, to the date of redemption, if (a) the Company is required to issue Definitive Registered Senior Notes after using all reasonable efforts to avoid having to issue such Definitive Registered Senior Notes and the Company is required, or would be so required in the absence of any applicable tax treaty, on the next succeeding Interest Payment Date to pay Additional Amounts with respect to the Senior Notes as described under "-- Payment of Additional Amounts" or (b) the Company has become, or would become obligated to pay in the absence of any applicable tax treaty, on the next date on which any amount would be payable with respect to the Senior Notes, any Additional Amount as a result of any amendment to or change in the laws (or any rules or regulations thereunder) of the United Kingdom or any political subdivision or taxing authority thereof or therein (or, in the case of Additional Amounts payable by a successor Person to the Company, of the jurisdiction in which such successor Person is organized or any political subdivision or taxing authority thereof or therein) or any amendment or change in any official interpretation or application of such laws or rules or regulations or any execution of or amendment to any treaty affecting taxation to which the United Kingdom or such political subdivision or taxing authority (or such other jurisdiction or political subdivision or taxing authority) is a party, if the amendment or change becomes effective on or after the date of the Senior Notes Indenture (or, in the case of Additional Amounts payable by a successor Person to the Company, the date on which such successor Person became such pursuant to the applicable provisions of the Senior Notes Indenture unless as of such date the relevant tax authority had publicly announced that such amendment or change or execution was to occur after such date) and such obligation cannot be avoided by the use of all commercially reasonable measures available to the Company; provided, however, that (1) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts were a payment in respect of the Securities then due, and (2) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect.

PAYMENT OF ADDITIONAL AMOUNTS

     All payments made by the Company on the Senior Notes will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature unless the withholding or deduction is then required by law. If any withholding or deduction for or on account of any present or future taxes, assessments or other governmental charges of the United Kingdom or any political subdivision or taxing authority thereof or therein ("Taxes") shall at any time be required in respect of any amounts to be paid by the Company under the Senior Notes, the Company will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted; provided that the foregoing obligation to pay Additional Amounts does not apply to (a) any Taxes which would not have been so imposed but for the existence of any present or former connection between such Holder and the United Kingdom (other than the mere receipt of such payment or the ownership or holding outside of the United Kingdom of such Senior Note); (b) any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge; or (c) any Taxes payable otherwise than by deduction or withholding from payments of principal of (or premium, if any, on) or interest on such Senior Note; nor will Additional Amounts be paid (i) if the payment could have been made by or through another paying agent without such deduction or withholding, (ii) if the payment could have been made without such deduction or withholding had the holder of the Senior Note or, if different, the beneficiary of the payment complied with a request of the Company or any other person through whom payment may be made, made upon reasonable notice prior to such payment, addressed or otherwise provided to such holder or beneficiary to provide information, documents or other evidence concerning the nationality, residence, identity or connection with the taxing jurisdiction of such holder or beneficiary which is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, (iii) with respect to any payment of principal of (or premium if any, on) or interest on such Senior Note to any holder who is a fiduciary or partnership or Person other than the sole beneficial owner of such payment, to the extent such payment would be required by the laws of the U.K. (or any political subdivision or taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of such a Senior Note, or (iv) if the payment is in respect of a Definitive Registered Note issued at the request of a holder of a Book-Entry Interest (including following an Event of Default) and at the time the payment is made Definitive Registered Notes have not been issued in exchange for the entire principal amount at maturity of the Senior Notes. The foregoing provisions shall survive any termination or discharge of the Senior Notes Indenture and shall apply mutatis mutandis to any withholding or deduction for or on account of any present or future taxes, assessments or governmental charges of whatever nature of any jurisdiction in which any successor Person to the Company is organized, or any political subdivision or taxing authority thereof or therein. The Company has agreed to use commercially reasonable efforts to facilitate administrative actions necessary to assist Holders to obtain any refund of or credit against withholding taxes for which Additional Amounts are not paid as a result of the proviso in the second preceding sentence.

CERTAIN COVENANTS

     The Senior Notes Indenture contains, among others, the following additional covenants:

     LIMITATION ON CONSOLIDATED DEBT AND DISQUALIFIED EQUITY

     The Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Debt or issue any Disqualified Equity unless, immediately after giving effect to the Incurrence of such Debt or the issuance of such Disqualified Equity and the receipt and application of the proceeds thereof, the Annualized Consolidated Debt to Cash Flow Ratio of the Restricted Group for the quarter next preceding the Incurrence of such Debt or the issuance of such Disqualified Equity, as the case may be, for which quarterly financial statements are available, calculated on a pro forma basis (as if such Debt had been Incurred or such Disqualified Equity had been issued at the beginning of such quarter) would be less than 7.0 to 1.

     Notwithstanding the foregoing paragraph, the Company may, and may permit any Restricted Subsidiary to, Incur or issue the following: (i) Debt up to the maximum amount available under the Senior Bank Facility; (ii) Debt of the Company and/or any Restricted Subsidiary outstanding on the date of the Senior Notes Indenture; (iii) Debt or Disqualified Equity to the extent that the proceeds are used to finance working capital, or the construction of, or the acquisition of, property or assets to be used in a Cable Business; (iv) Debt Incurred or Disqualified Equity issued to finance a Cable Acquisition or provide working capital for or financing for the construction of property or assets to be used in the business so acquired; (v) Debt consisting of Interest Rate Protection Obligations or Currency Hedging Agreements; (vi) performance bonds or surety bonds or similar instruments provided in the ordinary course of business;
(vii) Debt owed by the Company to any Wholly Owned Restricted Subsidiary (so long as such Debt is held by a Wholly Owned Restricted Subsidiary) or Debt owed by or Disqualified Equity issued by a Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary of the Company (provided that such Debt or Disqualified Equity is at all times held by the Company or a Wholly Owned Restricted Subsidiary); provided, however, that upon either (a) the transfer or other disposition by such Wholly Owned Restricted Subsidiary or the Company of any such Debt or Disqualified Equity to a Person other than the Company or another Wholly Owned Restricted Subsidiary or (b) the issuance, sale, lease, transfer or other disposition of shares of Equity Securities (including by consolidation or merger) of such Wholly Owned Restricted Subsidiary to a Person other than the Company or another such Wholly Owned Restricted Subsidiary, such Debt shall be deemed to have been Incurred or such Disqualified Equity shall be deemed to have been issued at the time of such transfer or other disposition;
(viii) Debt Incurred or Disqualified Equity issued to renew, extend, refinance or refund any Debt or Disqualified Equity permitted in Clauses (i) through (iv) above, or the Senior Notes (in the event that the Senior Notes are redeemed in part pursuant to the provisions described under "-- Redemption" above), the 1994 Notes or 1995 Notes in an amount not to exceed the outstanding principal amount (or, if less, Accreted Value) of the Debt or the aggregate liquidation preference of the Disqualified Equity so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt or Disqualified Equity refinanced, or the amount of any premium reasonably determined by the Company to be necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase plus the expenses of the Company Incurred in connection with such refinancing; provided that (a) in the case of any refinancing or refunding of Debt which is pari passu to the Senior Notes, the refinancing or refunding Debt is made pari passu to the Senior Notes or subordinated to the Senior Notes, and, in the case of any refinancing or refunding of Debt which is subordinated to the Senior Notes or of Disqualified Equity, the refinancing or refunding Debt is subordinated to the Senior Notes to the same extent as the Debt being refinanced or refunded or is Disqualified Equity; and (b) in either case, the refinancing or refunding Debt or Disqualified Equity by its terms, or by the terms of any agreement or instrument pursuant to which such Debt or Disqualified Equity is Incurred or issued, does not have a Weighted Average Life that is lower than that of the Debt or Disqualified Equity being refinanced or refunded; and (ix) Debt or Disqualified Equity not otherwise permitted to be Incurred or issued under Clauses (i) through (viii) above, which, together with any other outstanding Debt Incurred or Disqualified Equity issued pursuant to this Clause
(ix), has an aggregate principal amount (or liquidation preference) not in excess of pound sterling 20 million at any time outstanding.

     LIMITATION ON RESTRICTED PAYMENTS

     The Company (i) shall not, directly or indirectly, declare or pay any dividend, or make any distribution, of any kind or character (whether in cash, property or securities or otherwise) in respect of any class of its Equity Securities or to the holders of any class of its Equity Securities (including pursuant to a merger or consolidation of the Company, but excluding any dividends or distributions payable solely in its Equity Securities (other than Disqualified Equity) or in options, warrants or other rights to acquire its Equity Securities (other than Disqualified Equity)), (ii) shall not, and shall not permit any Restricted Subsidiary of the Company to, directly or indirectly, purchase, redeem or otherwise acquire or retire for value (a) any Equity Securities of the Company or any Related Person of the Company or (b) any options, warrants or rights to purchase or acquire Equity Securities of the Company or any Related Person of the Company (except options, warrants or rights to purchase or acquire such Equity Securities held by any current or former officer or director of the Company or ECE Management International (or any of its predecessors) in an aggregate amount not exceeding pound sterling 5 million), (iii) shall not make, or permit any Restricted Subsidiary of the Company to make any Investment in, or Incur an obligation to Guarantee any obligation of, any Affiliate or Related Person of the Company, other than the Company or a Wholly Owned Restricted Subsidiary of the Company; and (iv) shall not, and shall not permit any Restricted Subsidiary to, redeem, defease, repurchase or otherwise retire or acquire for value prior to any scheduled maturity, repayment or sinking fund payment, Debt of the Company which explicitly by its terms is subordinate in right of payment to the Senior Notes (the transactions described in Clauses (i) through (iv) being referred to herein as "Restricted Payments"), if: (1) at the time thereof and after giving effect thereto an Event of Default, or an event that with notice or lapse of time, or both, would constitute an Event of Default, shall have occurred and be continuing or (2) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from the date of the Senior Notes Indenture exceeds the sum of (a) the difference between (x) the cumulative Consolidated Operating Cash Flow from the first day of the fiscal quarter in which the issue date of the Senior Notes falls through the last day of the last full fiscal quarter immediately preceding such Restricted Payment for which quarterly financial statements are available, and (y) 200% of cumulative Consolidated Interest Expense from the first day of the fiscal quarter in which the issue date of the Senior Notes falls through the last day of the last full fiscal quarter immediately preceding such Restricted Payment for which quarterly financial statements of the Company are available; and (b) 100% of the aggregate net cash proceeds

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

after the issue date of the Senior Notes, from the issuance of Equity Securities (other than Disqualified Equity) of the Company and options, warrants or other rights on Equity Securities (other than Disqualified Equity) of the Company (other than to a Restricted Subsidiary) after the issue date of the Senior Notes. The foregoing provision shall not be violated by reason of (i) the payment of any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the foregoing provision;
(ii) any refinancing or refunding of any Debt otherwise permitted under clause
(viii) described in the second paragraph under the caption "-- Limitation on Consolidated Debt and Disqualified Equity"; (iii) investments by the Company or any Restricted Subsidiary in an amount not to exceed in the aggregate pound sterling 10 million in a Person which is engaged in a Cable Business or a business incidental thereto; and (iv) investments in Non-Restricted Subsidiaries made with the proceeds of a substantially concurrent (1) capital contribution to the Company or (2) issue or sale of Equity Securities (other than Disqualified Equity) of the Company.

     LIMITATION ON LIENS

     The Company shall not, and shall not permit any Restricted Subsidiary to, Incur or suffer to exist any Lien upon any of its properties or assets, now owned or hereafter acquired, to secure any Debt without making, or causing such Restricted Subsidiary to make, effective provision for securing the Senior Notes equally and ratably with such Debt so long as such Debt shall be so secured or in the event such Debt is subordinate in right of payment to the Senior Notes, prior to such Debt as to such property and assets for so long as such Debt shall be so secured. The foregoing restrictions do not apply to Liens existing at the date of the Senior Notes Indenture or to: (i) Liens securing only the Senior Notes; (ii) Liens in favor of the Company or any Wholly-Owned Restricted Subsidiary; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company (and not incurred in anticipation of such merger or consolidation) which Liens shall not extend to any other property of the Company or any Restricted Subsidiary; (iv) Liens on property existing immediately prior to the time of acquisition thereof (and not in anticipation of the financing of such acquisition); (v) Liens to secure Debt Incurred under the provisions described in clauses (i), (iii), (iv), (v) or (ix) of the second paragraph under the caption "-- Limitation on Consolidated Debt and Disqualified Equity"; (vi) Liens for taxes or assessments or other governmental charges or levies which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in accordance with generally accepted accounting principles shall have been made;
(vii) Liens to secure obligations under workmen's compensation laws or similar legislation, including Liens with respect to judgments which are not currently dischargeable; and (viii) Liens to secure Debt Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Debt secured by any Lien referred to in the foregoing Clauses (i) through (viii) so long as such Lien does not extend to any other property. In addition to the foregoing, the Company and its Restricted Subsidiaries may incur a Lien to secure any Debt or enter into a Sale and Leaseback Transaction, without equally and ratably securing the Senior Notes, if the sum of (i) the amount of Debt secured by a Lien entered into after the date of the Senior Notes Indenture and otherwise prohibited by the Senior Notes Indenture and (ii) the Attributable Value of all Sale and Leaseback Transactions entered into after the date of the Senior Notes Indenture and otherwise prohibited by the Senior Notes Indenture does not exceed 5% of the Company's Consolidated Tangible Assets.

     LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

     The Company shall not, and shall not permit any Restricted Subsidiary of the Company to, enter into any Sale and Leaseback Transaction unless (i) the Company or such Restricted Subsidiary were entitled to incur a Lien to secure Debt in an amount at least equal to the Attributable Value of such Sale and Leaseback Transaction and the terms of such transaction have been approved by the Board of Directors of the Company or (ii) all of the conditions contained in the provisions described under "-- Limitation on Certain Asset Dispositions" (including the provisions concerning the application of Net Available Proceeds) would be satisfied with respect to such Sale and Leaseback Transaction if all of the consideration received in such Sale and Leaseback Transaction were treated as Net Available Proceeds.

     LIMITATIONS CONCERNING DISTRIBUTIONS BY AND TRANSFERS TO RESTRICTED GROUP

     The Company may not, and may not permit any Restricted Subsidiary to, suffer to exist any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (i) to pay, directly or indirectly, dividends or make any other distributions in respect of its Equity Securities or pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary of the Company; (ii) to make loans or advances to the Company or any other Restricted Subsidiary of the Company; or (iii) to transfer any of its property or assets to, the Company or any Restricted Subsidiary of the Company. Notwithstanding the foregoing, the Company may, and may permit any Subsidiary to, suffer to exist any such encumbrance or restriction on the ability of any Subsidiary of the Company if and to the extent such encumbrance or restriction exists on the date of the Senior Notes Indenture or is (a) provided for in the Senior Bank Facility documents; (b) existed prior to the time any Person became a Subsidiary of the Company and such restriction or encumbrance was not incurred in anticipation of such Person becoming a Subsidiary of the Company; (c) exists by reason of a customary merger or acquisition agreement for the purchase or acquisition of the stock or assets of the Company or any of its Restricted Subsidiaries by another Person; (d) contained in an operating lease for real property and is effective only upon the occurrence and during the continuance of a default in the payment of rent; (e) the result

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

of applicable corporate law or regulation relating to the payment of dividends or distributions; (f) pursuant to an agreement pursuant to which Debt meeting the requirements of clauses (iii), (iv), (v) or (ix) of the second paragraph under the caption "-- Limitation on Consolidated Debt and Disqualified Equity" is Incurred; provided, however, that the provisions contained in such agreement relating to such encumbrance or restriction are no more restrictive than those contained in the terms of the Senior Bank Facility; or (g) pursuant to an agreement effecting a renewal, extension, refinancing or refunding of Debt Incurred pursuant to an agreement referred to in clause (a), (b) or (f) above; provided, however, that the provisions contained in such agreement relating to such encumbrance or restriction are no more restrictive than the provisions contained in the agreement the subject thereof, as determined in good faith by the Board of Directors and evidenced by a Board Resolution.

     TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS

     Except as permitted in the following paragraph, the Company shall not, and shall not permit any Restricted Subsidiary to, enter into any transaction or conduct any business with any Affiliate or Related Person of the Company, unless such transaction is effected or such business is conducted on terms which are in the Company's good faith judgment at least as favorable as those that could be obtained in a comparable arm's length transaction with a Person that is not an Affiliate or Related Person. Any such transaction (or series of related transactions) in which such Affiliate or Related Person receives in excess of pound sterling 1.0 million in any twelve-month period shall be approved as being in the Company's best interests by a majority of the disinterested directors of the Board of Directors of the Company. Any such transaction involving in excess of pound sterling 5.0 million (or series of related transactions involving in excess of pound sterling 5.0 million), or as to which there are no disinterested directors, is subject to the further requirement that the Company obtain an opinion of an internationally recognized expert with experience in appraising the terms and conditions of the relevant type of transaction (or series of related transactions) stating that the transaction or series of related transactions is fair (from a financial point of view) to the Company or such Restricted Subsidiary.

     The above requirements shall not be applicable to (i) any transaction among the Company and its Wholly Owned Subsidiaries; (ii) any existing management agreement with ECE Management International or any successor or assign, or any other management agreement which has substantially similar terms; or (iii) any transaction in which investment banking or other financial advisory services are provided to the Company or any Subsidiary by Goldman, Sachs & Co. or any of its Affiliates that is, in the Company's good faith judgment, on arm's length terms.

     LIMITATION ON CERTAIN ASSET DISPOSITIONS

     The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value of the shares or assets sold or otherwise disposed of; and (b) at least 90% of such consideration consists of cash or Cash Equivalents. To the extent the Net Available Proceeds of any Asset Disposition are not required to be applied to repay amounts outstanding under the Senior Bank Facility or any Debt of a Restricted Subsidiary, or are not so applied, the Company or such Restricted Subsidiary, as the case may be, may apply such Net Available Proceeds within 365 days of the receipt thereof, to an investment in properties and assets that will be used in a Cable Business (or in Equity Securities of any such Person that will become a Restricted Subsidiary as a result of such investment to the extent that such Person owns properties and assets that will be used in a Cable Business) of the Company or any Restricted Subsidiary ("Replacement Assets"). Notwithstanding the foregoing, the Company may retain the Net Available Proceeds from any Asset Disposition, the Net Available Proceeds of which do not exceed pound sterling 1.0 million for any purpose. Any Net Available Proceeds from any Asset Disposition that are neither used to repay amounts outstanding under the Senior Bank Facility or any Debt of a Restricted Subsidiary nor invested in Replacement Assets within such 365-day period (exclusive of the up to pound sterling 1.0 million referred to in the preceding sentence) shall constitute "Excess Proceeds" subject to the provisions described in the following paragraph.

     When the aggregate amount of Excess Proceeds equals or exceeds pound sterling 10.0 million the Company shall make to all holders of the Senior Notes within 30 days of the determination thereof an Offer to Purchase Senior Notes with an aggregate principal amount at maturity (or if less, an Accreted Value) equal to such Excess Proceeds at a price in cash equal to 100% of the Accreted Value thereof on any purchase date prior to the Cash Interest Date or 100% of the outstanding principal amount at maturity thereof plus accrued and unpaid interest, if any, to any purchase date on or after the Cash Interest Date, as applicable. To the extent that the aggregate principal amount at maturity or if applicable, the Accreted Value of Senior Notes tendered pursuant to such Offer to Purchase is less than the Excess Proceeds, the Company may use such deficiency for any purpose. If the aggregate principal amount at maturity or the Accreted Value, as applicable, of Senior Notes validly tendered and not withdrawn by holders thereof exceeds the amount of Senior Notes which can be purchased with the Excess Proceeds, Senior Notes to be purchased will be selected on a pro rata basis.

     Notwithstanding the two immediately preceding paragraphs, the Company and the Restricted Subsidiaries will be permitted to consummate an Asset Disposition without complying with such paragraphs to the extent (i) at least 90% of the consideration for such Asset Disposition constitutes Replacement Assets (or Equity Securities of any such Person

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

that will become a Restricted Subsidiary as a result of such transaction to the extent that such Person owns properties and assets that will be used in a Cable Business) and (ii) such Asset Disposition is for fair market value; provided that any consideration not constituting Replacement Assets or Equity Securities as described in Clause (i) received by the Company or any Restricted Subsidiaries in connection with any Asset Disposition permitted to be consummated under this paragraph shall constitute Net Available Proceeds subject to the provisions of the two preceding paragraphs.

     CHANGE OF CONTROL

     Within 60 days following the date of the consummation of a transaction resulting in a Change of Control, the Company shall commence an Offer to Purchase all Outstanding Senior Notes at a purchase price equal to 101% of, prior to the Cash Interest Date, their Accreted Value and on and after the Cash Interest Date their principal amount at maturity plus in such case accrued but unpaid interest to the date of purchase. The Company will, not less than 10 days after the date on which the Company first becomes aware of the consummation of a transaction resulting in a Change of Control, cause notice of such Change of Control to be mailed to holders of the Senior Notes. A "Change of Control" will be deemed to have occurred in the event that, after the date of the Senior Notes Indenture, either (a) any Person or any Persons (other than a Permitted Holder) acting together which would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a "Group"), together with any Affiliates or Related Persons thereof shall beneficially own (as defined in Rule 13d-3 under the Exchange Act, or any successor provision thereto) at least 45% of the aggregate voting power of all Equity Securities of the Company entitled to vote generally in the election of directors of the Company; or (b) any Person or Group (other than a Permitted Holder), together with any Affiliates or Related Persons thereof, shall succeed in having a sufficient number of its nominees elected to the Board of Directors of the Company such that such nominees, when added to any existing director remaining on the Board of Directors of the Company after such election who is an Affiliate or Related Person of such Group, will constitute a majority of the Board of Directors of the Company or (c) certain events of bankruptcy, insolvency or receivership affecting the Company.

     Any future credit agreements or other agreements relating to indebtedness of the Company and its subsidiaries (including the Senior Bank Facility) may contain provisions restricting the ability of the Company to repurchase Senior Notes upon a Change of Control. In the event that a Change of Control occurs when such provisions are in effect, the Company may seek the consent of the relevant lenders to the repurchase of Senior Notes or could attempt to repay or refinance such indebtedness, in a manner that would permit the Company to effect the repurchase of the Senior Notes. In the absence of such a repayment or refinancing, the Company may be precluded from offering to repurchase the Senior Notes by the applicable provisions of such other agreements. The failure of the Company to offer to repurchase the Senior Notes upon a Change of Control would constitute an Event of Default under the Senior Notes Indenture. Moreover, there can be no assurance that the Company will have the financial resources necessary to effect any repurchase of Senior Notes upon a Change of Control.

     MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS

     The Company shall not, in a single transaction or through a series of related transactions, (i) consolidate with or merge into any other Person; (ii) permit any other Person to consolidate with or merge into the Company; (iii) directly or indirectly transfer, assign, convey, sell, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety; or (iv) permit any of its Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, transfer, lease or disposal of all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis to any other Person or group of affiliated Person unless: (1) immediately before and after giving effect to such transaction and treating any Debt and Disqualified Equity which becomes an obligation of the Company or a Subsidiary of the Company as a result of such transaction as having been Incurred or issued, as applicable, by the Company or such Subsidiary at the time of the transaction, no Event of Default or event that with notice or lapse of time, or both, would constitute an Event of Default shall have occurred and be continuing; (2) in the event the Company shall consolidate with or merge into another Person or shall directly or indirectly transfer, assign, convey, sell, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by transfer, assignment, conveyance, sale, lease or other disposition all or substantially all of the properties and assets of the Company as an entirety shall be a corporation, partnership or trust, shall be organized and validly existing under the laws of England and Wales or of the United States of America, any State thereof or the District of Columbia and shall expressly assume by an indenture supplemental to the Senior Notes Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any), interest and Additional Amounts, if any, on all the Senior Notes and the performance of every covenant of the Senior Notes Indenture on the part of the Company to be performed or observed; (3) the Company or the successor to the Company will have an Annualized Consolidated Debt to Cash Flow Ratio for the quarter next preceding such transaction for which quarterly financial statements are available (determined on a pro forma basis giving effect to the proposed transaction as if it had taken place at the beginning of such quarter) equal to or less than the Annualized Consolidated Debt to Cash Flow Ratio of the Company without giving effect to the proposed transaction; provided further that if the Annualized Consolidated Debt to Cash Flow Ratio of the Company immediately preceding such transaction is 7.0:1 or less, then the Annualized Consolidated Debt to Cash Flow Ratio of the Company or its successor after giving

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

pro forma effect to such transaction may be up to 0.5:1 greater than such ratio immediately prior to such transaction; (4) if, as a result of any such transaction, property or assets of the Company or any Subsidiary of the Company would become subject to a Lien prohibited by the provisions of the Senior Notes Indenture described under "Limitation on Liens" above, and the Company or the successor entity to the Company shall have secured the Senior Notes as required by that covenant; (5) such transaction would not result in the loss of a Material License (which for this purpose will be determined on a pro forma basis, giving effect to such transaction); and (6) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel each stating that such consolidation, merger, transfer, lease or disposition and the supplemental indenture comply with the Senior Notes Indenture.

EVENTS OF DEFAULT

     The following will be Events of Default under the Senior Notes Indenture:
(a)failure by the Company to pay principal of (or premium, if any, on) any Senior Note at its Maturity; (b) failure to pay any interest or Additional Amounts on any Senior Note when due, continued for 30 days; (c) default in the payment of principal and interest on Senior Notes required to be purchased pursuant to an Offer to Purchase as described under the captions "-- Change of Control" and "-- Limitation on Certain Asset Dispositions"; (d) failure to perform or comply with the provisions described under "-- Mergers, Consolidations and Certain Sales of Assets"; (e) failure by the Company to perform any other covenant under the Senior Notes Indenture or the Senior Notes continued for 30 days after written notice to the Company by the Trustee or holders of at least 25% in aggregate principal amount of Outstanding Senior Notes; (f) default under the terms of any instrument evidencing or securing Debt by the Company or any Significant Restricted Subsidiary which results in the acceleration of the payment of principal amount in excess of pound sterling 5 million or which shall constitute the failure to pay any portion in excess of pound sterling 5 million of principal or similar amount when due and payable after the expiration of any applicable grace period; (g) the rendering of a final judgment or judgments against the Company or any Significant Restricted Subsidiary in an amount in excess of pound sterling 5 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; and (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Significant Restricted Subsidiary.

     Subject to the provisions of the Senior Notes Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Senior Notes Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Outstanding Senior Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     If an Event of Default (other than an Event of Default described in Clause
(h) above) occurs and is continuing, then either the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Senior Notes may accelerate the maturity of all Senior Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of Outstanding Senior Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Senior Notes Indenture. If an Event of Default specified in Clause (h) above occurs, the Outstanding Senior Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder. For information as to waiver of defaults, see "-- Modification and Waiver".

     No holder of any Senior Note shall have any right to institute any proceeding with respect to the Senior Notes Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the Outstanding Senior Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the Outstanding Senior Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Senior Note for enforcement of payment of the principal of and premium, if any, or interest on such Senior Note on or after the respective due dates (or, in the case of a redemption, the Redemption Dates or, in the case of an Offer to Purchase, the Purchase Date) expressed in or established pursuant to the terms of such Senior Note and Senior Notes Indenture.

     The Company is required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the Senior Notes Indenture and as to any default in such performance.

DEFEASANCE

     The Senior Notes Indenture will provide that (A) if applicable, the Company will be discharged from any and all obligations in respect of the Outstanding Senior Notes other than certain obligations to transfer the Senior Notes, or (B) if applicable, the Company may omit to comply with certain restrictive covenants, and certain events will cease to be

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

Events of Default under the Senior Notes Indenture and the Senior Notes, in either case (A) or (B), upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest, if any, on the Outstanding Senior Notes. With respect to Clause (B), the obligations under the Senior Notes Indenture other than with respect to certain covenants and Event of Default will remain in full force and effect. Such trust may only be established if, among other things (i) with respect to Clause (A), (1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of counsel provides that holders of the Senior Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred and (2) the Company has delivered to the Trustee an opinion of counsel to the effect that, under the law in effect at the time of such deposit, payments made from the defeasance trust would not require the payment of Additional Amounts if the provisions of the Senior Notes Indenture described under "-- Payment of Additional Amounts" above were applicable to such payments; or, with respect to Clause (B), the Company has delivered to the Trustee (1) an opinion of counsel (which may be based on an Internal Revenue Service ruling) to the effect that the holders of the Senior Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (2) an opinion of counsel to the effect that, under the law in effect at the time of such deposit, payments made from the defeasance trust would not require the payment of Additional Amounts if the provisions of the Senior Notes Indenture described under "-- Payment of Additional Amounts" above were applicable to such payments; (ii) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing on the date of such deposit or, insofar as an Event of Default described in Clause (h) under "-- Events of Default," at any time during the period ending on the 121st day after the date of such deposit; (iii) the Company has delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and (iv) certain other customary conditions precedent are satisfied.

GOVERNING LAW

     The Senior Notes Indenture and the Senior Notes will be governed by the laws of the State of New York.

MODIFICATION AND WAIVER

     From time to time the Company, when authorized by resolutions of the Board of Directors, and the Trustee, without the consent of the holders of the Senior Notes, may amend, waive or supplement the Senior Notes Indenture or the Senior Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Senior Notes Indenture under the Trust Senior Notes Indenture Act or making any change that does not adversely affect the rights of any holder.

     Modifications and amendments of the Senior Notes Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Senior Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding Senior Note affected thereby, (a) change the Stated Maturity of the principal of or any installment of interest or Additional Amounts on, any Senior Note, (b) reduce the principal amount of, (or the premium) or interest or Additional Amounts on, any Senior Note, (c) change the place or currency of payment of principal of (or premium) or interest or Additional Amounts on, any Senior Note, (d) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or Redemption Date, in the case of redemption, or Purchase Date, in the case of an Offer to Purchase), (e) reduce the above-stated percentage of Outstanding Senior Notes necessary to modify or amend the Senior Notes Indenture, (f) reduce the percentage of principal amount of Outstanding Senior Notes necessary for waiver of compliance with certain provisions of the Senior Notes Indenture or for waiver of certain defaults, (g) modify certain provisions of the Senior Notes Indenture relating to the modification of the Senior Notes Indenture or the waiver of past defaults or covenants, except as otherwise specified or (h) following the mailing of any Offer to Purchase, modify any Offer to Purchase for the Senior Notes required as described under the caption "-- Limitation on Certain Asset Dispositions" and "-- Change of Control" in a manner materially adverse to the holders thereof.

     The holders of not less than a majority in aggregate principal amount of the Outstanding Senior Notes, on behalf of all holders of Senior Notes, may waive compliance by the Company with certain restrictive provisions and covenants of the Senior Notes Indenture. Subject to certain rights of the Trustee, as provided in the Senior Notes Indenture, the holders of not less than a majority in aggregate principal amount of the Outstanding Senior Notes, on behalf of all holders of Senior Notes, may waive any past default under the Senior Notes Indenture, except a default in the payment of principal, premium or interest or in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each Outstanding Senior Note.

                                      75

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REPORTS

     The Company shall deliver to the Trustee, within 15 days after it files them with the Commission, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribed) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act within the time periods prescribed under such rules and regulations. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Senior Notes Indenture requires the Company to continue to file with the Commission and provide to the Trustee such annual and interim reports on Forms 10-K and 10-Q, respectively, as the Company would be required to file were it subject to such reporting requirements within the time periods prescribed under such rules and regulations. The Company shall not be obligated to file any such reports with the Commission if the Commission does not permit such filings but shall remain obligated to provide such reports to the Trustee.

THE TRUSTEE

     The duties and responsibilities of the Trustee are those provided by the Trust Indenture Act. Notwithstanding the foregoing, the Senior Notes Indenture does not require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Senior Notes Indenture, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk of liability is not reasonably assured to it.

     The Trustee is permitted to engage in other transactions with the Company, or any Affiliate, provided, however, that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

NO PERSONAL LIABILITY OF DIRECTORS, EMPLOYEES AND SHAREHOLDERS

     No director, officer, employee, incorporator or shareholder of the Company, as such shall have any liability for any obligations of the Company under the Senior Notes, the Senior Notes Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Senior Notes by accepting a Senior Note waives and releases all such liability; provided that such waiver will not release any person from liability for fraud or criminal acts. The waiver and release are part of the consideration for issuance of the Senior Notes. Such waiver and release may not be effective to waive liabilities under English law or under the U.S. federal securities laws and it is the view of the Commission that such waiver and release is against public policy.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms which are used in the Senior Notes Indenture. Reference is made to the Senior Notes Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles, and, except as otherwise herein described, the term "generally accepted accounting principles" with respect to any computation required or permitted under the Senior Notes Indenture means accounting principles as are generally accepted in the United States as consistently applied by the Company at the date of the Senior Notes Indenture.

     "Accreted Value" means, as of any date of determination prior to the Cash Interest Date, the sum of (a) the initial offering price of each Senior Note and (b) the portion of the excess of the principal amount of each Senior Note over such initial offering price which shall have been amortized by the Company through such date, such amount to be so amortized on a daily basis and compounded semiannually on each August 15 and February 15, at the rate of 10 3/4% per annum from the date of issuance of the Senior Notes through the date of determination computed on the basis of a 360-day year of twelve 30-day months.

     "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Annualized Consolidated Debt to Cash Flow Ratio" for any Person means for any fiscal quarter the ratio of (i) Total Consolidated Debt of such Person as of the end of such fiscal quarter to (ii) Consolidated Operating Cash Flow of such Person for such fiscal quarter multiplied by four.


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


     "Asset Acquisition" means (i) any capital contribution (including without limitation by means of transfers of cash or other property to others or payments for property or services for the account or use of others) by the Company or any Restricted Subsidiary in any other Person (including, for the avoidance of doubt, a prospective licensee that subsequently acquires a license to operate a cable television and/or telephone and/or telecommunications system), or any acquisition or purchase of equity interests in any other Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into the Company or any Restricted Subsidiary or (ii) any acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

     "Asset Disposition" means any transfer, conveyance, sale, lease or other disposition by the Company or any of its Restricted Subsidiaries (including by way of consolidation or merger) resulting in Net Available Proceeds in excess of pound sterling 250,000 of (i) shares or other ownership interest of a Subsidiary of the Company, (ii) substantially all of the assets of the Company or any Subsidiary representing a division or line of business, or (iii) other assets or rights outside of the ordinary course of business.

     "Attributable Value" means, as to any particular lease under which any Person is at the time liable, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with generally accepted accounting principles, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Cable Acquisition" means an Asset Acquisition of properties or assets to be used in a Cable Business or of equity interests in any Person that becomes a Restricted Subsidiary or, subject to the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" above, a Non-Restricted Subsidiary as a result of such Asset Acquisition, provided that such Person's assets and properties consist principally of properties or assets that will be used in a Cable Business.

     "Cable Business" means any business operating a cable television and/or telephone and/or telecommunications system or any business reasonably related thereto, including, without limitation, the production or provision of programming as well as any business conducted by the Company or any Restricted Subsidiary on the date on which the Senior Notes are first issued.

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Cash Equivalent" means, at any time, (i) any evidence of Debt issued or directly and fully guaranteed or insured by the government of an Approved Jurisdiction or any agency or instrumentality thereof (provided that the full faith and credit of the relevant Approved Jurisdiction is pledged in support thereof); (ii) certificates of deposit or acceptances of any financial institution that has combined capital and surplus and undivided profits of not less than $50,000,000 (or the equivalent thereof in another currency) and has a long term debt rating of at least "AA" by Standard & Poor's Corporation or at least "Aa3" by Moody's Investor Service or if not rated by either of those rating agencies the equivalent rating from another Approved Rating Agency;
(iii) commercial paper issued by a corporation organized under the laws of any Approved Jurisdiction and rated at least A-1 by Standard & Poor's Corporation or at least P-1 by Moody's Investor Service or if not rated by either of those rating agencies the equivalent rating from another Approved Rating Agency; (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the government of an Approved Jurisdiction; and (v) any other investment, instrument or cash balance, provided, that in each of clauses (i) through (v) above such instrument shall be considered a Cash Equivalent within the meaning of this definition only to the extent that such instrument would have been classified as a "cash equivalent" in accordance with the accounting principles applied to the Company's audited consolidated balance sheet as of December 31, 1995. "Approved Jurisdiction" means the United States of America, Canada, the United Kingdom and any other member nation of the Organization for Economic Cooperation and Development. "Approved Rating Agency" means Standard & Poor's Corporation, Moody's Investor Service and any other recognized rating agency

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

that provides or assigns credit rating for debt securities similar to the Senior Notes and that shall have been approved by the Trustee upon the written request of the Company from time to time.

     "Consolidated Income Tax Expense" of any Person means for any period the consolidated provision for income taxes of such Person as charged in arriving at Consolidated Net Income for such period.

     "Consolidated Interest Expense" of any Person means for any period the interest expense (without deducting interest income) of such Person for such period determined on a consolidated basis in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discounts; (ii) any payments or fees with respect to letters of credit, bankers acceptances or similar facilities; (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements; (iv) Preferred Stock dividends (other than in respect of Preferred Stock held by such Person or a Wholly Owned Subsidiary of such Person) declared and payable in such period in cash; and (v) the portion of any rental obligation allocable to interest expense under generally accepted accounting principles.

     "Consolidated Net Income" of any Person means for any period the net income (or loss) of such Person for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by such Person or a subsidiary of such Person in a transaction accounted for under the pooling-of-interests method for any period prior to the date of such transaction, (b) the net income (but not the net loss) of any Restricted Subsidiary of such Person which is subject to restrictions which prevent the payment of dividends or the making of distributions (by loans, advances, intercompany transfers or otherwise) to such Person to the extent of such restrictions, (c) the net income (or loss) of any Person that is not a Consolidated Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to a member of the Restricted Group by such other Person during such period, (d) gains or losses on Asset Dispositions and (e) all extraordinary gains and extraordinary losses.

     "Consolidated Operating Cash Flow" of any Person means for any period (a) the sum of (i) Consolidated Net Income for such period; (ii) Consolidated Interest Expense for such period; (iii) Consolidated Income Tax Expense for such period; (iv) the depreciation and amortization expense included in the consolidated income statement of such Person for such period; and (v) other non-cash charges (other than trading and operating items in the ordinary course of business) deducted from consolidated revenues in determining Consolidated Net Income for such period (including any foreign currency translation losses), minus (b) non-cash items (other than trading and operating items in the ordinary course of business) increasing consolidated revenues in determining Consolidated Net Income for such period (including any foreign currency translation gains).

     "Consolidated Subsidiaries" of any Person means all Subsidiaries and other equity investees of such Person that would be accounted for on a consolidated basis in such Person's financial statements in accordance with generally accepted accounting principles.

     "Consolidated Tangible Assets" of any Person, means the total assets of such Person and its Restricted Subsidiaries consolidated, as determined in accordance with generally accepted accounting principles, less (i) the net book value of all its licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements or organizational expenses and other like intangibles, (ii) unamortized Debt discount and expense, (iii) all reserves for depreciation, obsolescence, depletion and amortization of its properties and (iv) all other proper reserves which in accordance with generally accepted accounting principles should be provided in connection with the business conducted by such Person; provided that with respect to the Company and its Consolidated Subsidiaries, adjustments following the date of the Senior Notes Indenture to the accounting books and records of the Company and its Consolidated Subsidiaries in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto), or otherwise resulting from the acquisition of control of the Company by another Person shall not be given effect to.

     "Currency Hedging Agreements" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in currency values to the extent relating to (i) Debt and/or (ii) obligations to purchase assets, properties or services incurred in the ordinary course of business and not for speculative purposes; provided that such Currency Hedging Agreements do not increase the Debt or other obligations of the Company and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payments thereunder.

     "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person

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

issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such Person, (vi) every net obligation under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person at the time of determination and (vii) every obligation of the type referred to in Clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable for, directly or indirectly, as obligor, Guarantor or otherwise; provided that Trade Obligations are excluded from the definition of Debt.

     "Disqualified Equity" of any Person means any Equity Security of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final stated maturity of the Senior Notes.

     "Equity Homes" means the product of (i) the number of homes in a franchise area, as set forth in the cable television or telecommunications licenses relating to such franchise area, and (ii) the percentage of the entity holding such licenses which is owned directly or indirectly by the Company.

     "Equity Securities" of any Person means any shares, interests, participations or other equivalents of corporate stock or other equity or capital interests of such Person, including, without limitation, partnership interests.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business, and shall not include guarantees in the nature of, or in respect of, Trade Obligations.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

     "Interest Rate Protection Obligation" of any Person means any interest rate swap agreement or other similar interest rate financial agreement or arrangement designed to protect such Person against fluctuations in interest rates and pursuant to which such Person is obligated or may become obligated to make payments; provided that where such agreement or arrangement hedges Debt, it is with respect to a notional principal amount that does not exceed the principal amount of the Debt to which such Interest Rate Protection Obligation relates.

     "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution to any other Person (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Equity Securities, bonds, notes, debentures or other securities or evidence of Debt issued by any other Person.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Material License" means a direct or indirect ownership interest in a license to operate a cable television or a cable telephone system held by the Company or any of its Restricted Subsidiaries which license at the time of determination covers a number of Equity Homes which equals or exceeds 10% of the aggregate number of Equity Homes covered by all of the licenses to operate cable television or cable telephone systems in which the Company or its Restricted Subsidiaries hold a direct or indirect ownership interest at such time.

     "Net Available Proceeds" from any Asset Disposition by any Person means cash and readily marketable cash equivalents received (including by way of sale or discounting of a note, instalment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Debt or other obligations relating

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

to such properties or assets or received in any other noncash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Subsidiaries on any Debt which is secured by a Lien on such assets or on shares of the Person owning such assets in accordance with the terms of any Lien upon or with respect to such assets or which must be repaid out of the proceeds from such Asset Disposition under the terms of such Debt or Lien, in order to obtain a necessary consent to such Asset Disposition or by applicable law, and (iii) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or joint ventures as a result of such Asset Disposition provided that minority holders receive distributions and payments that are in the Company's good faith judgment comparable in kind to that received by the Company or a Restricted Subsidiary.

     "Non-Recourse Debt" means Debt or that portion of Debt (i) as to which none of the Company, nor any of its Restricted Subsidiaries (a) provides credit support (including any undertaking, agreement or instrument which would constitute Debt); (b) is directly or indirectly liable; or (c) constitutes the lender; and (ii) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against a Non-Restricted Subsidiary) would permit (upon notice, lapse of time or both) any holders of any other Debt of the Company or any of its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Non-Restricted Subsidiary" of a Person means a Subsidiary of such Person that (i) at the time of its designation as a Non-Restricted Subsidiary has not acquired any assets (unless the acquisition of such assets constitutes a Restricted Payment permitted by the "-- Certain Covenants -- Limitation on Restricted Payments" covenant), at any previous time, directly or indirectly from such Person or any of its Subsidiaries and (ii) has no Debt other than Debt that is, with respect to such Person, Non-Recourse Debt (unless the extent to which such Person is the lender for, or is responsible for such Debt, constitutes a Restricted Payment permitted by the "-- Certain Covenants -- Limitation on Restricted Payments" covenant); provided, however, that at the time of such designation, after giving pro forma effect to such designation, the Annualized Consolidated Debt to Cash Flow Ratio of such Person is equal to or less than the Annualized Consolidated Debt to Cash Flow Ratio of such Person immediately preceding such designation; provided, further, that if the Annualized Consolidated Debt to Cash Flow Ratio of the Company immediately preceding such designation is 7.0:1 or less, the Annualized Consolidated Debt to Cash Flow Ratio of the Company after giving pro forma effect to such designation may be up to 0.5:1 greater than such ratio immediately preceding such designation. No Restricted Subsidiary may be redesignated as a Non-Restricted Subsidiary unless at the time of such redesignation the provisions in clauses (i) and (ii) in this definition are currently met and the Board of Directors of such Person has passed a certified resolution, delivered to the Trustee, to such effect.

     "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each holder at his address appearing in the Security Register on the date of the Offer or provided to the Trustee by such holder offering to purchase up to the principal amount of Senior Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to this Senior Notes Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Senior Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee as described under the caption "-- Reports" (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in Clause (i) (including a description of the events requiring the Company to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and
(iv) any other information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such holders to tender Senior Notes pursuant to the Offer to Purchase. The Offer shall also state:

     (1) the Section of the Senior Notes Indenture pursuant to which the Offer to Purchase is being made;

     (2) the Expiration Date and the Purchase Date;

     (3) the aggregate principal amount of the Outstanding Senior Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than all Outstanding Senior Notes, the manner by which such has been determined pursuant to the Section hereof requiring the Offer to Purchase) (the "Purchase Amount");

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     (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Senior Notes accepted for payment (as specified pursuant to the Senior Notes Indenture) (the "Purchase Price");

     (5) that the holder may tender all or any portion of the Senior Notes registered in the name of such holder and that any portion of a Senior Note tendered must be tendered in an integral multiple of $1,000 principal amount at maturity;

     (6) the place or places where Senior Notes are to be surrendered for tender pursuant to the Offer to Purchase;

     (7) that interest on any Senior Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

     (8) that on the Purchase Date the Purchase Price will become due and payable upon each Senior Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

     (9) that each holder electing to tender a Senior Note pursuant to the Offer to Purchase will be required to surrender such Senior Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Senior Note, if a Registered Senior Note, being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

     (10) that holders will be entitled to withdraw all or any portion of Senior Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Senior Note the holder tendered, the certificate number of the Senior Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

     (11) that (a) if Senior Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Senior Notes and (b) if Senior Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Senior Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Senior Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

     (12) that in case of any holder whose Senior Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the holder of such Senior Note without service charge, a new Senior Note or Senior Notes of the same type, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Senior Note so tendered.

     Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

     "Permitted Holder" means European Cable Capital Partners L.P., a limited partnership organized under the laws of Delaware, and any of its partners existing on the date of the Senior Notes Indenture.

     "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Registration Rights Agreement" means the Exchange and Registration Rights Agreement, to be dated February 27, 1997, between the Company and the Purchasers.

     "Related Person" of any Person means, without limitation, any other Person owning (a) 5% or more of the outstanding Common Equity of such Person or (b) 5% or more of the Voting Interest of such Person.

     "Restricted Group" means the Company together with its Restricted Subsidiaries.

     "Restricted Subsidiary" of any Person means any Subsidiary of such Person other than a Non-Restricted Subsidiary.

     "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 365 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated

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maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

     "Significant" means, with respect to any Subsidiary or Restricted Subsidiary, a Subsidiary or Restricted Subsidiary that qualifies as a "significant subsidiary" under Rule 1-02 of the Commission's Regulation S-X.

     "Subsidiary" of any Person means (i) a corporation more than 50% of the outstanding Voting Interest of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

     "Total Consolidated Debt" means, at any date of determination, an amount equal to the aggregate amount of all Debt of the Company and its Restricted Subsidiaries outstanding as of the date of determination, determined on a consolidated basis.

     "Trade Obligation" means (i) obligations to pay the purchase price of assets or services purchased in the ordinary course of business including, without limitation, obligations incurred in respect of any documentary letter of credit or bill of exchange issued in respect of any such purchase; (ii) obligations in respect of any bill of exchange or promissory note drawn, or accepted, issued or endorsed in the ordinary course of business, including, without limitation, indebtedness in respect of any monies raised by way of sale, discounting or otherwise in respect of any such bill or note; and (iii) obligations in respect of any Guarantee of any obligation of the type specified in Clause (i) or (ii) above, except to the extent that such obligation is treated as indebtedness under generally accepted accounting principles.

     "Voting Interest" of any Person means Equity Securities of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Weighted Average Life" means, as of the date of determination, with respect to any Debt or Disqualified Equity, the quotient obtained by dividing
(i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payments of such Debt or redemption or repurchase payments on such Disqualified Equity and the amount of such principal payments or redemption or repurchase payments, by
(ii) the sum of all such principal value or redemption or repurchase payments.

     "Wholly Owned" means with respect to any Subsidiary or Restricted Subsidiary of any Person means a Subsidiary (or a Restricted Subsidiary) of such Person all of the outstanding Equity Securities or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries (or Restricted Subsidiaries) of such Person or by such Person and one or more Wholly Owned Subsidiaries (or Restricted Subsidiaries) of such Person.

DESCRIPTION OF BOOK-ENTRY SYSTEM

     GENERAL

     The Book-Entry Depositary holds the Global Senior Notes for the benefit of DTC and its Participants, as hereinafter described. Pursuant to the terms of the Deposit Agreement, the Global Senior Notes may be transferred only to a successor of the Book-Entry Depositary. Beneficial interests in the Global Senior Notes will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC (with respect to its Participants' interests) and its Participants. Such beneficial interests are referred to herein as "Book-Entry Interests." Ownership of the Book-Entry Interests will be limited to Participants and indirect participants ("Indirect Participants"), including Euroclear and Cedel. Procedures with respect to the ownership of Book-Entry Interests are set forth below.

     Upon receipt of each Global Senior Note, the Book-Entry Depositary will issue a certificateless depositary interest (which represents a 100% interest in the underlying Global Senior Note) to DTC by recording such interest in the Book-Entry Depositary's books and records in the name of Cede & Co., as nominee of DTC. Upon such issuance, DTC will credit on its book-entry registration and transfer system the Participants' accounts with the respective interests owned by such Participants. Ownership of Book-Entry Interests is shown on, and the transfer of such interests will be effected only through, records maintained by DTC and by Participants (with respect to interests of Indirect Participants, including Euroclear and Cedel). The laws of some countries and some states in the United States may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge the Book-Entry Interests.

     Purchasers of the Senior Notes pursuant to Rule 144A will hold their beneficial interests under the U.S. Global Note and purchasers of the Senior Notes pursuant to Regulation S will hold their beneficial interests under the Regulation S Global Note.

     Investors may hold their interests in the Regulation S Global Note through Cedel or Euroclear, if they are account holders in such systems, or indirectly through organizations which are account holders in such systems. After the expiration of the Restricted Period (as defined below) but not earlier, investors may also hold such interests through organizations other than Cedel and Euroclear that are participants in the DTC system. Cedel and Euroclear will hold interests in the Regulation S Global Note on behalf of their account holders through securities accounts in their respective names on the books of their respective depositaries, which, in turn, will hold such interests in the Regulation S Global Note in securities accounts in the depositaries' names on the books of DTC. Investors may hold their interests in the U.S. Global Note directly through DTC, if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in the Global Senior Notes, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such system.

     So long as the Book-Entry Depositary, or its nominee, is the holder of the Global Senior Notes, the Book-Entry Depositary or such nominee, as the case may be, will be considered the sole holder of such Global Senior Notes for all purposes under the Senior Notes Indenture. Except as set forth above under "-- Form of Senior Notes", Participants or Indirect Participants are not entitled to have Senior Notes or Book-Entry Interests registered in their names, will not receive or be entitled to receive physical delivery of Senior Notes or Book-Entry Interests in definitive form and will not be considered the owners or holders thereof under the Senior Notes Indenture. Accordingly, each person owning a Book-Entry Interest must rely on the procedures of the Book-Entry Depositary and DTC and, if such person is not a Participant in DTC, on the procedures of the Participant in DTC through which such person owns its interest (being, in the case of Euroclear and Cedel, the procedures of Euroclear and Cedel), to exercise any rights and remedies of a holder under the Senior Notes Indenture. See "-- Actions by Owners of Book-Entry Interests" below. If any definitive Senior Notes are issued to Participants or Indirect Participants, they will be issued in registered form ("Definitive Registered Notes"), as described under "-- Form of the Senior Notes." Unless and until Book-Entry Interests are exchanged for Definitive Registered Notes (as described under "-- Form of the Senior Notes" above), the depositary interest held by DTC may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

     PAYMENTS ON THE GLOBAL SENIOR NOTES

     Payments of any amounts owing in respect of the Global Senior Notes will be made through one or more paying agents appointed under the Senior Notes Indenture (which initially will include the Trustee) to the Book-Entry Depositary, as the holder of the Global Senior Notes. All such amounts will be payable in United States dollars. Upon receipt of any such amounts, the Book-Entry Depositary will pay the amount so received to DTC, which will distribute such payments to its Participants. Payments of all such amounts will be made without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature except as may be required by law, and if any such deduction or withholding is required to be made by any law or regulation of the United Kingdom then, to the extent described under "-- Payment of Additional Amounts" above, such Additional Amounts will be paid as may be necessary in order that the net amounts received by any holder of the Global Senior Notes or owner of Book-Entry Interests after such deduction or withholding will equal the net amounts that such holder or owner would have otherwise received in respect of such Global Senior Note or Book-Entry Interest, as the case may be, absent such withholding or deduction. DTC, upon receipt of any such payment, will immediately credit Participants' accounts with payments in amounts proportionate to their respective ownership of Book-Entry Interests, as shown on the records of DTC. The Company expects that payments by Participants to owners of Book-Entry Interests held through such Participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the account of customers in bearer form or registered in "street name" and will be the responsibility of such Participants. In the event that DTC no longer immediately credits Participants' accounts with payments, the Company will endeavor to cause payments of interest and principal to be made by wire transfer to any owners of Book-Entry Interests who so request whose aggregate ownership exceeds $20 million in principal amount at maturity.

     Because the provisions of the Senior Notes Indenture treat the holder of the Global Senior Notes as the owner of the Senior Notes represented thereby for the purpose of receiving amounts owing in respect of the Senior Notes, the Company has no responsibility or liability for the payment of amounts owing in respect of the depositary interest held by DTC to owners of Book-Entry Interests representing interests in the Global Senior Notes. Payments by DTC Participants to owners of Book-Entry Interests held through such Participants are the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name".

     None of the Company, the Trustee, the Book-Entry Depositary or any agent of the Company or the Trustee or the Book-Entry Depositary have any responsibility or liability for any aspect of the records relating to or payments made on account of Book-Entry Interests or for maintaining, supervising or reviewing any records relating to such Book-Entry Interests.

     REDEMPTION

     In the event any Global Senior Note (or any portion thereof) is redeemed, the Book-Entry Depositary will redeem, from the amount received by it in respect of the redemption of any Global Senior Note, an equal amount of the Book-Entry Interests. The redemption price payable in connection with the redemption of Book-Entry Interests will be equal to the amount received by the Book-Entry Depositary in connection with the redemption of the Global Senior Note (or any portion thereof). The Company understands that under existing DTC practices, if less than all of the Senior Notes are to be redeemed at any time, DTC will credit Participants' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as DTC deems fair and appropriate; provided that no beneficial interests of less than $1,000 principal amount at maturity may be redeemed in part.

     TRANSFERS AND TRANSFER RESTRICTIONS

     All transfers of Book-Entry Interests are recorded in accordance with the book-entry system maintained by DTC, pursuant to customary procedures established by DTC and its Participants.

     The U.S. Global Note will bear a legend substantially identical to that appearing under "Notice to Investors", and neither the U.S. Global Note nor any beneficial interest therein may be transferred except in compliance with the transfer restrictions reflected in such legend. In addition, no Book-Entry Interest in the U.S. Global Note may be transferred to a person that takes delivery thereof through the Regulation S Global Note at any time unless the transferor certifies, in effect, that such transfer meets the requirements of Rule 903 or Rule 904 of Regulation S or of Rule 144 (if available).

     Until and including the 40th day after the closing date with respect to the Senior Notes (the "Restricted Period"), Book-Entry Interests in the Regulation S Global Note may be held only through Euroclear or Cedel, unless transfer and delivery is made through the U.S. Global Note. Prior to the end of the Restricted Period, no Book-Entry Interest in the Regulation S Global Note may be transferred to a person that takes delivery through the U.S. Global Note unless the transferor certifies, in effect, that the transfer was made to a qualified institutional buyer in a transaction meeting the requirements of Rule 144A.

     Prior to the expiration of the Restricted Period, a Book-Entry Interest in the Regulation S Global Note may be transferred to a person who takes delivery in the form of a Book-Entry Interest in the U.S. Global Note only upon receipt by the Depositary of written certification from the transferor (in the form provided in the Deposit Agreement) to the effect that such transfer is being made to a person whom the transferor reasonably believes is purchasing for its own account or for an account or accounts as to which it exercises sole investment discretion and that such person and such account or accounts is a qualified institutional buyer within the meaning of Rule 144A, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

     A Book-Entry Interest in the U.S. Global Note may be transferred to a person who takes delivery in the form of a Book-Entry Interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only upon receipt by the Depositary of a written certification from the transferor (in the form provided in the Deposit Agreement) to the effect that such transfer is being made in accordance with Rule 903 or Rule 904 of Regulation S or Rule 144 under the Securities Act and that, if such transfer occurs prior to the expiration of the Restricted Period, the Book-Entry Interest transferred will be held immediately thereafter through Euroclear or Cedel.

     Any Book-Entry Interest in the Regulation S Global Note that is transferred to a person who takes delivery in the form of a Book-Entry Interest in the U.S. Global Note will, upon transfer, cease to be represented by the Regulation S Global Note and will become represented by the U.S. Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to interests in the U.S. Global Note for as long as it remains such an interest. Any Book-Entry Interest in the U.S. Global Note that is transferred to a person who takes delivery in the form of a Book-Entry Interest in the Regulation S Global Note will, upon transfer, cease to be represented by the U.S. Global Note and will become represented by the Regulation S Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures as applicable to Book-Entry Interests in the Regulation S Global Note for as long as it remains such an interest.

     Although DTC, Euroclear and Cedel have agreed to certain procedures to facilitate transfers of interests in the Regulation S Global Note and in the U.S. Global Note among participants of DTC and account holders of Euroclear and Cedel, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants or account holders of their respective obligations under the rules and procedures governing their operations.

     ISSUANCE OF DEFINITIVE REGISTERED NOTES

     Investors may, at their option, obtain Definitive Registered Notes as set forth under "-- Form of the Senior Notes". While a Global Senior Note is outstanding, holders of Definitive Registered Notes may exchange their Definitive Registered Notes for Book-Entry Interests by surrendering their Definitive Registered Notes to the Book-Entry Depositary. The amount of the Book-Entry Interests will be increased or decreased to reflect such transfers or exchanges. The Book-Entry Depositary will request the Trustee to make the appropriate adjustments to the applicable Global Senior Note or exchange such Global Senior Note for a new Global Senior Note in an appropriate principal amount at maturity to reflect any such transfers or exchanges.

     ACTION BY OWNERS OF BOOK-ENTRY INTERESTS

     As soon as practicable after receipt by the Book-Entry Depositary of notice of any solicitation of consents or request for a waiver or other action by the holders of Senior Notes or of any Offer to Purchase (as defined under "-- Certain Definitions" above), the Book-Entry Depositary will mail to DTC a notice containing (a) such information as is contained in such notice received by the Book-Entry Depositary, (b) a statement that at the close of business on a specified record date DTC will be entitled to instruct the Book-Entry Depositary as to the consent, waiver or other action, if any, pertaining to the Senior Notes and (c) a statement as to the manner in which such instructions may be given. In addition, the Book-Entry Depositary will forward to DTC, or, based upon instructions received from DTC, to owners of Book-Entry Interests, all materials pertaining to any such solicitation, request, offer or other action. Upon the written request of DTC, the Book-Entry Depositary shall endeavor insofar as practicable to take such action regarding the requested consent, waiver, offer or other action in respect of the Senior Notes in accordance with any instructions set forth in such request. DTC may grant proxies or otherwise authorize DTC Participants (or persons owning Book-Entry Interests through such DTC Participants) to provide such instructions to the Book-Entry Depositary so that it may exercise any rights of a holder or take any other actions which a holder is entitled to take under the Senior Notes Indenture. The Book-Entry Depositary will not exercise any discretion in the granting of consents or waivers or the taking of any other action relating to the Senior Notes Indenture.

     REPORTS

     The Book-Entry Depositary will immediately send to DTC a copy of any notices, reports and other communications received relating to the Company, the Senior Notes or the Book-Entry Interests. All notices regarding the Senior Notes will, so long as the rules of the Luxembourg Stock Exchange require, be published in a daily newspaper of general circulation in Luxembourg, which is expected to be the Luxemburger Wort.

     RESIGNATION OF BOOK-ENTRY DEPOSITARY

     The Book-Entry Depositary may at any time resign as Book-Entry Depositary by written notice to the Company, the Trustee and DTC, such resignation to become effective upon the appointment of a successor book-entry depositary, in which case the Global Senior Notes shall be delivered to that successor. If no such successor has been so appointed within 120 days of such notification, the Book-Entry Depositary may request the Company to issue Definitive Registered Notes as described above.

     CHARGES OF BOOK-ENTRY DEPOSITARY

     The Company will agree to indemnify the Book-Entry Depositary against certain liabilities incurred by it and pay the charges of the Book-Entry Depositary as agreed between the Company and the Book-Entry Depositary.

     AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The Deposit Agreement may be amended by the Company and the Book-Entry Depositary without notice to or consent of DTC or any owner of Book-Entry
Interest: (a) to cure any ambiguity, defect or inconsistency, provided that such amendment or supplement does not adversely affect the rights of DTC or any holder of Book-Entry Interests, (b) to evidence the succession of another person to the Company (when a similar amendment with respect to the Senior Notes Indenture is being executed) and the assumption by any such successor of the covenants of the Company herein, (c) to evidence or provide for a successor Book-Entry Depositary, (d) to make any amendment, change or supplement that does not adversely affect DTC or the owners of Book-Entry Interests, (e) to add to the covenants of the Company or the Book-Entry Depositary, or (f) to comply with the United States Federal securities laws. No amendment that adversely affects DTC may be made to the Deposit Agreement without the consent of DTC. Upon the issuance of Definitive Registered Notes in exchange for Book-Entry Interests constituting the entire principal amount at maturity of Senior Notes, the Deposit Agreement will terminate. The Deposit Agreement may be terminated upon the resignation of the Book-Entry Depositary if no successor has been appointed within 120 days as set forth under "-- Resignation of Book-Entry Depositary."

     Information Concerning DTC

     The Company understands as follows with respect to DTC: DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its Participants and to facilitate the clearance and settlement of transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers (including the Purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

     Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of an owner of a Book-Entry Interest to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some states require that certain Persons take physical delivery of securities in definitive form. Consequently, the ability to transfer Book-Entry Interests to such Persons may be limited. In addition, beneficial owners of Book-Entry Interests through the DTC system will receive distributions attributable to the Global Senior Note only through DTC Participants.

     Settlement

     The Book-Entry Interests will trade in DTC's Same-Day Funds Settlement System. Any secondary market trading activity in the Book-Entry Interests is expected to accrue through DTC's Participants, and the securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

     Clearance through Cedel and Euroclear

     The Senior Notes have been accepted for clearance by Cedel and Euroclear under the common code 7420536. The ISIN is USU25261AA36.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     The Old Notes were sold by the Company on February 27, 1997, in a private placement. In connection with that placement, the Company entered into the Registration Rights Agreement, which requires that the Company file a registration statement under the Securities Act with respect to the Senior Notes and, upon the effectiveness of that registration statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of Senior Notes, which will be issued without a restrictive legend and may be reoffered and resold by holders that are not affiliates of the Company without registration under the Securities Act. Upon the completion of the Exchange Offer, the Company's obligations with respect to the registration of the Old Notes and the Senior Notes will terminate. The Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Following the completion of the Exchange Offer, holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected upon completion of the Exchange Offer.

     Based on an interpretation by the Commission's staff set forth in interpretive letters issued to third-parties unrelated to the Company, the Company believes that, with the exceptions set forth below, Senior Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving such Senior Notes, whether or not such person is the holder (other than any such holder or such other person which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Senior Notes are acquired in the ordinary course of business of the holder or such other person and neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of such Senior Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Senior Notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives Senior Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Senior Notes. See "Plan of Distribution".

EXCHANGE OF BOOK-ENTRY INTERESTS

     In connection with the Exchange Offer by the Company, Book-Entry Interests in the Certificateless Depositary Interests in the Old Notes ("Old Book-Entry Interests") may be tendered to the Global Depositary in exchange for Book-Entry Interests in the Certificateless Depositary Interests in the Senior Notes ("New Book-Entry Interests"). In such case, the Book-Entry Depositary has committed to exchange a like principal amount of New Book-Entry Interests for the Old Book-Entry Interests so tendered. Other than as described below under "Procedures for Tendering Book-Entry Interest", the terms and conditions for exchanging Old Book-Entry Interest for New Book-Entry Interests are identical to the terms and conditions for exchanging Old Notes for Senior Notes. In this regard, except as the context otherwise requires, holders, as used below, includes, as appropriate, any participant in the Book-Entry Transfer Facility system whose name appears on a security position as a holder of Book-Entry Interests, references to Senior Notes or Old Notes include New Book-Entry Interests and Old Book-Entry Interests, as appropriate, and provisions of the following discussion that apply to the Company also apply, as appropriate, to the Book-Entry Depositary. The Exchange Agent for the Company will also act as exchange agent for the Book-Entry Depositary in effecting such exchange.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Following the completion of the Exchange Offer (except as set forth above), holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon completion of the Exchange Offer if the holder does not participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount at maturity of Senior Notes in exchange for each $1,000 principal amount at maturity of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer.

     The form and terms of the Senior Notes are substantially the same as the form and terms of the Old Notes except that the Senior Notes have been registered under the Securities Act and will not bear legends restricting their transfer. The Senior Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture pursuant to which the Old Notes were issued.

     As of March 31, 1997, Old Notes representing $420,500,000 aggregate principal amount at maturity were outstanding and there was one registered holder (i.e., a nominee of The Depository Trust Company). This Prospectus, together with the Letter of Transmittal, is being sent to such registered Holder and to others believed to have beneficial interests in the Old Notes. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as, and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Senior Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     In order to participate in the Exchange Offer, a holder must represent to the Company, among other things, that (i) the Senior Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving the Senior Notes, whether or not such person is the holder of the Old Notes, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of the Senior Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of the Senior Notes, and (iv) neither the holder nor any such other person is an "affiliate", as defined under Rule 405 promulgated under the Securities Act, of the Company.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer.
See "The Exchange Offer - Fees and Expenses".

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
               , 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, the Company will notify the Exchange Agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or, if any of the conditions set forth under "The Exchange Offer - Conditions" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner.

PROCEDURES FOR TENDERING

     Only a holder of Old Notes may tender the Old Notes in the Exchange Offer. To tender in the Exchange Offer a holder must complete, sign and date the Letter of Transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal or copy to the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) in the case of Book-Entry Interests, a timely confirmation of a book-entry transfer of such Book-Entry Interests (A "Book-Entry Confirmation"), if that procedure is available, into the Exchange Agent's account at The Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth under "The Exchange Offer - Exchange Agent" prior to the Expiration Date.

     The tender by a holder that is not withdrawn before the Expiration Date will constitute an agreement between that holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE.
NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, the Old Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal unless waived by the Company.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities, or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent, nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding after the Expiration Date or, as set forth under "- - Conditions", to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder will represent to the Company that, among other things, (i) the Senior Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Senior Notes, whether or not such person is the holder, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of such Senior Notes, (iii) neither the holder not any such other person has an arrangement or understanding with any person to participate in the distribution of such New
1997 Senior Notes, and (iv) neither the holder nor any such other person is an "affiliate", as defined under Rule 405 of the Securities Act, of the Company.

     In all cases, issuance of Senior Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or, with respect to DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the Letter of Transmittal), and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Book-Entry Interests, such non-exchanged Book-Entry Interests will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

PROCEDURES FOR TENDERING BOOK ENTRY INTERESTS

     Interests must be tendered for exchange through DTC's Automated Tender Offer Program ("ATOP"). ATOP is the only method of processing exchange offers through DTC. To exchange Old Book-Entry Interests for New Book-Entry Interests through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system in place of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent. The electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal of a tender of Old Notes or Book-Entry Interests to be effective, a written or (for DTC participants) electronic ATOP transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" at any time on or prior to the Expiration Date.

EXCHANGE AGENT

     All executed Letters of Transmittal should be directed to the Exchange Agent. The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                      For Information or
                  Confirmation by Telephone:
                        (212)815-2742

By Mail:                               By Facsimile Transmission                By Hand or Overnight Delivery:
The Bank of New York                (for Eligible Institutions Only):           The Bank of New York
101 Barclay Street                          (212) 571-6339                      101 Barclay Street
New York, New York 10286                    Enrique Lopez                       New York, New York 10286
Attention: Enrique Lopez                                                        Attention: Securities Processing Window
Corporate Trust Operations, 7E                                                  Ground Level Reorganization, 7E

FEES AND EXPENSES

     The Company will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $ , which includes fees and expenses of the Trustee, accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register Senior Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Senior Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Senior Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Senior Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business on the 90th day following the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of Senior Notes by broker-dealers. Senior Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options of the Senior Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Senior Notes. Any broker-dealer that resells Senior Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Senior Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Senior Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Old Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     The Company has not entered into any arrangements or understandings with any person to distribute the Senior Notes to be received in the Exchange Offer.

     This Prospectus is to be used by Goldman, Sachs & Co. ("Goldman Sachs") in connection with offers and sales related to market-making transactions in the Senior Notes effected from time to time. Goldman Sachs may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

     The Goldman Sachs Affiliates hold an 83.3% interest in ECCP, a Delaware limited partnership which owns 66.7% of the outstanding ordinary shares of the Company. In addition, the Goldman Sachs Affiliates directly hold another 4.2% of the outstanding ordinary shares of the Company. For other information regarding the involvement of Goldman Sachs and its affiliates in connection with the Company, see "Risk Factors -- Control of the Group; Potential Conflicts of Interest", "Company Organization", "Shareholders" and "Certain Transactions". Goldman Sachs or their affiliates have acted as financial advisor to the Company from time to time pursuant to an exclusive assignment and receive separate fees for the provision of such services. Goldman Sachs International served as advisor to the Company in its acquisition of LCL and is acting as agent and financial advisor in connection with the Senior Bank Facility. Richard Friedman, a managing director of Goldman Sachs, Muneer Satter, a managing director of Goldman Sachs International, and John Thornton, a managing director of Goldman, Sachs & Co. and a managing director of Goldman Sachs International, are Directors of the Company.

     The Company has been advised by Goldman Sachs that, subject to applicable laws and regulations, Goldman Sachs currently intend to make a market in the Senior Notes. However, they are not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors -- Absence of Public Market for the Senior Notes; Possible Volatility of Senior Note Price".

     The Company has agreed to indemnify Goldman Sachs against certain liabilities, including liabilities under the Securities Act of 1933.

     Goldman Sachs have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority without prior written approval of such transactions by the customer.


                                    TAXATION

     The following summary of certain U.K. and U.S. federal income tax consequences of the acquisition, ownership and disposition of the Senior Notes by a "U.S. Holder", as defined below, is based upon the opinion of Sullivan & Cromwell with respect to U.S. federal income taxes and is based upon the opinion of Freshfields with respect to U.K. taxes.

     The statements regarding U.S. and U.K. tax laws and practices set forth below, including the statements regarding the U.S./U.K. double taxation convention relating to income and capital gains (the "Treaty") (i) are based on the laws as in force and as applied in practice on the date of this Offering Circular and are subject to changes to those laws and practices, and any relevant judicial decision, subsequent to the date of this Offering Circular and (ii) assume that the Senior Notes will be issued, and transfers thereof and payments thereon will be made, in accordance with the applicable Indenture and the Deposit Agreement.

     For purposes of the Treaty, and the U.S. Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), U.S. Holders of Book-Entry Interests will be treated as owners of the Senior Notes underlying such Book-Entry Interests and, except as noted below, the tax consequences of owning Book-Entry Interests will be the same as those applicable to ownership of Senior Notes.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Senior Note that is, for U.S. federal income tax purposes: (i) a citizen or resident of the U.S., (ii) a domestic corporation or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of the Senior Note.

     PROSPECTIVE PURCHASERS OF SENIOR NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE U.S., U.K. OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SENIOR NOTES, INCLUDING THE EFFECT OF ANY STATE OR LOCAL TAX LAWS.

UNITED KINGDOM

     The following summary describes certain U.K. tax matters with respect to ownership of the Senior Notes.

PAYMENTS ON THE SENIOR NOTES

     The Company will not be required to deduct or withhold on account of U.K. income tax from payments of principal or, for so long as the Senior Notes are represented by a Global Senior Note and are listed on the Luxembourg Stock Exchange or some other stock exchange recognized by the U.K. Inland Revenue, from payments of interest where:

     (a)  the payment of interest is made by a paying agent outside the U.K.;
or

           (b) the payment of interest is made by or through a person who is in the U.K. but the person beneficially entitled to the interest is not resident in the U.K. and beneficially owns the Senior Notes from which the interest derives and either the person by or through whom the payment is made has received a declaration in a form prescribed by regulations confirming that these requirements are satisfied or the Inland Revenue has issued a notice to that person stating that they consider them satisfied.

     In other cases, and in particular where paid in respect of Definitive Registered Notes, interest will (subject to what is said below) be paid after deduction of income tax at the lower rate (currently 20%). A U.S. Holder of a Senior Note who is entitled to the protection of the Treaty will normally be eligible to recover in full any U.K. tax withheld from payments of interest to which such Holder is beneficially entitled by making a claim under the Treaty on the appropriate form. Alternatively, a claim may be made by a U.S. Holder in advance of a payment of interest. If the claim is accepted by the Inland Revenue, they will authorize subsequent payments to that U.S. Holder to be made without withholding for U.K. tax.


     For so long as the Senior Notes are represented by a Global Senior Note and are listed on a recognized stock exchange, where any person in the United Kingdom, in the course of a trade or profession:

           (i) acts as custodian of a Senior Note in respect of which he receives any interest or interest is paid at his direction or with his consent, or

           (ii) collects or secures payment of or receives interest on a Senior Note for another person.

     (except in any case by means only of clearing a check or arranging for the clearing of a check) that person is liable to account for United Kingdom income tax at the lower rate (currently 20 per cent.) on such interest and is entitled to deduct an amount in respect thereof unless an exemption from such liability is applicable including, for example, where the Senior Note and the interest is beneficially owned by a person not resident in the United Kingdom and applicable administrative and procedural requirements are satisfied, including the making of declarations as to status and eligibility.

     Except for any income tax deducted as described above (and except in the case of non-United Kingdom resident trustees of a trust having an ordinarily resident or resident beneficiary) a U.S. Holder will not be liable to United Kingdom tax on interest on a Senior Note unless it is resident or ordinarily resident in the U.K. or is chargeable to income tax or corporation tax on a branch or agency in the United Kingdom through which it carries on a trade, profession or vocation and in connection with which the interest is received or to which the Senior Notes are attributable. There are certain exemptions for interest received by certain specified categories of agent (such as some brokers and investment managers).

SALE OR DISPOSITION (INCLUDING REDEMPTION)

     For U.K. tax purposes, a disposal (including redemption) of a Senior Note will generally not be subject to U.K. tax unless the holder is either resident or (if an individual) ordinarily resident for tax purposes in the U.K. or carries on a trade, profession or vocation in the U.K. through a branch or agency to which the Senior Note is attributable.

ANNUAL TAX CHARGES

     Provisions of the Finance Act 1993 which could impose an annual charge on corporate holders of Senior Notes by reference to exchange rate fluctuations, and provisions of the Finance Act 1996 which could apply so as to charge corporate holders to corporation tax on income on any profits (and give relief for permitted losses) by reference to accounting periods on either an authorized accruals or mark to market basis, will not apply to non-U.K. resident corporate U.S. Holders without a branch or agency in the U.K.

UNITED KINGDOM STAMP DUTY AND STAMP DUTY RESERVE TAX

     No U.K. stamp duty or stamp duty reserve tax is payable on the issue of the applicable Global Senior Note or on the issue or transfer of a Senior Note in definitive form or on its redemption. No UK stamp duty will be payable in respect of any instrument of transfer of Book-Entry Interests, provided that any instrument relating to such a transfer is not executed in the U.K. and remains at all times outside the U.K. An agreement to transfer Senior Notes should not give rise to stamp duty reserve tax in any event.

UNITED KINGDOM INHERITANCE TAX

     Senior Notes represented by the applicable Global Senior Note that are not treated as situated in the U.K. and are beneficially owned by an individual domiciled outside the U.K. for U.K. inheritance tax purposes will not be subject to U.K. inheritance tax. The status of Senior Notes held in the form of Book-Entry Interests is, however, not free from doubt. If a Senior Note is subject to U.K. inheritance tax and U.S. federal estate tax, the U.S./U.K. double taxation convention relating to estate and gift taxes may entitle a U.S. Holder to credit or relief in respect of the U.K. tax.

UNITED STATES

EXCHANGE OF OLD NOTES FOR SENIOR NOTES

     The following discussion is a summary of certain federal income tax considerations relevant to the exchange of Old Notes for Senior Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Senior Notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

     Although the matter is not free from doubt, the exchange of Old Notes for Senior Notes should not be an exchange or otherwise a taxable event to a holder for federal income tax purposes, accordingly, a holder should have the same adjusted issue price, adjusted basis, and holding period in the Senior Notes as it had in the Old Notes immediately before the exchange.

                          VALIDITY OF THE SENIOR NOTES

     The validity of the Old Notes and of the Senior Notes will be passed upon for the Company by Sullivan & Cromwell, U.S. counsel to the Company, as to New York law, and Freshfields, English counsel to the Company, as to English law.

                                    EXPERTS

     The consolidated financial statements of Diamond Cable Communications Plc as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996 included in this Prospectus have been audited by KPMG, independent auditors, as stated in their report appearing herein, and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    GLOSSARY

     Activation: see "Homes Activated" below.

     BARB: Broadcasters' Audience Research Board.

     Basic service: The basic cable television service, usually charged at a flat monthly rate for a number of channels, without any premium channels which are paid for individually.

     Broadband: A general term used to describe wide bandwidth equipment or systems which can carry a large proportion of the electromagnetic spectrum. A broadband communications system can deliver multiple channels and other services.

     Broadcasting Act 1990: The Broadcasting Act 1990, which governs the licensing and operation of the broadcasting industry (including the provision of cable television services) in the United Kingdom, excluding broadcasting by the British Broadcasting Corporation (the "BBC").

     Broadcasting Act 1996: The Broadcasting Act 1996, which makes certain amendments to the Broadcasting Act 1990 and contains new provisions (inter alia) for the regulation of digital broadcasting in the U.K.

     BskyB: British Sky Broadcasting Group plc, the largest provider of multichannel programming in the U.K. BSkyB was formed in November 1990 through the combination of Sky and British Satellite Broadcasting (BSB).

     Build out: The process of digging, filling and covering underground trenches in the streets which pass by the homes and businesses in a franchise, constructing wiring ducts within the trenches, laying cable in the ducts and installing and connecting the necessary electronic equipment.

     Cable television/CATV: A broadband network employing radio-frequency transmission over coaxial and/or fiber-optic cable to transmit multiple channels carrying images, sound and data between a central facility and individual customer's television sets. CATV networks may allow one-way or two-way transmission.

     Cable operator: An entity which has been granted licenses to build and operate a system providing both cable television and telephone services.

     Cable television license: A local delivery license ("LDL") granted by the ITC pursuant to its authority under the Broadcasting Act or a prescribed diffusion service license ("PDSL") issued under the CBA, in each case, for the purpose of providing cable television services for a specific franchise area.

     Cable television service: A service consisting of the sending of television programs by hard wire to more than one home simultaneously.

     CBA: The Cable and Broadcasting Act 1984, which was repealed by the Broadcasting Act 1990.

     Coaxial cable: Cable consisting of a central conductor surrounded by and insulated from another conductor. It is standard material used in traditional cable systems. Signals are transmitted through it at different frequencies, giving greater channel capacity than is possible with twisted pair cable, but less than is allowed by optical fiber.

     Churn: Churn is a measure of the incidence of service terminations among customers using a given service. Churn is calculated by dividing net disconnections (total disconnections less the number of disconnected accounts for which service is later restored) in a period by the average number of subscribers in the period (calculated as a simple average of the number of subscribers at the end of each month during the period).

     Digital compression: The conversion of the standard analog signal into a digital signal, and the compression of that signal so as to facilitate multiple channel transmission through a single channel's bandwidth.

     Director General: The Director General of Telecommunications, who heads the Office of Telecommunications ("OFTEL"), and is the principal U.K. regulator of the telecommunications industry.

     DTH: Abbreviation for 'Direct-to-Home'. Television programs are transmitted to individual dwellings, each served by a single satellite dish, as distinct from a cable or SMATV system.

     DTI: The Department of Trade and Industry, the U.K. Government Department responsible for overseeing telecommunications licenses to operate and use the physical network over which cable television programs and telecommunications services may be provided.

     Equity Homes: With respect to a given franchise area, the product of the number of homes in the franchise area and the percentage of the direct or indirect equity ownership of a company in the license(s) corresponding to the franchise area.

     Headend: A collection of satellite hardware, typically including a dish, satellite receivers, modulators and amplifiers which collects, processes and combines signals for distribution within the cable network.

     Home: One person living alone or a group of people (who may or may not be related) living, or staying temporarily, at the same address, with common housekeeping.

     Homes activated: The number of homes that can be connected to the cable network without further extension of transmission lines, apart from the final connection to the home.

     Homes marketed: The number of homes passed for which the initial marketing phase has been completed.

     Homes passed by civils construction: The number of homes that have had ducting buried outside.

     Interconnection: The point at which two telephone networks operated by separate entities connect.

     ITC: The Independent Television Commission, the body established by the Broadcasting Act 1990 which oversees and licenses all types of television broadcasting in the United Kingdom other than by the BBC and the Welsh Authority.

     LDL: A local delivery license granted since January 1, 1991 under the Broadcasting Act 1990 which allows an operator to deliver television and other licensed programming services by means of a licensed telecommunications network including a cable network or microwave distribution system.

     Microwave transmission: The transmission of voice or data using microwave radio frequencies (generally above 1 GHz).

     OFTEL: The Office of Telecommunications, the monitoring body established following the enactment of the Telecommunications Act, headed by the Director General.

     Pay-per-view: An individual television programming service whereby payment is made for individually selected television programs as opposed to a monthly subscription for a whole channel or group of channels.

     PDSL: A prescribed diffusion service license granted under the CBA prior to 1991 which allows an operator to provide cable television services by means of a cable network.

     Penetration rate: The measurement of the take-up of services. Penetration rate of homes marketed is calculated by dividing the number of homes receiving basic cable television or the number of residential telephone lines connected, as the case may be, on the given date by the total number of homes marketed for the given service as of such date, expressed as a percentage.

     Premium service: Cable programming service available only for additional subscription over and above the basic service.

     PTO: A public telephone operator that is a provider of telecommunications services designated under the Telecommunications Act and subject to certain obligations such as to interconnect its network with other PTO networks.

     Single fiber optic network infrastructure: A network comprising an overlay of fiber optic cables (for the provision of cable television and telecommunications services) which are laid simultaneously in the same duct.

     SMATV: Satellite Master Antenna Television, a television delivery system to multiple dwellings units that utilizes one large satellite dish to receive signals and a small distribution network to distribute signals by cable to individual homes.

     Street Works Act: The New Roads and Street Works Act 1991.

     Telecommunications Act: The Telecommunications Act 1984, which governs the licensing and operation of the telecommunications industry in the U.K.

     Telecommunications license: A license granted under the Telecommunications Act by the DTI which authorizes installation and operation of a telecommunications network used to provide cable television and cable telephone services.

     Telephone number portability: The ability of a telephone customer to retain its telephone number when changing telephone service providers.

     Video-on-demand: A generic term applied to a range of services where a customer has direct control over the timing and content of programming received. The choice exercised over the potential range of programs and particularly their start time distinguishes video-on-demand services from those which are broadcast.

                             AVAILABLE INFORMATION

     The Company has filed with the U.S. Securities and Exchange Commission (the "Commission") a registration statement on Form S-4 under the Securities Act (together with all amendments and exhibits thereto, the "Registration Statement") with respect to this Exchange Offer. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. The Registration Statement and other information filed by the Company with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Midwest Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also will be available from the Public Reference Branch of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and fulfills its obligations with respect to such requirements by filing periodic reports with the Commission. Reference is made to the Company's 1996 Annual Report on Form 10-K which has been filed with the Commission and is available for inspection and copying as described above.

     The Company will furnish the Trustee with annual reports, which will include a description of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP. The Company will agree to furnish the Trustee with quarterly reports, which will include unaudited quarterly consolidated financial information, prepared in conformity with U.S. GAAP.

     Such annual reports may be obtained, upon written request, from the Trustee at its Corporate Trust Office located at 101 Barclay Street, New York, New York 10286. Such reports and other information may also be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                                                         PAGE
Diamond Cable Communications Plc:

   Independent Auditors' Report ........................................  F-2

   Consolidated Statements of Operations for each of the years in the three year period ended December 31, 1996 ....................  F-3

   Consolidated Balance Sheets at December 31, 1995 and 1996 ...........  F-4

   Consolidated Statements of Shareholders' Equity for each of the years in the three year period ended December 31, 1996 ....................  F-5

   Consolidated Statements of Cash Flows for each of the years in the three year period ended December 31, 1996 ...........................  F-6

   Notes to the Consolidated Financial Statements ......................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders
Diamond Cable Communications Plc

     We have audited the accompanying consolidated balance sheets of Diamond Cable Communications Plc and subsidiaries ("the Group") as of December 31, 1995 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Group as of December 31, 1995 and 1996 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1996 in conformity with generally accepted accounting principles in the United States of America.




KPMG
Chartered Accountants
Registered Auditors
Nottingham, England
[March 21, 1997.]

                        DIAMOND CABLE COMMUNICATIONS PLC

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          YEAR ENDED DECEMBER 31
                                                          ----------------------
                                                     1994      1995     1996      1996
                                                     ----      ----     ----      ----
                                                                                 (note 1)
                                                     pound     pound   pound
                                                   sterling  sterling  sterling
                                                              (in thousands)

REVENUE
 Business telecommunications.....................     3,402     5,852     9,763   $ 16,717
 Residential telephone ..........................     2,545     6,662    17,723     30,347
 Cable television ...............................     1,324     3,479    10,091     17,279
 Other revenues .................................        35        --        --         --
                                                    -------   -------   -------   --------
                                                      7,306    15,993    37,577     64,343
                                                    -------   -------   -------   --------
OPERATING COSTS AND EXPENSES
 Telephone ......................................    (3,067)   (5,454)   (9,776)   (16,739)
 Programming ....................................      (701)   (1,844)   (6,041)   (10,344)
 Selling, general and administrative ............    (4,562)  (13,020)  (22,391)   (38,340)
 Depreciation and amortization ..................    (4,038)   (8,867)  (21,380)   (36,609)
                                                    -------   -------   -------   --------
                                                    (12,368)  (29,185)  (59,588)  (102,032)
                                                    -------   -------   -------   --------
OPERATING LOSS ..................................    (5,062)  (13,192)  (22,011)   (37,689)

Interest income .................................     1,415     3,887     3,441      5,892
Interest expense and amortization of
 debt discount and expenses .....................    (3,836)  (17,118)  (40,334)   (69,064)
Foreign exchange (losses)/gains, net (note 17) ..    (1,196)      925    31,018     53,112
Unrealized losses on derivative financial
 instruments (note 3) ...........................        --      (868)   (7,944)   (13,603)
Other expenses (note 4) .........................        --    (1,241)       --         --
                                                    -------   -------   -------   --------
Loss before income taxes ........................    (8,679)  (27,607)  (35,830)   (61,352)
Income taxes (note 5) ...........................        --        --        --         --
                                                    -------   -------   -------   --------
NET LOSS.........................................    (8,679)  (27,607)  (35,830)  $(61,352)
                                                    =======   =======   =======   ========



     See accompanying Notes to the Consolidated Financial Statements

                        DIAMOND CABLE COMMUNICATIONS PLC

                          CONSOLIDATED BALANCE SHEETS

                                                          AT DECEMBER 31
                                                      ----------------------
                                                     1995      1996     1996
                                                     ----      ----     ----
                                                                      (note 1)
                                                     pound     pound
                                                   sterling  sterling
                                                  (in thousands except share data)

                    ASSETS
Cash and cash equivalents (note 6).............    93,308    18,311     $31,354
Trade receivables (net of allowance for
 doubtful accounts of pound sterling 773 and
 pound sterling 1,691 at December 31, 1995
 and 1996 respectively (note 7)) ..............     3,583     6,389      10,940
Other assets ..................................     5,358     3,904       6,685
Deferred financing costs (less accumulated
 amortization of pound sterling 382 and
 pound sterling 1,325 at December 31, 1995
 and 1996 respectively)........................    12,016    19,573      33,515
Property and equipment, net (note 8)...........   163,721   277,301     474,822
Goodwill (less accumulated amortization of
 pound sterling 1,212 and pound sterling
 6,064 at December 31, 1995 and 1996
 respectively) (note 9).......................     95,748    90,896     155,641
Franchise costs (less accumulated amortization
 of pound sterling 69 and pound sterling 91
 at December 31, 1995 and 1996 respectively)..        438       445         762
                                                  -------   -------    --------
TOTAL ASSETS..................................    374,172   416,819    $713,719
                                                  =======   =======    ========

      LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable.............................      18,627    18,528     $31,726
Other liabilities ...........................      10,920    19,150      32,790
Senior discount notes (note 10) .............     307,729   314,418     538,378
Capital lease obligations (note 11) .........       9,263     8,146      13,948
Mortgage loan (note 12) .....................       2,500     2,477       4,241
Shareholders' equity (note 13)
 Ordinary shares: 70,000,000 authorized;
  43,754,175 shares issued at December 31,
 1995, 59,138,791 shares issued at
 December 31, 1996 ..........................       1,094     1,478       2,531
 Non-voting deferred shares: (i)
  6 shares authorized and issued at
 December 31, 1995 and 1996..................          --        --          --
 Additional paid-in-capital .................      70,186   134,466     230,246
 Unrealized loss on securities ..............        (330)     (197)       (337)
 Accumulated deficit ........................     (45,817)  (81,647)   (139,804)
                                                  -------   -------    --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...     374,172   416,819    $713,719
                                                  =======   =======    ========

(i) On September 4, 1995, the six A shares were automatically converted into six non-voting deferred shares in accordance with the Articles of the Company.


     See accompanying Notes to the Consolidated Financial Statements

                        DIAMOND CABLE COMMUNICATIONS PLC

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                            Non-voting
                                       Ordinary shares    deferred shares(i) Additional   Unrealized    Accum-        Total
                                                 pound               pound    Paid-in-      loss on      ulated    Shareholders'
                                      Number    sterling   Number   sterling    capital    securities    Deficit      Equity
                                                                       (pound sterling in thousands)
BALANCE AT JANUARY 1, 1994......           400      --       --        --        3,871          --       (9,531)      (5,660)
Shares issued and capital
 contributions (net of
 expenses) .....................       576,462     144        6        --       33,787          --          --        33,931
Bonus shares issued ............     2,324,801     581       --        --         (581)         --          --            --
Share split 10:1 ...............    26,114,967      --       --        --           --          --          --            --
Shares issued and capital
 contributions (net of
 expenses) .....................     2,298,728      57        --        --       6,443          --          --         6,500
Bonus shares issued ............       587,874      15        --        --         (15)         --          --            --
Net loss .......................            --      --        --        --          --          --      (8,679)       (8,679)
                                   -----------   -----      ----       ---      ------       -----     -------       -------
BALANCE AT DECEMBER 31, 1994....    31,903,232     797         6        --      43,505          --     (18,210)       26,092
                                   ===========   =====      ====       ===      ======       =====     =======       =======

BALANCE AT JANUARY 1, 1995......    31,903,232     797         6        --      43,505          --     (18,210)       26,092
Shares issued and capital
 contributions (net of expenses)     9,437,428     236        --        --      26,742          --          --        26,978
Bonus shares issued.............     2,413,515      61        --        --         (61)         --          --            --
Unrealized loss on securities...           --       --        --        --          --        (330)         --          (330)
Net loss........................           --       --        --        --          --          --     (27,607)      (27,607)
                                   -----------   -----      ----       ---      ------       -----     -------       -------
BALANCE AT DECEMBER 31, 1995....    43,754,175   1,094         6        --      70,186        (330)    (45,817)       25,133
                                   ===========   =====      ====       ===      ======       =====     =======       =======

BALANCE AT JANUARY 1, 1996......    43,754,175   1,094         6        --      70,186        (330)    (45,817)       25,133

Shares issued and capital
 contributions (net of expenses)    15,384,616     384        --        --      64,280          --          --        64,664
Unrealized gain on securities...            --      --        --        --          --         133          --           133
Net loss........................            --      --        --        --          --          --     (35,830)      (35,830)
                                   -----------   -----      ----       ---      ------       -----     -------       -------
BALANCE AT DECEMBER 31, 1996....    59,138,791   1,478         6        --     134,466        (197)    (81,647)       54,100
                                   ===========   =====      ====       ===      ======       =====     =======       =======


(i) On September 4, 1995, the six A shares were automatically converted into six non-voting deferred shares in accordance with the Articles of the Company.

                        DIAMOND CABLE COMMUNICATIONS PLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                             YEAR ENDED DECEMBER 31
                                                             ----------------------
                                                        1994      1995     1996       1996
                                                        ----      ----     ----       ----
                                                                                   (note 1)
                                                        pound     pound   pound
                                                      sterling  sterling  sterling
                                                                 (in thousands)

Cash flows from operating activities:
Net loss...........................................    (8,679)   (27,607)   (35,830)  $(61,352)
Adjustments to reconcile net loss to net cash
provided by/(used in) operating activities:
 Depreciation and amortization ....................     4,038      8,867     21,380     36,609
 Foreign exchange (gains)/losses ..................       306       (613)   (31,468)   (53,883)
 Profit on disposition of assets ..................       (11)       (11)       (11)       (19)
 Provision for losses on accounts receivable ......       121        407        918      1,572
 Amortization of deferred financing costs .........        70        312        943      1,615
 Accretion of senior note discount ................     3,248     14,335     38,157     65,336
 Accretion of investment income ...................      (525)       524         --         --
 Profit on disposition of investments .............       --      (2,733)        --         --
 Change in operating assets and liabilities:
  Change in trade receivables .....................      (869)    (1,577)    (3,724)    (6,376)
  Change in other assets ..........................    (1,479)    (2,175)     1,300      2,226
  Change in accounts payable ......................     1,960      4,532     (1,680)    (2,877)
  Change in other liabilities .....................     2,316      1,626      8,667     14,841
                                                      -------    -------    -------   --------
Net cash provided by/(used in) operating activities       496     (4,113)    (1,348)    (2,308)
                                                      -------    -------    -------   --------
Cash flows from investing activities:
 Cash invested in property and equipment ..........   (19,061)  (102,899)  (128,246)  (219,595)
 Cash invested in marketable securities ...........   (53,042)   (17,445)        --         --
 Proceeds from disposition of assets ..............       162         72         65        111
 Proceeds from disposition of investments .........       --      73,644         --         --
 Cash paid for franchises .........................       --         (45)       (29)       (50)
 Payment for purchases of LCL (net of cash acquired)       --    (108,844)        --         --
                                                      -------    -------    -------   --------
Net cash used in investing activities .............   (71,941)  (155,517)  (128,210)  (219,534)
                                                      -------    -------    -------   --------
Cash flows from financing activities:
 Proceeds of issue of debt ........................    95,117    194,881         --         --
 Debt financing costs (note 14) ...................    (4,474)    (7,924)    (9,096)   (15,575)
 New loans ........................................        --     94,000         --         --
 Repayment of loans ...............................        --    (94,119)       (23)       (39)
 Cash repaid to shareholders ......................   (18,713)        --         --         --
 Capital element of capital lease obligations .....      (878)      (841)    (1,117)    (1,913)
 Issue of shares and capital
  contributions (net of expenses) .................    40,431     26,978     64,664    110,724
 Net increase/(decrease) in short-term borrowings      1,002       (773)        --         --
                                                      -------    -------    -------   --------
Net cash provided by financing activities .........   112,485    212,202     54,428     93,197
                                                      -------    -------    -------   --------
Net increase/(decrease) in cash ...................    41,040     52,572    (75,130)  (128,645)
Cash and cash equivalents at beginning of year ....        26     41,066     93,308    159,771
Effect of exchange rate changes on cash and
 cash equivalents .................................        --       (330)       133        228
                                                      -------    -------    -------   --------
Cash and cash equivalents at end of year (note 6)..    41,066     93,308     18,311   $ 31,354
                                                      =======    =======    =======   ========



     See accompanying Notes to the Consolidated Financial Statements

                        DIAMOND CABLE COMMUNICATIONS PLC

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


1. THE COMPANY

     Diamond Cable Communications Plc ("the Company"), has exclusive licences to operate a cable television and telecommunications business through its subsidiaries focused on certain franchise areas centered around Nottingham, England.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     All amounts herein are shown in Pounds Sterling ("pound sterling") and for the year 1996 also are presented in US dollars, the latter being unaudited and presented solely for the convenience of the reader, at the rate of pound sterling 1 = $1.7123, the Noon Buying Rate of the Federal Reserve Bank of New York on December 31, 1996.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF ACCOUNTING - The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles.

     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Diamond Cable Communications Plc and those of all majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated on consolidation. Until September 1, 1994 the business of the Group was conducted by Diamond Cable (Nottingham) Limited which was subsequently renamed Diamond Cable Communications (UK) Limited ("DCL") and its subsidiary undertakings. On September 1, 1994 the shareholders of DCL transferred all of their ordinary shares of 2.5p each and A shares of 25p each to the Company in exchange for ordinary shares of 2.5p each and A shares of 25p each in the Company. The transaction was accounted for at book value. During 1995, the Company through Jewel Holdings Limited ("Jewel") acquired the entire share capital of three undertakings, referred to collectively as "LCL". The transaction has been recorded using the purchase method of accounting.

     CABLE SYSTEM COSTS AND EXPENSES - The Group accounts for costs and expenses applicable to the construction and operation of its cable system under Statement of Financial Accounting Standards ("SFAS") No. 51, "Financial Reporting by Cable Television Companies". In accordance with the standard the cable infrastructure is being depreciated over 40 years weighted by factors influenced by the growth in the number of subscribers.

     REVENUE RECOGNITION - Revenue is recognized as services are delivered. Initial connection fees are recognized in the period of connection to the extent that the fee is offset by direct selling costs. The remainder is recognized over the estimated average period that subscribers are expected to remain connected to the system.

     INTEREST RATE SWAP - Interest rate swaps, which are not designated to an asset or liability, are recorded on the balance sheet in other assets or other liabilities at their market value. Any gains or losses are recognized in the statement of operations. Interest rate swaps which are designated to assets and liabilities are accounted for on an accruals basis.

     INCOME TAXES - Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. A valuation allowance is raised against a deferred tax asset where it is more likely than not that some portion of the deferred tax asset will not be realized.

     GOODWILL - Goodwill arising on the acquisition of subsidiaries is amortized on a straight line basis over twenty years.

                        DIAMOND CABLE COMMUNICATIONS PLC

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     GOODWILL IMPAIRMENT - The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through projected undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if projected future operating cash flows are not achieved.

     PROPERTY AND EQUIPMENT - Property and equipment is stated at cost. Depreciation on equipment other than cable infrastructure is computed on a straight line basis using estimated useful lives of 5 to 10 years. Motor vehicles are depreciated on a reducing balance basis over 3 years. Leasehold improvements are depreciated on a straight line basis over the period of the lease.

     FRANCHISE COSTS - Costs relating to an unsuccessful application are charged to operations while costs relating to successful applications are amortized over the franchise term, generally 23 years.

     CASH AND CASH EQUIVALENTS - Cash and cash equivalents include highly liquid investments with original maturity of three months or less that are readily convertible to cash.

     FOREIGN CURRENCIES - The primary economic environment in which the Group operates is the United Kingdom and hence its reporting currency is the United Kingdom Pound Sterling (pound sterling). Transactions in foreign currencies are recorded using the rate of exchange in effect on the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the rate of exchange in effect on the balance sheet date and gains or losses on translation are included in the statement of operations. Foreign exchange forward contracts which do not hedge firm commitments are accounted at market value with reported gains and losses recorded in the statement of operations.

     PENSION COSTS - The Group does not have a defined benefit pension plan but contributes up to specified limits to the third party plan of the employee's choice. Pension costs of pound sterling 40,000, pound sterling 55,000 and pound sterling 125,000 in 1994, 1995 and 1996, respectively, represent the contributions payable to the selected plans.

     SENIOR DISCOUNT NOTES - The debt discount is amortized to the statement of operations on a constant yield to maturity basis.

     DEFERRED FINANCING COSTS - Costs incurred relating to the issue of debt are shown as an asset on the balance sheet and are amortized over the term of the debt as an adjustment of yield.

     SHARE OPTIONS - The Group accounts for stock-based compensation using the recognition provisions of APB No. 25, Accounting for Stock Issued to Employees. The disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation are set out in note 18.

     NEW ACCOUNTING STANDARDS APPLICABLE TO THE GROUP - SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, was issued in June 1996 and establishes, among other things, new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. Statement 125 also establishes new accounting requirements for pledged collateral. As issued Statement 125 is effective for all transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. In December 1996, SFAS No. 127, Deferral of Effective Date of Certain Provisions of FASB Statement No. 125, was issued. Statement 127 defers for one year the effective date of certain requirements of Statement 125. Statement 125 is not expected to have a material impact on the financial position or results of operations of the Group.

                        DIAMOND CABLE COMMUNICATIONS PLC

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     Statement of Position (SOP) No. 96-1, Environmental Remediation Liabilities, was issued in October 1996. This statement provides authoritative guidance on specific accounting issues that are present in the recognition, measurement, display, and disclosure of environmental remediation liabilities. The provisions of this statement are effective for fiscal years beginning after December 15, 1996. SOP 96-1 is not expected to have a material impact on the financial position or results of operations of the Group.

3. UNREALIZED LOSSES ON DERIVATIVE FINANCIAL INSTRUMENTS

                                                                               Year ended December 31
                                                                         ----------------------------------
                                                                           1994          1995         1996
                                                                         ---------     --------     --------
                                                                          pound         pound        pound
                                                                         sterling     sterling     sterling
                                                                                   (in thousands)

Unrealized (loss)/gain on interest rate swap (note 17)...............          -          (868)         174
Unrealized loss on foreign exchange forward contract (note 17).......          -             -       (8,118)
                                                                          ------          ----       ------
                                                                               -          (868)      (7,944)
                                                                          ======          ====       ======

4. OTHER EXPENSES

     Other expenses in 1995 represent costs incurred in an aborted flotation of equity.

5.   INCOME TAXES
     No provision for taxation has been made due to operating losses incurred to date. The Group has tax net operating losses carried forward of approximately pound sterling 139 million and approximately pound sterling 3 million of capital losses carried forward at December 31, 1996. In previous years the Group has not claimed tax allowances on capital assets as it was not deemed beneficial to do so. As a result of changes to UK taxation legislation this option is being re-examined. At the option of the Group elections can be made to increase the operating losses carried forward to pound sterling 175 million. An evaluation of this option has not yet been concluded. For the purpose of these financial statements the operating losses carried forward are assumed to be pound sterling 139 million.


     The operating losses have an unlimited carry forward period under United Kingdom tax law (subject to restrictions on a loss carried forward where there is a change in Group ownership and a major change in the nature or conduct of the business), but are limited in their use to the type of business which generated the loss. Capital losses carried forward are limited to their offset against future capital gains.


     Differences between the tax benefit recognized in the financial statements and the expected tax benefit at the United Kingdom statutory rate of 33% are summarized as follows:


                                                                               Year ended December 31
                                                                         ----------------------------------
                                                                           1994          1995         1996
                                                                         ---------     --------     --------
                                                                          pound         pound        pound
                                                                         sterling     sterling     sterling
                                                                                   (in thousands)

Tax benefit of net losses at statutory rate........................       (2,864)       (9,110)     (11,824)
Non-deductible expenses ...........................................           26           367        1,695
Valuation allowance ...............................................        2,838         8,743       10,129
                                                                          ------        ------      -------
Net tax benefit....................................................            -             -            -
                                                                          ======        ======      =======

                        DIAMOND CABLE COMMUNICATIONS PLC

5. INCOME TAXES (continued)

                                                                December 31
                                                            -------------------
                                                              1995       1996
                                                            --------   --------
                                                            pound      pound
                                                            sterling   sterling
                                                              (in thousands)

Deferred tax assets relating to:
Net losses ............................................       20,155     45,736
Property and equipment ................................        3,616          -
Accretion of discount on debt .........................        1,584          -
Unrealized loss on interest rate swap .................          443          -
Other .................................................          109        447
                                                             -------    -------
Deferred tax asset ....................................       25,907     46,183
Valuation allowance ...................................      (20,762)   (27,299)
                                                             -------    -------
                                                               5,145     18,884
                                                             -------    -------
Deferred tax liabilities relating to:
Property and equipment ................................            -    (18,087)
Financing costs .......................................       (3,650)      (155)
Other .................................................       (1,495)      (642)
                                                             -------    -------
Deferred tax liability ................................       (5,145)   (18,884)
                                                             -------    -------
Deferred tax per balance sheet ........................            -          -
                                                             =======    =======

     During 1995 the Company acquired LCL which had tax net operating losses carried forward of pound sterling 17.2 million. The resulting deferred tax asset was reduced by a 100% valuation allowance in the purchase accounting entries.

     Within the deferred tax balance in 1995 is an asset of pound sterling 109,000 with a 100% valuation allowance in respect of the unrealized loss on securities which is recognized as a separate component of equity.

     The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, the level of historical taxable losses, and tax planning strategies in making its assessment as to the appropriateness of the reported valuation allowance.

6.   CASH AND CASH EQUIVALENTS

                                                                December 31
                                                            -------------------
                                                              1995       1996
                                                            --------   --------
                                                            pound      pound
                                                            sterling   sterling
                                                              (in thousands)
Cash at bank and in hand ..............................        9,965      1,241
Short term securities .................................       83,343     17,070
                                                             -------    -------
                                                              93,308     18,311
                                                             =======    =======

     The short term securities represent short term deposits placed in a cash based unit fund. The deposits are denominated in both US dollars and pounds sterling.

                        DIAMOND CABLE COMMUNICATIONS PLC

7.   VALUATION AND QUALIFYING ACCOUNTS

                                                                                     Additions
                                                                                    charged to
                                                           Balance at   Arising on   costs and   Amounts        Balance at
                                                           January 1   acquisition   expenses    written off   December 31
                                                           ----------  -----------  -----------  -----------   -----------
                                                            pound      pound         pound        pound          pound
                                                            sterling   sterling      sterling     sterling       sterling
                                                                                   (in thousands)

1994
Allowance for doubtful accounts ......................         112           -            121           -            233
                                                               ===         ===          =====        ====          =====
1995
Allowance for doubtful accounts ......................         233         133            439         (32)           773
                                                               ===         ===          =====        ====          =====
1996
Allowance for doubtful accounts ......................         773           -          1,143        (225)         1,691
                                                               ===         ===          =====        ====          =====


8.  PROPERTY AND EQUIPMENT

                                                            Land and      Cable       Office        Motor
                                                            buildings    network     equipment     vehicles       Total
                                                           ----------  -----------  -----------  -----------   -----------
                                                            pound      pound         pound        pound          pound
                                                            sterling   sterling      sterling     sterling       sterling
                                                                                   (in thousands)


ACQUISITION COSTS
Balance at January 1, 1995 ...........................       1,934       39,964         1,336         476         43,710
Additions ............................................       1,929      130,727         3,365         293        136,314
Dispositions .........................................           -          (31)            -        (125)          (156)
                                                             -----      -------         -----        ----        -------
Balance at December 31, 1995 .........................       3,863      170,660         4,701         644        179,868
                                                             -----      -------         -----        ----        -------
ACCUMULATED DEPRECIATION
Balance at January 1, 1995 ...........................          15        7,794           507         267          8,583
Charge for year ......................................          59        6,509           943         127          7,638
Dispositions .........................................           -           (8)            -         (66)           (74)
                                                             -----      -------         -----        ----        -------
Balance at December 31, 1995 .........................          74       14,295         1,450         328         16,147
                                                             -----      -------         -----        ----        -------
1995 NET BOOK VALUE ..................................       3,789      156,365         3,251         316        163,721
                                                             =====      =======         =====        ====        =======
ACQUISITION COSTS
Balance at January 1, 1996 ...........................       3,863      170,660         4,701         644        179,868
Additions ............................................         688      127,454         1,979          19        130,140
Dispositions .........................................           -          (42)         (154)       (228)          (424)
Reclassification .....................................         467          (10)         (457)          -              -
                                                             -----      -------         -----        ----        -------
Balance at December 31, 1996 .........................       5,018      298,062         6,069         435        309,584
                                                             -----      -------         -----        ----        -------
ACCUMULATED DEPRECIATION
Balance at January 1, 1996 ...........................          74       14,295         1,450         328         16,147
Charge for year ......................................         150       14,737         1,524          95         16,506
Dispositions .........................................           -          (41)         (154)       (175)          (370)
Reclassification .....................................          90          (50)          (40)          -              -
                                                             -----      -------         -----        ----        -------
Balance at December 31, 1996 .........................         314       28,941         2,780         248         32,283
                                                             -----      -------         -----        ----        -------
1996 NET BOOK VALUE ..................................       4,704      269,121         3,289         187        277,301
                                                             =====      =======         =====        ====        =======


     The reclassification to land and buildings more appropriately allocates expenditure on leasehold properties.

     The Group leases certain cable network equipment and motor vehicles under arrangements accounted for as capital leases. The original cost of assets held under these arrangements was pound sterling 11,919,000 and pound sterling 11,543,000 at December 31, 1995 and 1996, respectively. Accumulated depreciation charged against these assets was pound sterling 2,817,000 and pound sterling 3,882,000 at December 31, 1995 and 1996, respectively. During the year certain of the assets held under capital lease arrangements were purchased by the Group.

                        DIAMOND CABLE COMMUNICATIONS PLC

8.   PROPERTY AND EQUIPMENT (continued)

     Depreciation on assets held under capital lease arrangements charged to the consolidated statement of operations during the year was pound sterling 490,000, pound sterling 863,000 and pound sterling 1,375,000 in 1994, 1995 and 1996, respectively.

9. ACQUISITION
     Effective September 30, 1995 for financial accounting purposes a subsidiary of the Company acquired East Midlands Cable Group Limited ("EMCG"), East Midlands Cable Communications Limited ("EMCC"), (formerly Fundy Cable Communications Limited) and East Midlands Cable Holdings Limited ("EMCH") referred to collectively as "LCL", which together owned a group of three franchises contiguous to Diamond's existing franchise areas. The consideration of pound sterling 109.1 million in cash was financed by way of existing cash reserves, an equity issue and a pound sterling 61.5 million short term loan.
An additional pound sterling 30 million short term capital expenditure facility was also drawn down to fund construction.
     EMCG and subsidiaries represent the trading activities and substantially all the assets of LCL. The acquisition was accounted for as a purchase and, accordingly, the cost of the acquisition was allocated to the net assets acquired based on their fair values. The excess of the purchase price over the fair value of the net assets acquired, amounting to pound sterling 97 million, is being amortized over twenty years.

     The following represents the allocation of the excess of purchase price over the estimated fair values of the acquired net assets of LCL. The fair value of the acquired net assets is not materially different from the historical net book value, except as noted in the table below.

                                                                             (in thousands)
                                                                                  pound
                                                                                sterling
Acquired net assets/(liabilities) at book value (September 30, 1995)
    EMCG .................................................................      (5,413)
    EMCC .................................................................          55
    EMCH .................................................................          --
Acquired zero coupon bonds ...............................................      23,296
Less certain fair value adjustments ......................................      (5,761)
Goodwill .................................................................      96,960
                                                                               -------
                                                                               109,137
                                                                               =======


                                                                             (in thousands)
                                                                                  pound
                                                                                sterling
Fair value adjustments represent:
    --  remeasurement of fixed assets ....................................      (1,667)
    --  accruals for direct acquisition costs ............................      (4,094)
                                                                               -------
                                                                                (5,761)
                                                                               =======

     EMCG's primary business is the provision of cable television and telecommunications services focused on a regional market centered around Leicester, England, an area which is contiguous to the Company's existing franchise areas.

     The following unaudited pro forma summary presents information as if the acquisition had occurred at January 1, 1994 for the year ended December 31, 1994 and at January 1, 1995 for the year ended December 31, 1995. The pro forma information, which contains adjustments for interest on additional financing and amortization of goodwill, is provided for information only. It is based on historical information and does not necessarily reflect the actual results that would have occurred, nor is it necessarily indicative of future results of operations of the combined companies.

                        DIAMOND CABLE COMMUNICATIONS PLC

9. ACQUISITION (continued)

                                                   Year ended
                                                   December 31
                                              ---------------------
                                                 1994         1995
                                              --------     --------
                                                pound        pound
                                              sterling     sterling


                                                   (in thousands)
Total revenues ............................      9,883       21,001
Net loss .................................     (41,280)     (52,566)

10.  DEBT

     On September 28, 1994 the Company issued $285,101,000 of 13 1/4% Senior Discount Notes due September 30, 2004 (the "1994 Notes") at an issue price of $526.13 per $1,000 principal. Total proceeds received by the Company after issuance costs amounted to pound sterling 91 million. Interest will not accrue on the 1994 Notes prior to September 30, 1999. Interest on the 1994 Notes will be payable on March 31 and September 30 of each year commencing March 31, 2000 at a rate of 13 1/4% per annum.

     The 1994 Notes may be redeemed at the option of the Company, at any time as a whole but not in part at the accreted value thereof or if such redemption is to occur on or after September 30, 1999 at 100% of the principal amount at maturity thereof, plus accrued and unpaid interest, if any, to the date of redemption in the event of certain tax law changes requiring the Company to pay additional amounts. In addition, the 1994 Notes may be redeemed in whole or in part at the option of the Company, at any time after September 30, 1999, at specified redemption prices.

     On December 15, 1995, The Company issued $530,955,000 of 11 3/4% Senior Discount Notes due December 15, 2005 (the "1995 Notes") at an issue price of $565.02 per $1,000 principal. Total proceeds received by the Company amounted to pound sterling 187 million after issuance costs of pound sterling 8 million. Interest will not accrue on the 1995 Notes prior to December 15, 2000.
Interest on the 1995 Notes will be payable on June 15 and December 15 of each year, commencing June 15, 2001 at a rate of 11 3/4% per annum.

     The 1995 Notes may be redeemed at the option of the Company, in whole or in part, at any time on or after December 15, 2000 at specified redemption prices.

     The 1995 Notes may be redeemed at the option of the Company in whole, but not in part, at any time at the accreted value thereof or if such redemption is to occur on or after December 15, 2000 at 100% of the principal amount plus accrued interest to the date of redemption, in the event of certain tax law changes requiring the payment of additional amounts.

     The 1994 Notes and the 1995 Notes are unsecured indebtedness of the Company and rank junior to any indebtedness of its subsidiaries to the extent of the assets of such subsidiaries and to any secured indebtedness of the Company to the extent of the assets securing such indebtedness.

     The 1994 Notes and the 1995 Notes are stated net of unamortized discount of approximately pound sterling 49 million ($84.7 million) and pound sterling 113 million ($193.0 million), respectively at December 31, 1996. The discount is being accreted through the statement of operations such that the Company recognizes a fixed rate of interest, the total accretion for the period being pound sterling 38 million ($65.3 million).

     The costs relating to the issue of the 1994 Notes and the 1995 Notes have been deferred and are shown as deferred finance costs in the balance sheet. These costs are being amortized over the term of the 1994 Notes or 1995 Notes, where appropriate, as an adjustment of yield.

     The Senior Notes contain certain covenants generally restricting the raising of certain types of additional financing, payment of dividends, creation of liens, sale and leaseback transactions, sale of certain assets and engaging in certain transactions with Affiliates of Related Persons.

                        DIAMOND CABLE COMMUNICATIONS PLC

10.  DEBT (continued)

     On February 21, 1997 the Company issued $420,500,000 of 10 3/4% Senior Discount Notes due February 15, 2007 (the "1997 Notes") at an issue price of $594.48 per $1,000 principal. Total proceeds received by the Company amounted to approximately pound sterling 149 million after issuance costs of approximately pound sterling 5 million. Interest on the 1997 Notes will be payable on February 15 and August 15 of each year commencing August 15, 2002.

11.  COMMITMENTS AND CONTINGENCIES

CAPITAL AND OPERATING LEASES
     The Group leases business offices and uses certain equipment under lease arrangements accounted for as operating leases. Minimum rental expenses under such arrangements amounted to pound sterling 78,000, pound sterling 733,000 and pound sterling 1,158,000 in 1994, 1995 and 1996, respectively.
     Future minimum lease payments under capital and operating leases are summarized as follows as of December 31, 1996.

                                                      Capital       Operating
                                                      leases         leases
                                                     --------       ---------
                                                       pound          pound
                                                     sterling       sterling
                                                         (in thousands)

1997 ...........................................       2,286           1,089
1998 ...........................................       2,434             716
1999 ...........................................       2,155             502
2000 ...........................................       1,834             313
2001 ...........................................         934             179
2002 and thereafter ............................         159           1,741
Imputed interest ...............................      (1,656)             --
                                                       -----           -----
                                                       8,146           4,540
                                                       =====           =====

     It is expected that, in the normal course of business, expiring leases will be renewed or replaced by leases on other properties.

MILESTONES

     The Group is obligated under the terms of its existing licenses, and under the milestone requirements of Local Delivery Licenses ("LDL's"), to construct cable systems passing a predefined number of premises. Should the Group fail to achieve these milestones, without license modifications, the Director General could commence proceedings to require compliance. Similarly the Independent Television Commission ("ITC") may commence proceedings to require compliance with the build milestones in the LDL's.

     If the Group is unable to comply, its license in respect of which milestones have not been met could be revoked, and awarded to other cable operators, which could have a material adverse effect on the Group.

LIQUIDITY

     To the extent that the Group is unable to utilize fully the Senior Bank Facility, the amount required to complete the Group's planned build out exceeds its estimates or the annualized cash flow of certain subsidiaries does not meet expectations, the Group will require additional debt or other financing in order to meet its funding requirements.

                        DIAMOND CABLE COMMUNICATIONS PLC

12. MORTGAGE LOAN

     The Group entered into a mortgage loan agreement of pound sterling 2.5 million to fund the construction of the Company's headquarters in Nottingham. The mortgage is repayable over a period of 20 years from July 31, 1995, the date of drawdown, subject to a capital repayment moratorium which expired in September 1996. Interest is paid monthly at a rate of LIBOR + 1 1/2%.

13.  SHAREHOLDERS' EQUITY

     The authorized and issued share capital of DCL during 1992 consisted of two pound sterling 1 par value ordinary shares. On July 3, 1993 the shareholders agreed to a four-for-one share split such that the share capital consisted of eight 25 pence ordinary shares. In addition on such date DCL issued an additional 392 shares in consideration of a reduction in the amount of advances from shareholders of pound sterling 3.87 million.

     On February 18, 1994, a further 1,780 DCL ordinary shares at 25 pence each were issued for a total consideration of pound sterling 17.59 million. The proceeds of the issue were used to repay the advance from shareholders.

     On May 6, 1994 the authorized share capital of DCL was increased to pound sterling 1,000,001 divided into 4,000,000 ordinary shares of 25 pence each and six 'A' class shares of 25 pence each. The six 'A' shares have now been converted into non-voting deferred shares in accordance with the Articles of Association of DCL. The deferred shares entitle holders thereof only to the repayment of the amounts paid up on such shares after payment in respect of each Ordinary Share of pound sterling 100,000. The holders of deferred shares are not entitled to the payment of any dividend or other distribution.

     On May 13, 1994 DCL's principal shareholder made a capital contribution to DCL in the amount of $1.3 million (pound sterling 863,000).

     On May 17, 1994 DCL issued six A shares for cash at par and, for nil consideration an additional 999 ordinary shares of 25 pence each to each of its shareholders for each of the 2,180 ordinary shares held at that time.

     On July 6, 1994 DCL issued a further 574,682 ordinary shares of 25 pence each to European Cable Capital Partners LP ("ECCP") for a consideration of pound sterling 15.44 million (net of pound sterling 1 million financing fees) which had been advanced to DCL at various dates in May and June 1994 pending formal issue of these ordinary shares. At such date a bonus allotment of 146,981 ordinary shares of 25 pence each was made to the holders of A shares in accordance with the rights attaching to the A shares.

     On September 1, 1994 DCL effected a ten for one share split such that the authorized ordinary shares consisted of 40,000,000 shares of 2.5 pence each, of which 29,016,630 were outstanding. In addition, on such date the shareholders exchanged their shares in DCL for 29,016,630 ordinary shares of 2.5 pence each and six A shares of 25 pence each in Diamond Cable Communications Plc ("the Company"), a newly formed public limited company in proportion to their shareholding in DCL.

     At September 1, 1994 the authorized share capital of the Company was 70,000,000 ordinary shares and six A shares of 2.5 pence each of which 29,016,630 ordinary shares and six A shares of 25 pence each were outstanding. The six A shares conferred certain anti-dilution rights and have now been converted into non-voting deferred shares in accordance with the Articles of Association.

     On October 11, 1994, the Company issued 2,298,728 ordinary shares of 2.5 pence each to a wholly owned subsidiary of Investor Investments AB, a company incorporated in Sweden, for gross proceeds of pound sterling 6.57 million. A total of 587,874 ordinary shares of 2.5 pence each were allotted by way of bonus to the holders of the A shares in accordance with the terms of such shares.

     On February 7, 1995 the Company issued 2,298,728 ordinary shares of 2.5 pence each to Creative Artists Agency Inc. for gross proceeds of pounds sterling
6.57 million. A further 587,873 ordinary shares of 2.5 pence each were allotted by way of a bonus to the holders of the A shares in accordance with the terms of such shares.

                        DIAMOND CABLE COMMUNICATIONS PLC

     On August 31, 1995, a total of 7,138,700 ordinary shares of 2.5 pence each of the Company were issued to ECCP, Investor Investments AB, Creative Artists Agency, Inc. and William McDonald for gross proceeds of approximately pound sterling 20.4 million. A further 1,825,642 ordinary shares of 2.5 pence each were allotted on August 31, 1995 and September 4, 1995 by way of a bonus to the holders of the A shares of 25 pence each, in accordance with the terms of such shares. The conditions in the Articles relating to the conversion of the A shares of 25 pence each into non-voting deferred shares of 25 pence each were thereby satisfied and the six A shares of 25 pence each converted automatically into six non-voting deferred shares of 25 pence each on September 4, 1995.

     The deferred shares entitle holders thereof only to the repayment of the amounts paid up on such shares after payment in respect of each ordinary share of pound sterling 100,000. The holders of deferred shares will not be entitled to the payment of any ordinary dividend or other distributions.

     On August 16, 1995, the Company exchanged all its ordinary shares in DCL for ordinary shares of a newly incorporated company, Jewel Holdings Limited ("Jewel"). As a result, DCL became a wholly owned subsidiary of Jewel and Jewel became a wholly owned subsidiary of the Company.

     On June 27, 1996, a total of 15,384,616 ordinary shares of 2.5 pence each of the Company were issued to ECCP, Goldman Sachs, DCI Partners, Investor Investments AB, English Cable Enterprises Inc and Sanford R Climan for gross proceeds of approximately pound sterling 64.7 million (net of expenses).

14. DEBT FINANCING COSTS

     Cash expended for debt financing costs in 1996 consists of payments of pound sterling 1.15 million to holders of the 1994 Notes in connection with their consent to certain amendments to the 1994 Notes indenture which were made to conform certain provisions thereof to provisions of the 1995 Notes indenture, and payments of pound sterling 7.94 million relating to the arrangement costs of the Senior Bank Facility (described herein).

15.  SUPPLEMENTAL DISCLOSURE TO CONSOLIDATED STATEMENT OF CASH FLOWS

     Cash paid for interest was pound sterling 518,000, pounds sterling 2,376,000 and pound sterling 1,060,000 for the years ended December 31, 1994, 1995 and 1996.

16. RELATED PARTY TRANSACTIONS

     In 1995 the Group declared a bonus to Mr Davis, Managing Director, in an amount sufficient to repay his loan from the former majority shareholder, and to meet any related tax liabilities (together amounting to approximately $1.2 million).

     DCL entered into a 10-year Management Agreement with effect from June 1, 1994 (the "Management Agreement") with ECE Management Company ("ECE Management"), a company controlled by Ralph H. Booth II and Robert T. Goad, shareholders in the Company. As of April 4, 1996, ECE Management assigned its rights and obligations under the Management Agreement to ECE Management International, also controlled by Ralph H. Booth II and Robert T. Goad. As of July 1, 1996 DCL assigned its rights and obligations under the Management Agreement to the Company. Pursuant to the Management Agreement, ECE Management International has agreed to manage and act as agent (under the supervision and control of the Company's board of directors) in connection with the strategic activities of the Company, including preparation of strategic business plans and capital budgets, identification of investment opportunities and strategic issues relating to the construction of the Group's cable network, the operation and administration of the Company's business and the retention of consultants. The contract provides for an annual management fee of $200,000. In addition, the Group has agreed to reimburse ECE Management International for the costs of all expenses incurred in the performance of its duties, and to indemnify ECE Management International from any liability incurred in connection with the performance of its duties, except in the case of ECE Management International's wilful misconduct, gross negligence or bad faith. During 1995 and 1996, the Group recorded expenses of pound sterling 1,085,000 and pound sterling 1,610,000, respectively, as amounts paid or payable to

                        DIAMOND CABLE COMMUNICATIONS PLC

ECE Management and/or ECE Management International in connection with management services provided to the Group and all related expenses incurred.

     ECCP is a Delaware limited partnership of which European Cable Capital Partners Holding Inc is the general partner and certain Goldman Sachs affiliates, Booth English Cable Inc and Columbia Management Inc are the limited partners. Under the partnership agreement governing ECCP, the Goldman Sachs affiliates effectively control ECCP, which effectively controls 66.7% of the outstanding shares of the Company at December 31, 1996. In addition, other investment funds managed by Goldman, Sachs & Co or its affiliates directly own 4.2% of the outstanding shares of the Company at December 31, 1996.

OTHER RELATIONSHIPS

     Goldman, Sachs & Co acted as purchaser in connection with the 1997 Notes offering and received underwriting commissions of approximately $6,750,000. Goldman, Sachs & Co acted as underwriter in connection with the 1995 Notes offering and received underwriting commissions of approximately $6,750,000. In connection with the offering of the 1994 Notes, Goldman, Sachs & Co received underwriting commissions of approximately $4,875,000. Goldman, Sachs & Co acted as advisor in connection with Diamond's acquisition of LCL and received an advisory fee for their services amounting to pound sterling 1,091,000. Goldman Sachs International acted as agent and financial advisor in connection with the negotiation of the Senior Bank Facility for which it has charged fees of approximately pound sterling 400,000 in 1996. In 1995, Goldman, Sachs & Co charged a fee of $750,000 for financial advisory services that Goldman, Sachs & Co rendered the Company. Goldman, Sachs & Co was the counterparty to foreign exchange contracts entered into by the Company in 1996 and 1997.

     John Thornton, who is a managing director of Goldman Sachs International and a Director of the Company, is also a director of BSkyB, a principal supplier of programming to the Group and a principal competitor of the Group.

     Robert T Goad, a Director and the Chief Executive Officer of the Company also has an indirect minority interest in ICTL, which has significant cable interests in the UK.

17. FINANCIAL INSTRUMENTS
     INTEREST RATE SWAP - On July 3, 1995, a subsidiary of EMCG entered into a five year agreement to swap a floating interest rate calculated at sterling LIBOR for a fixed rate of 8.79%. The swap has a maximum nominal value of pound sterling 33.6 million and its nominal value at December 31, 1996 was pound sterling 13.3 million. Following acquisition by Diamond Cable Communications Plc, the interest rate swap has been retained and has been recorded on the balance sheet in other liabilities at its market value at December 31, 1996 of pound sterling 1.2 million. Profits or losses on the mark to market of the interest rate swap are recognized in the consolidated statement of operations. The Directors may decide to terminate the agreement or they may retain the swap to alter the interest rate on its loan facility. The net cash outflow in respect of the swap in 1996 was pound sterling 118,000.
     FOREIGN EXCHANGE FORWARD CONTRACT - The Company entered into a foreign exchange forward contract on November 1, 1996 for settlement on May 6, 1997 to sell pound sterling 200 million at a rate of $1.6289 to pound sterling 1. On January 31, 1997 an offsetting agreement was entered into at a rate of $1.6014 to pound sterling 1. The offsetting contracts were settled on February 6, 1997 with a payment of approximately pound sterling 3.4 million to the Company. Because of changes in prevailing rates, the Company has recorded for the year ended December 31, 1996, an unrealized loss of approximately pound sterling 8.1 million on the pounds sterling sell forward contract. During the first quarter of 1997, the Company has recorded a gain of approximately pound sterling 11.5 million on the two offsetting forward contracts, reflecting the reversal of the pound sterling 8.1 million loss referred to above and the approximately pound sterling 3.4 million cash payment on settlement of the contracts.

                        DIAMOND CABLE COMMUNICATIONS PLC

17.  FINANCIAL INSTRUMENTS (continued)

     DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

     CASH AND CASH EQUIVALENTS, TRADE RECEIVABLES, TRADE ACCOUNTS PAYABLE AND ACCRUED EXPENSES - The carrying amount approximates fair value because of the short maturity of these instruments.

     INTEREST RATE SWAP - The interest rate swap has been marked to market and the resulting carrying amount approximates its fair value. The fair value of the instrument has been calculated based on quotations received from independent, third party financial institutions and represents discounted future cash flows based on the industry norm derivatives formula.

     SENIOR DISCOUNT NOTES - The fair value of the senior notes has been calculated based on quotations from Goldman, Sachs & Co and are based on discounting the future cash flows to net present values using appropriate market interest rates prevailing at the year end. The following table compares the carrying value with the fair value of the debt:


                                                           Year ended 31 December
                                                ----------------------------------------------
                                                1995          1996          1995          1996
                                              Carrying      Carrying        Fair          Fair
                                               value         value          value        value
                                              --------      --------       -------      -------
                                               pound          pound         pound        pound
                                              sterling      sterling      sterling     sterling
                                                                  (in thousands)


1994 Notes..................................   113,559       117,062        127,841     136,740
1995 Notes..................................   194,170       197,356        203,359     220,726
                                               -------       -------        -------     -------
                                               307,729       314,418        331,200     357,466
                                               =======       =======        =======     =======


     FOREIGN EXCHANGE FORWARD CONTRACT - The foreign exchange forward contract has been marked to market and the resulting carrying amount approximates its fair value. The fair value of the instrument has been calculated based on the difference between the forward rate available at December 31, 1996 for the remaining maturity of the contract and the contracted forward rate.

     CONCENTRATION OF CREDIT RISK AND MARKET RISK - The Group operates predominantly in one industry segment, the provision of cable television and telecommunications services in certain areas of England. No single customer accounts for 10% or more of consolidated net sales.

     Financial instruments which potentially subject the Group to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Group places its temporary cash investments with high credit quality financial institutions. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base. At December 31, 1996, the Group had no significant concentrations of credit risk.

     The Group is exposed to market risk on the interest rate swap to the extent that the variable rate receivable is lower than the fixed rate payable.

     The Group's revenues are generated in pounds sterling while the interest and principal obligations with respect to the Senior discount notes will be payable in US dollars. While the Company's policy has previously been not to enter in hedging contracts it did enter into a foreign exchange forward contract during 1996 (discussed herein). Changes in currency exchange rates may continue to have a material effect on the results of operations of the Group.

                        DIAMOND CABLE COMMUNICATIONS PLC

18. SHARE OPTIONS

     The Group adopted a Senior Management Option Scheme on October 27, 1994. Under the scheme, the Board of Directors may, for a period of 10 years, grant options over Shares with an exercise price of pound sterling 3.44 or such other price as the Board of Directors may determine, to executives or other individuals associated with the Group selected by the Board of Directors. Options granted on or before April 30, 1995 can be exercised as to 50% of the shares subject to the option on or after June 30, 1998 and as to the other 50% on or after June 30, 1999, in each case, until the seventh anniversary of the date of grant of the option. Options granted after April 30, 1995 can only be exercised as to 50% on or after the fourth anniversary of the date of grant, and as to the remaining 50%, on or after the fifth anniversary of the date of grant, in each case, until the seventh anniversary of the date of grant of the option. Options may be exercised early in certain circumstances if the option holder ceases to be a director or employee of the Group or if there is a change in control of the Group.

     According to the rules of the Senior Management Option Scheme, the aggregate number of shares which have been or may be issued pursuant to options granted under the Senior Management Option Scheme and options granted under any other option scheme of the Group may not exceed 10% of the Company's then current issued share capital.

     Options over a total of 728,000 shares were granted to directors, senior management and certain principals of ECE Management on February 23, 1995 and July 19, 1995 under the Senior Management Option Scheme with an exercise price of pound sterling 3.44. Of these 218,000 were granted to Gary Davis and 10,000 to Lord Pym.

     On October 24, 1995, options over a total of 490,000 shares were granted to directors, senior management and certain principals of ECE Management under the Senior Management Option Scheme with an exercise price of pound sterling 4.11 per share.

     Options were granted on January 5, 1995 to CGT, in which Mr Davis and his family are shareholders, over 654,000 shares with an exercise price of pound sterling 3.44 and are exercisable at any time up to January 5, 2002. These options were not granted under the Senior Management Option Scheme but are subject to some of the provisions of the Senior Management Options Scheme.


     The following table sets forth the number of options in issue:


                       At 1        Granted       At 31        Forfeited        At 31
                      Jan 95       in 1995      Dec 95         in 1996        Dec 96
                      ------       -------      ------        ---------       ------
                                         (number in thousands)

                         -          1,872        1,872           (45)          1,827
                       ===          =====        =====          ====           =====


     Options over 654,000 Shares were exercisable at December 31, 1995 and 1996.

     No compensation expense has been recorded for these options under the recognition provisions of APB 25 as they were all granted at a price which approximated the market value at the date of grant.

     The following pro-forma summary shows the reported net loss as if the fair value based accounting method prescribed by SFAS No. 123 had been used to account for stock-based compensation cost. In the absence of a reported share price and restrictions on dividend payments, the fair value of the options has been estimated using a risk-free interest rate based on prevailing interest rates at the date of the grant of 6.25% and assuming options are exercised on the seventh anniversary of the date of the grant. The pro-forma compensation cost for 1995 and 1996 is pound sterling 0.20 million and pound sterling 0.33 million, respectively. The effects of applying SFAS No. 123 may not be representative of the effects on reported net income/loss for future years.

                        DIAMOND CABLE COMMUNICATIONS PLC

                                                   Year ended
                                                   December 31
                                            --------------------------
                                              1995              1996
                                           --------           --------
                                            pound              pound
                                           sterling           sterling
                                                 (in thousands)
Pro-forma net loss........................  (27,812)           (36,164)
                                            =======            =======

19. SENIOR BANK FACILITY AND RESTRICTION OF NET ASSETS
     In August 1996 certain of the Company's subsidiaries entered into a pound sterling 340 million senior bank loan and guarantee facility. Subsequent to the year end, the terms of the Senior Bank Facility have been amended to reduce the aggregate amount available for borrowing to pound sterling 220 million and to revise certain covenants and borrowing conditions. Because the proceeds to the Company from the issuance of the 1997 Notes exceeded $175 million the Company has entered into negotiations under the terms of the Senior Bank Facility to, among other things, reduce the amount available for borrowing under the facility to pound sterling 175 million. To date, no funds have been drawn under the facility.
     Indebtedness under the Senior Bank Facility will be incurred and guaranteed by certain of the Company's subsidiaries and secured by a lien on their assets. The Senior Bank Facility contains various covenants, including
(i) financial covenants relating to leverage, bank debt loan charges coverage ratios, cash interest coverage ratios and annualized EBITDA levels; (ii) requirements that the Group maintain interest rate protection agreements in relation of a portion of the loans expected to be outstanding for the period January 1, 1998 to June 30, 2001; and (iii) restrictions on the payment of dividends and intra-Group debt.
     As a result of the above restrictions, certain subsidiaries are subject to restrictions on their ability to make dividend payments, loans or other transfers of cash to the Company. Such restrictions, unless amended or waived, limit the use of any cash generated by these subsidiaries to pay obligations of the Company. As of December 31, 1996 the conditions which would allow the subsidiaries to make distributions to the Company were not satisfied and hence the restrictions applied to the entire net assets of the subsidiaries.

     The following condensed financial statements of the Company are provided in compliance with the requirements of Rule 5-04 and 12-04 of Regulation S-X.

                        DIAMOND CABLE COMMUNICATIONS PLC

20. CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                       CONDENSED STATEMENTS OF OPERATIONS


                                                           PERIOD  ENDED DECEMBER 31
                                               ------------------------------------------------
                                                1994          1995         1996          1996
                                               -------      -------      --------      --------
                                                                                       (note A)
                                                pound         pound         pound
                                               sterling      sterling      sterling
                                                               (in thousands)

OPERATING COSTS AND EXPENSES
Selling, general and administrative......            -             -        (1,468)     $(2,514)
                                                ------       -------       -------     --------
OPERATING LOSS...........................            -             -        (1,468)      (2,514)

Interest income..........................        1,258         3,543        40,119       68,695
Interest expense and amortization of
  debt discount and expenses.............       (3,319)      (14,646)      (39,100)     (66,951)
Foreign exchange (losses)/gains, net.....       (1,195)          909        (1,542)      (2,640)
Unrealized loss on derivative financial
  instruments............................            -             -        (8,118)     (13,900)
Other expenses...........................            -          (911)            -            -
                                                ------       -------       -------     --------
Loss before income taxes.................       (3,256)      (11,105)      (10,109)     (17,310)
Income taxes.............................            -             -             -            -
                                                ------       -------       -------     --------
NET LOSS.................................       (3,256)      (11,105)      (10,109)    $(17,310)
                                                ======       =======       =======     ========







          See accompanying Notes to the Condensed Financial Statements

                        DIAMOND CABLE COMMUNICATIONS PLC

                            CONDENSED BALANCE SHEETS


                                                                           AT DECEMBER 31
                                                             ------------------------------------
                                                              1995           1996           1996
                                                             -------       -------        -------
                                                                                         (note A)
                                                              pound         pound
                                                            sterling       sterling
                                                              (in thousands except share data)

                                           ASSETS

Investments in and advances to subsidiaries...........       317,239        369,838      $633,273
Cash and cash equivalents.............................             -         16,032        27,452
Other assets..........................................            13            115           197
Deferred financing costs (less accumulated
  amortization of pound sterling 382 and
  pound sterling 1,325 at December 31,
  1995 and 1996 respectively).........................        12,016         11,960        20,479
                                                             -------        -------      --------
TOTAL ASSETS..........................................       329,268        397,945      $681,401
                                                             =======        =======      ========

                                LIABILITIES AND SHAREHOLDERS' EQUITY

Other liabilities.....................................         1,635          9,265        15,864
Senior discount notes.................................       307,729        314,418       538,378
Shareholders' equity
  Ordinary shares: 70,000,000 authorized;
    43,754,175 shares issued at December 31, 1995,
    59,138,791 shares issued at December 31, 1996.....         1,094          1,478         2,531
  Non-voting deferred shares:
    6 shares authorized and issued at December 31,
    1995 and 1996.....................................             -              -             -
  Additional paid-in-capital..........................        33,171         97,451       166,865
  Unrealized loss on securities.......................             -           (197)         (337)
  Accumulated deficit ................................       (14,361)       (24,470)      (41,900)
                                                             -------        -------      --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY............       329,268        397,945      $681,401
                                                             =======        =======      ========





          See accompanying Notes to the Condensed Financial Statements

                        DIAMOND CABLE COMMUNICATIONS PLC

                  CONDENSED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                            Non-voting
                                       Ordinary shares    deferred shares     Additional   Unrealized    Accum-        Total
                                                 pound               pound    Paid-in-      loss on      ulated    Shareholders'
                                      Number    sterling   Number   sterling    capital    securities    Deficit      Equity
                                                                       (pound sterling in thousands)
BALANCE AT AUGUST 31, 1994......             -       -        -         -            -           -            -            -
Shares issued and capital
 contributions (net of
 expenses)......................    31,315,358     782        6         -        6,505           -            -        7,287
Bonus shares issued.............       587,874      15        -         -          (15)          -            -            -
Net loss........................             -       -        -         -            -           -       (3,256)      (3,256)
                                    ----------   -----      ---       ---       ------        ----      -------      -------
BALANCE AT DECEMBER 31, 1994....    31,903,232     797        6         -        6,490           -       (3,256)       4,031
                                    ==========   =====      ===       ===       ======        ====      =======      =======
BALANCE AT JANUARY 1, 1995......    31,903,232     797        6         -        6,490           -       (3,256)       4,031
Shares issued and capital
  contributions (net of
  expenses).....................     9,437,428     236        -         -       26,742           -            -       26,978
Bonus shares issued.............     2,413,515      61        -         -          (61)          -            -            -
Net loss........................             -       -        -         -            -           -      (11,105)     (11,105)
                                    ----------   -----      ---       ---       ------        ----      -------      -------
BALANCE AT DECEMBER 31, 1995....    43,754,175   1,094        6         -       33,171           -      (14,361)      19,904
                                    ==========   =====      ===       ===       ======        ====      =======      =======

BALANCE AT JANUARY 1, 1996.....     43,754,175   1,094        6         -       33,171           -      (14,361)      19,904
Shares issued and capital
  contributions (net of
  expenses)....................     15,384,616     384        -         -       64,280           -            -       64,664
Unrealized loss on
  securities...................              -       -        -         -            -        (197)           -         (197)
Net loss.......................              -       -        -         -            -           -      (10,109)     (10,109)
                                    ----------   -----      ---       ---       ------        ----      -------      -------
BALANCE AT DECEMBER 31, 1996...     59,138,791   1,478        6         -       97,451        (197)     (24,470)      74,262
                                    ==========   =====      ===       ===       ======        ====      =======      =======






          See accompanying Notes to the Condensed Financial Statements

                        DIAMOND CABLE COMMUNICATIONS PLC

                       CONDENSED STATEMENTS OF CASH FLOWS


                                                             PERIOD ENDED DECEMBER 31
                                                       ---------------------------------------------
                                                         1994        1995         1996        1996
                                                       -------     --------      -------     -------
                                                                                            (note A)
                                                       pound        pound        pound
                                                      sterling     sterling     sterling
                                                                   (in thousands)
Cash flows from operating activities:
Net loss...........................................     (3,256)     (11,105)     (10,109)   $(17,310)
Adjustments to reconcile net loss to net cash
(used in)/provided by operating activities:
  Foreign exchange losses/(gains)..................        338         (613)         820       1,404
  Accrued interest on advances to subsidiaries.....          -         (318)     (39,581)    (67,774)
  Amortization of deferred financing costs.........         70          312          943       1,615
  Accretion of senior note discount................      3,248       14,335       38,157      65,336
  Accretion of investment income...................       (525)         524            -           -
  Profit on disposition of investments.............          -       (2,733)           -           -
  Change in operating assets and liabilities:
    Change in other assets.........................          -          (13)        (102)       (175)
    Change in other liabilities....................         22        1,613        8,380      14,349
                                                       -------     --------      -------     -------
Net cash (used in)/provided by operating activities       (103)       2,002       (1,492)     (2,555)
                                                       -------     --------      -------     -------
Cash flows from investing activities:
  Cash invested in marketable securities...........    (53,042)     (17,445)           -           -
  Proceeds from disposition of investments.........          -       73,644            -           -
  Advances to subsidiaries.........................     (5,585)    (310,611)     (45,306)    (77,577)
                                                       -------     --------      -------     -------
Net cash used in investing activities..............    (58,627)    (254,412)     (45,306)    (77,577)

Cash flows from financing activities:
  Proceeds of issue of debt........................     95,117      194,881            -           -
  Debt financing costs.............................     (4,474)      (7,924)      (1,637)     (2,803)
  Issue of shares and capital
    contributions (net of expenses)................      6,562       26,978       64,664     110,724
                                                       -------     --------      -------     -------
Net cash provided by financing activities..........     97,205      213,935       63,027     107,921
                                                       -------     --------      -------     -------
Net increase/(decrease) in cash....................     38,475      (38,475)      16,229      27,789
Cash and cash equivalents at beginning of year.....          -       38,475            -           -
Effect of exchange rate changes on cash and
  cash equivalents.................................          -            -         (197)       (337)
                                                       -------      -------      -------     -------
Cash and cash equivalents at end of year...........     38,475            -       16,032     $27,452
                                                       =======     ========      =======     =======





          See accompanying Notes to the Condensed Financial Statements

                        DIAMOND CABLE COMMUNICATIONS PLC

20. CONDENSED FINANCIAL INFORMATION OF REGISTRANT (continued)

A. BASIS OF PRESENTATION AND ACCOUNTING POLICIES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     All amounts herein are shown in Pounds Sterling ("pound sterling") and for the year 1996 also are presented in US dollars, the latter being unaudited and presented solely for the convenience of the reader, at the rate of pound sterling 1 = $1.7123, the Noon Buying Rate of the Federal Reserve Bank of New York on December 31, 1996.
     INCOME TAXES - Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. A valuation allowance is raised against a deferred tax asset where it is more likely than not that some portion of the deferred tax asset will not be realized.

     CASH AND CASH EQUIVALENTS - Cash and cash equivalents include highly liquid investments with original maturity of three months or less that are readily convertible to cash.

     FOREIGN CURRENCIES - The primary economic environment in which the Group operates is the United Kingdom and hence its reporting currency is the United Kingdom Pound Sterling (pound sterling). Transactions in foreign currencies are recorded using the rate of exchange in effect on the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the rate of exchange in effect on the balance sheet date and gains or losses on translation are included in the statement of operations. Foreign exchange forward contracts which do not hedge firm commitments are accounted at market value with reported gains and losses recorded in the statement of operations.

     SENIOR DISCOUNT NOTES - The debt discount is amortized to the statement of operations on a constant yield to maturity basis.

     DEFERRED FINANCING COSTS - Costs incurred relating to the issue of debt are shown as an asset on the balance sheet and are amortized over the term of the debt as an adjustment of yield.

B. ADVANCES TO SUBSIDIARIES

     The advances to subsidiaries consist of a dollar denominated loan of approximately $491.7 million plus accrued interest and sterling denominated loans.

     The dollar denominated loan bears interest at a rate of 12.25% per annum. The sterling denominated loans bear interest at a rate of LIBOR plus 2% per annum.

     The interest income on these loans in 1995 and 1996 was pound sterling 318,000 and pound sterling 39.6 million respectively.

C. COMMITMENTS AND CONTINGENCIES

LIQUIDITY

     To the extent that the Group is unable to utilize fully the Senior Bank Facility, the amount required to complete the Group's planned build out exceeds its estimates or the annualized cash flow of certain subsidiaries does not meet expectations, the Group will require additional debt or other financing in order to meet its funding requirements.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

------------------------------------------
NO PERSON HAS BEEN AUTHORIZED IN
CONNECTION WITH THE OFFERING MADE HEREBY
TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS, AND, IF
GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED UPON
AS HAVING BEEN AUTHORIZED. THIS
PROSPECTUS DOES NOT CONSTITUTE AN OFFER
TO SELL OR A SOLICITATION OF AN OFFER TO
BUY SUCH SECURITIES IN ANY CIRCUMSTANCES
IN WHICH SUCH OFFER OR SOLICITATION IS
UNLAWFUL. NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY SALE MADE HEREUNDER
SHALL UNDER ANY CIRCUMSTANCES CREATE AN
IMPLICATION THAT THE INFORMATION
CONTAINED HEREIN IS CORRECT AS OF ANY
DATE SUBSEQUENT TO THE DATE HEREOF.

            -----------------
            TABLE OF CONTENTS

                                     Page
                                     ----
Service of Process and Enforcement
  of Liabilities
Prospectus Summary
Risk Factors
Exchange Rates
Capitalization
Selected Financial Data
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations
Business
Certain Regulatory Matters
Company Organization
Shareholders
Management
Certain Transactions
Description of Company Debt
Description of the Senior Notes
The Exchange Offer
Validity of Senior Notes
Plan of Distribution
Certain Federal Income Tax
  Considerations
Taxation
Experts
Glossary
Available Information
Index to Consolidated
Financial Statements F-1

------------------------------------------
------------------------------------------

DIAMOND CABLE
COMMUNICATIONS PLC

10 3/4% SENIOR DISCOUNT
NOTES DUE FEBRUARY 15, 2007

TO BE ISSUED
IN EXCHANGE FOR

10 3/4% SENIOR DISCOUNT
NOTES DUE FEBRUARY 15, 2007
------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 165 of the Company's Articles of Association provides:

     "Subject to the provisions of the Companies Acts but without prejudice to any indemnity to which a director may otherwise be entitled, every director or other officer or auditor of the Company shall be indemnified out of the assets of the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution or discharge of his duties or the exercise of his powers or otherwise in relation thereto, including (but without limitation) any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application in which relief is granted to him by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company."

Section 310 of the Companies Act, 1985, provides:

     "(1) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

     (2) Except as provided by the following subsection, any such provision is void.

     (3) This section does not prevent a company --

           (a) from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

           (b) from indemnifying any such officer or auditor against any liability incurred by him --

                 (i) in defending any proceedings (whether civil or criminal)
            in which judgment is given in his favor or he is acquitted, or

                 (ii) in connection with any application under Section 144(3)
            or (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court."

Section 727 of the Companies Act, 1985, provides:

     "(1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

     (2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

     (3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper."

     To the extent permitted by English law, the Company will indemnify and hold harmless each director and each officer or representative of the Company who signs the Registration Statement and the Company's Authorized
Representative from and against certain civil liabilities based on information supplied to the Company for use herein.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS

     The following is a list of exhibits to this Registration Statement:

     *3.1 Memorandum and Articles of Association of Diamond Cable Communications Plc.
      4.1  Indenture dated as of February 27, 1997 between Diamond Cable
           Communications Plc and The Bank of New York, as Trustee.
      4.2  Senior Notes Depositary Agreement, February 27, 1997 between
           Diamond Cable Communications Plc and the Bank of New York, as Book-Entry Depositary.
    **5.1  Opinion of Sullivan & Cromwell as to the legality of the Senior
           Notes.
    **5.2  Opinion of Freshfields as to due authorization and execution of the Senior Notes
    **8.1  Opinion of Sullivan & Cromwell as to certain U.S. federal income tax matters.
    **8.2  Opinion of Freshfields as to certain U.K. tax matters (included in
           Exhibit 5.1).
    *10.1  Shareholders Agreement, dated as of September 1, 1994 among
           ECCP, AmSouth, as trustee for the McDonald Interests, CGT Family Corporation, GS Capital Partners, L.P., William W. McDonald and Diamond Cable Communications Plc.
    *10.2  Management Agreement, dated July 5, 1994, between ECE
           Management Company and Diamond Cable (Nottingham) Limited.
    *10.3  Service Agreement, dated May 17, 1994, between Gary L. Davis and Diamond Cable (Nottingham) Limited.
    *10.4  Service Contract, dated March 1, 1994, between Duncan Craig and Diamond Cable (Nottingham) Limited.
    *10.5  Loan Facility Agreement, dated February 13, 1997, among
           Diamond Cable Communications (UK) Ltd, Jewel Holdings Limited, Natwest Markets and National Westminster Bank plc, filed as an exhibit to the Company's 1996 Annual Report on Form 10-K, File
           No. 33-83740, and incorporated by reference herein.
    *10.6  Service Contract, dated as of April 1, 1996, between Diamond
           Cable (Nottingham) Ltd. and Stephen Rowles, filed as an
           exhibit to the Company's 1996 Annual Report on Form 10-K, File
           No. 33-83740, and incorporated by reference herein.
    *10.7 Service Agreement, dated July 1, 1995, between Diamond Cable Communications Plc and Nicholas Millard, filed as an exhibit to the Company's 1996 Annual Report on Form 10-K, File
           No. 33-83740, and incorporated by reference herein.
    *10.8 Senior Management Option Scheme, adopted on October 29, 1994, filed as an exhibit to the Company's 1994 Annual Report on Form 10-K,
           File No. 33-83740, and incorporated by reference herein.
    *10.9 Form of Subscription Agreement among Company and shareholders relating to equity commitment (incorporated by reference to the Company's registration statement on Form S-1 (File No. 33-98374; Exhibit No. 10.7).
    *10.10 Form of Indenture, dated as of December 15, 1995, between Diamond
           Cable Communications Plc and The Bank of New York, as Trustee (incorporated by reference to the Company's registration statement on Form S-1 (File No. 33-98374; Exhibit No. 4.1)).
    *10.11 Form of Senior Notes Depositary Agreement, dated as of December 15,
           1995, between Diamond Cable Communications Plc and The Bank of New York, as Book-Entry Depositary (incorporated by reference to the Company's registration statement on Form S-1 (File No. 33-98374; Exhibit No. 4.2)).
    *10.12 Indenture, dated as of September 29, 1994 between Diamond Cable
           Communications Plc and The Bank of New York, as Trustee.
    *10.13 Senior Notes Depositary Agreement, dated as of September 29, 1994 between Diamond Cable Communications Plc and The Bank of New York, as Book-Entry Depositary.
    *10.14 First Supplemental Indenture, dated as of May 31, 1996 between
           Diamond Cable  Communications Plc and The Bank of New York,
           as Trustee.
     12    Computation of Ratio of Earnings to Fixed Charges.
    *21.1 Subsidiaries of Registrant (incorporated by reference to the Company's registration statement on Form S-1 (File No. 33-98374; Exhibit No. 21.1)).
   **23.1 Consent of Sullivan & Cromwell (included in Exhibits 5.1 and 8.1). **23.2 Consent of Freshfields (included in Exhibits 5.2 and 8.2).
     23.3  Consent of KPMG.
   **25    Statement of Eligibility of Trustee on Form T-1.
     99.1  Form of Letter of Transmittal
   **99.2  Form of Notice of Guaranteed Delivery
   **99.3  Form of Letters to DTC Participants
   **99.4 Form of Letter to Clients and Form of Instruction to Book-Entry Transfer Participant

---------------
*  Previously filed.
** To be filed by amendment.

  (b) Financial Statement Schedules

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant, Diamond Cable Communications Plc, certifies that it has duly caused Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, on April 15, 1997.


     DIAMOND CABLE COMMUNICATIONS PLC

              By: /s/ Robert T. Goad
                  -------------------
                  Name: Robert T. Goad
                  Title: Chief Executive Officer

                             POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert T. Goad, Nicholas Millard, Muneer Satter and J.A. Duncan Craig (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 (the "Act"), and any rules, regulations and requirements of the Commission in connection with the registration under the Act of the 10 3/4% Senior Discount Notes due February 15, 2007 of the Issuer, and any securities or Blue Sky law of any of the states of the United States of America in order to effect the registration or qualification (or exemption therefrom) of the said securities for issue, offer, sale or trade under the Blue Sky or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his capacity as Director, Executive Officer or Authorized U.S. Representative of the Issuer, as the case may be, this Registration Statement and/or such other form or forms as may be appropriate to be filed with the Commission or under or in connection with any Blue Sky law or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the 10 3/4% Senior Discount Notes due February 15, 2007, to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated above.



Signature                              Title
---------                              -----
/s/ Robert T. Goad
------------------------------         Director, Chief Executive Officer and
Robert T. Goad                         Authorized Representative in the
                                       United States

/s/ Richard A. Friedman
------------------------------         Director
Richard A. Friedman

------------------------------         Director
Gary L. Davis

/s/ John L. McDonald
------------------------------         Director
John L. McDonald

/s/ Muneer A. Satter
------------------------------         Director
Muneer A. Satter

/s/ John L. Thornton
------------------------------         Director
John L. Thornton

______________________________         Director
Thomas Nilsson

______________________________         Director
Lord Francis Pym

/s/ Nicholas Millard
------------------------------         Chief Financial Officer
Nicholas Millard

/s/ J.A. Duncan Craig
------------------------------         Chief Accounting Officer
J.A. Duncan Craig